Registration No. 333-______________

As filed with the Securities and Exchange Commission on August 29, 1997
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                  CD RADIO INC.
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                        (State or other jurisdiction of
                         incorporation or organization)

                                      4899
                          (Primary Standard Industrial
                           Classification Code Number)

                                   52-1700207
                                  (IRS Employer
                               Identification No.)

                               ------------------
                      Sixth Floor, 1001 - 22nd Street, N.W.
                             Washington, D.C. 20037
                                  202-296-6192
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 David Margolese
                      Chairman and Chief Executive Officer
                                  CD Radio Inc.
                      Sixth Floor, 1001 - 22nd Street, N.W.
                             Washington, D.C. 20037
                                  202-296-6192
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                                    COPY TO:

                               Leonard V. Quigley
                               Mitchell S. Fishman
                    Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                          New York, New York 10019-6064
                                  212-373-3000
                               ------------------
 Approximate date of commencement of proposed sale of the securities to public:
  As soon as practicable after this Registration Statement becomes effective.
                               ------------------

     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. o

                                                     CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Amount of
            Title of Each Class of             Amount to be        Proposed Maximum          Proposed Maximum         Registration
          Securities to be Registered           Registered     Offering Price Per Share  Aggregate Offering Price        Fee (1)
-----------------------------------------------------------------------------------------------------------------------------------
Convertible Preferred Stock,                  6,000,000 shares          --                        --
  par value $0.001 per share................
Common Stock, par value $0.001 per share....    500,000 shares          --                        --
Common Stock, par value $0.001 per share....       (2)
  Total.....................................                                                      --                      $35,369
===================================================================================================================================

(1) Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933 based on the $120,016,756.00 book value of the 5% Delayed Convertible Preferred Stock to be received by the Registrant in exchange for the shares of Convertible Preferred Stock and Common Stock offered hereby.

(2) This Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may be issued upon conversion of the Convertible Preferred Stock in accordance with the terms thereof. Pursuant to Rule 457(i) no filing fee is required.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  Subject to Completion, dated August 29, 1997

PROSPECTUS

                                  CD RADIO INC.
                                Offer to Exchange
                           Convertible Preferred Stock
                                and Common Stock
                   for 5% Delayed Convertible Preferred Stock

     CD Radio Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Consent and Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") up to (i) _________ shares of its new Convertible Preferred Stock (the "New Preferred Stock") and (ii) ________ shares of its Common Stock, par value $.001 per share (the "Common Stock"), for up to all of the outstanding 5,304,608 shares of its 5% Delayed Convertible Preferred Stock (the "5% Preferred Stock") at a rate of ________ shares of New Preferred Stock and ________ shares of Common Stock for each share of 5% Preferred Stock not previously converted. The liquidation preference of each share of New Preferred Stock (the "Liquidation Preference") will initially be equal to $25.00. The Company will pay amounts of less than $25.00 to exchanging holders of 5% Preferred Stock in cash in lieu of issuing New Preferred Stock with a Liquidation Preference of less than $25.00. Exchanging holders of 5% Preferred Stock will not receive any cash payment in respect of accrued and unpaid dividends on their tendered shares of 5% Preferred Stock. Holders of New Preferred Stock will be entitled to the payment of dividends commencing on _____, 1997 as described below.

     In conjunction with the Exchange Offer, the Company is soliciting (the "Solicitation") consents ("Consents") from the holders of record of the 5% Preferred Stock to a proposed amendment (the "Proposed Amendment") to the Certificate of Designations of the 5% Preferred Stock (the "Certificate of Designations") (i) to allow the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole but not in part upon the sale of any equity or debt securities in one or more offerings for gross proceeds in an aggregate cash amount of $100 million or more (a "Qualifying Offering") and (ii) to amend certain of the redemption provisions relating to the requirements for the delivery of a notice of redemption in connection therewith. The Company is conducting the Solicitation pursuant to a separate Consent Solicitation Statement dated July 15, 1997, as amended by the amendment dated September __, 1997 (the "Existing Consent Solicitation"). The Company will make no separate payment for Consents delivered in the Solicitation. Consents from the holders of a majority of the issued and outstanding 5% Preferred Stock and Common Stock (the "Requisite Consents") must be received in order to adopt the Proposed Amendment, and once the Requisite Consents are received, the Certificate of Designations will be amended to reflect the Proposed Amendment regardless of whether the Exchange Offer is consummated.

     The Exchange Offer is one component of a financing transaction that includes an underwritten public offering of 3,500,000 shares of Common Stock (the "Stock Offering") and an underwritten public offering of the Company's ___% Senior Discount Notes due 2007 (the "Notes Offering" and, together with the Stock Offering, the "Offerings"). Separate registration statements have been filed for each of the Stock Offering and the Notes Offering, and such offers will be made by separate prospectuses. The consummation of the Exchange Offer is not conditioned upon the consummation of either the Notes Offering or the Stock Offering. Each of the Offerings is conditioned upon consummation of the Exchange Offer.

     The Solicitation will expire at 5:00 P.M., New York City time, on _____, 1997, unless extended (the "Solicitation Expiration Date"). The Exchange Offer will expire at 12:00 Midnight, New York City time, on _____, 1997, unless extended (the "Expiration Date"). Tenders of 5% Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus.

     Holders of 5% Preferred Stock who tender in the Exchange Offer will be required, as a condition to a valid tender, to give their consent to the Proposed Amendment. Pursuant to the Existing Consent Solicitation, the Company currently is soliciting consents from its stockholders, including holders of the 5% Preferred Stock, to the Proposed Amendment. All consents to the Proposed Amendment granted by holders of the 5% Preferred Stock in the Existing Consent Solicitation will remain valid until such holders tender in the Exchange Offer. All consents granted by the holders of the 5% Preferred Stock in the Exchange Offer will supersede all consents granted in the Existing Consent Solicitation. Consents may be revoked at any time until the Certificate of Designations has been amended to reflect the Proposed Amendment (the "Amendment Date"). The Company intends to amend the Certificate of Designations to reflect the Proposed Amendment as of the Solicitation Expiration Date if, as of such time, the Requisite Consents have been obtained or, if the Requisite Consents are obtained later, promptly upon obtaining the Requisite Consents.

     In addition, the terms of the Preferred Stock Investment Agreement (as defined herein) require that the Company not undertake to conduct any debt or equity financing that is not either pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Qualifying Offering.

     If the Proposed Amendment is not approved by the Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer, the Company will not be permitted to issue any debt or equity financing that is senior to the 5% Preferred Stock. The Company does not intend to commence the Offerings until the Solicitation is substantially completed and the Notes Offering will not be consummated unless the Exchange Offer is successfully completed and no shares of the 5% Preferred Stock remain outstanding. See "The Exchange Offer -- Terms of the Exchange Offer," "-- The Consent Solicitation" and "The Proposed Amendment."

     The terms of the New Preferred Stock (including dividend rate, liquidation preference and conversion and redemption rights) differ in material respects from the terms of the 5% Preferred Stock for which it may be exchanged pursuant to the Exchange Offer. For a comparison of certain material terms of the New Preferred Stock and the 5% Preferred Stock, see "Summary -- Comparison of New Preferred Stock and 5% Preferred Stock."

     See "Risk Factors" beginning on page 31 for a discussion of certain factors that should be considered in evaluating the Exchange Offer.

     The annual dividend rate per share on the New Preferred Stock will be in an amount equal to $_______ per share. Dividends on the shares of the New Preferred Stock, will be cumulative and, when and as declared by the Board of Directors of the Company, will be payable on _________ ___, _________ ___, ___________ ___
and __________ ___ in each year (the "Dividend Payment Dates"), commencing on ___________ __, 1997.

Dividends on the New Preferred Stock will be paid to the holders of record of shares of the New Preferred Stock of the Company on a record date, not exceeding 40 days preceding the payment date thereof. Dividends payable on the New Preferred Stock will be cumulative and will be paid in cash to the only extent funds are legally available therefor.

     Except as described below, the New Preferred Stock may not be redeemed by the Company at its option prior to _________ ____, 2000. From and after ________ ___, 2000 and prior to _________ ___, 2002, the Company may redeem the New Preferred Stock at any time at a redemption price of ____% of the aggregate Liquidation Preference of the New Preferred Stock plus cumulative dividends, if any, to the redemption date if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption shall equal or exceed $__________ per share (subject to adjustments). From and after _________ ___, 2002, the New Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon at least 30 days' and not more than 60 days' notice to the holders thereof, initially at a redemption price of ____% of the aggregate Liquidation Preference of the New Preferred Stock redeemed and thereafter at prices declining ratably to 100% of the Liquidation Preference of the New Preferred Stock redeemed from and after ______, 2005, plus cumulative dividends, if any, to the redemption date. The Company shall have the right to require the holders of the New Preferred Stock to accept up to a maximum of _____ shares of Common Stock for all or part of the Liquidation Preference of the New Preferred Stock called for redemption as provided above, provided that any redemption premium and all dividends cumulative shall be paid in cash. In addition, upon the closing of the Offerings, the Company may redeem up to $__ million of the New Preferred Stock at 100% of its aggregate Liquidation Preference, plus cumulative dividends, if any, to the redemption date. The New Preferred Stock will not be subject to any mandatory sinking fund. Upon the occurrence of a Change in Control (as defined herein), the Company must make an offer to purchase all outstanding shares of New Preferred Stock at a purchase price in cash equal to 101% of the Liquidation Preference, plus all cumulative dividends, if any, to the date such shares are purchased. See "Description of New Preferred Stock -- Change in Control."

     Each share of New Preferred Stock will be convertible at any time, in whole or in part, at the option of the holder, unless previously redeemed, at a conversion rate of ___ shares of Common Stock per share of New Preferred Stock (the "Conversion Rate"). The Conversion Rate will not be adjusted at any time for cumulative dividends, but will be subject to adjustment for the occurrence of certain events affecting the Common Stock. Upon conversion, holders of the New Preferred Stock will be entitled to receive in cash all cumulative dividends.

     The Exchange Offer is conditioned upon, among other things, (i) receipt of the Requisite Consents to the Proposed Amendment, (ii) a minimum of 5,039,378 shares (95%) of the issued and outstanding 5% Preferred Stock being tendered for exchange and not withdrawn prior to the Expiration Date and (iii) the General Conditions (as defined herein). There can be no assurance that these conditions will be satisfied or waived. The Company reserves the right to waive certain of the conditions to the Exchange Offer and to terminate, cancel, withdraw or otherwise amend or modify the Exchange Offer at any time for any reason. See "The Exchange Offer -- Expiration Date; Extension; Amendments" and "-- Conditions of the Exchange Offer."

     FOR FEDERAL INCOME TAX PURPOSES, IT IS NOT CLEAR WHETHER THE EXCHANGE OF 5% PREFERRED STOCK FOR NEW PREFERRED STOCK AND COMMON STOCK WILL BE A TAXABLE EVENT. IF IT IS A TAXABLE EVENT, GAIN BUT NOT LOSS WILL BE RECOGNIZED. FOR A DISCUSSION OF THESE AND OTHER UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS RELEVANT TO THE EXCHANGE OFFER AND THE SOLICITATION, SEE "RISK FACTORS -- POSSIBLE TAX CONSEQUENCES OF AN EXCHANGE OF 5% PREFERRED STOCK FOR NEW PREFERRED STOCK" AND "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                             SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The Dealer Manager for the Exchange Offer is:

                               MERRILL LYNCH & CO.

                            ------------------------

                   The date of this Prospectus is ______, 1997

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE NEW PREFERRED STOCK AND COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW PREFERRED STOCK OR COMMON STOCK BY ANYONE IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                TABLE OF CONTENTS

                                                                    Page

AVAILABLE INFORMATION..................................................7
DOCUMENTS INCORPORATED BY
   REFERENCE...........................................................8
SPECIAL NOTE REGARDING FORWARD-
   LOOKING STATEMENTS..................................................9
 PROSPECTUS SUMMARY...................................................10
RISK FACTORS..........................................................31
PROPOSED FINANCING....................................................44
USE OF PROCEEDS.......................................................45
PRICE RANGE OF COMMON STOCK...........................................46
DIVIDEND POLICY.......................................................46
CAPITALIZATION........................................................47
SELECTED HISTORICAL FINANCIAL
   INFORMATION........................................................49
THE EXCHANGE OFFER....................................................51
MARKET AND TRADING
   INFORMATION........................................................61
THE PROPOSED AMENDMENT................................................61
MANAGEMENT'S DISCUSSION AND
   ANALYSIS OF FINANCIAL CONDITION
   AND RESULTS OF OPERATIONS..........................................63
BUSINESS..............................................................70
MANAGEMENT............................................................93
PRINCIPAL STOCKHOLDERS...............................................104
DESCRIPTION OF NEW PREFERRED STOCK...................................108
DESCRIPTION OF CERTAIN
   INDEBTEDNESS......................................................113
DESCRIPTION OF CAPITAL STOCK.........................................117
SHARES ELIGIBLE FOR FUTURE
SALE.................................................................123
CERTAIN UNITED STATES FEDERAL INCOME
   TAX CONSEQUENCES..................................................125
LEGAL OPINIONS.......................................................133
INDEPENDENT ACCOUNTANTS..............................................133

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661-2511; and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington D.C. 20006, which supervises the Nasdaq SmallCap Market on which the Company's common stock, par value $0.001 per share (the "Common Stock"), is traded. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Company has also filed a Schedule 13E-4 Issuer Tender Offer Statement (the "Schedule 13E-4") with the Commission with respect to the Exchange Offer. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement and the Schedule 13E- 4. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. For further information, reference is hereby made to the Registration Statement, and the financial schedules and exhibits filed as a part thereof and to the Schedule 13E-4 and the exhibits thereto. The Registration Statement (including the exhibits thereto) can be obtained by mail or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this
Prospectus:

     1. The Company's Annual Report on Form 10-K, as amended by the Annual Report on Form 10-K/A, for the year ended December 31, 1996.
     2. The Company's Quarterly Report on Form 10-Q, as amended by the Quarterly Report on Form 10-Q/A, for the period ended March 31, 1997.
     3. The Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997.
     4.   The Company's Current Report on Form 8-K dated April 10, 1997.
     5.   The Company's Current Report on Form 8-K dated May 2, 1997.
     6.   The Company's Current Report on Form 8-K dated June 17, 1997.
     7.   The Company's Current Report on Form 8-K dated July 8, 1997.
     8.   The Company's Current Report on Form 8-K dated August 19, 1997.
     9. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Expiration Date shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of any of the 5% Preferred Stock, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person. Requests should be directed to Secretary, CD Radio Inc., Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037. In order to ensure timely delivery of the documents any request should be made by five business days prior to the Expiration Date.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated,"

"estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and the Company's need for additional substantial financing. These and other factors are discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus.

     The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus. Holders of 5% Preferred Stock should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. Unless otherwise indicated, (i) the information in this Prospectus, other than the historical financial information, assumes and gives effect to the proposed sale by the Company of _____ shares of Common Stock (the "Stock Offering") and the concurrent offering by the Company of $______ million principal amount of ___% Senior Discount Notes due 2007 (the "Notes") (the "Notes Offering" and, together with the Stock Offering, the "Offerings"), and
(ii) references herein to the "Company" refer to CD Radio Inc. and, where appropriate, its subsidiary, Satellite CD Radio, Inc.

                                   The Company

     CD Radio Inc. was founded in 1990 to pioneer and commercialize a compact disc quality, multi-channel radio service broadcast directly from satellites to vehicles ("satellite radio"). The Company was a winning bidder at a Federal Communications Commission ("FCC") auction in April 1997 and expects to receive shortly one of two licenses to be awarded by the FCC to build, launch and operate a national satellite radio broadcast system. The Company has recently begun construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company's service, which will be marketed under the brand name "CD Radio," is expected to consist of 30 channels of commercial-free, compact disc quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band (the "S-band") that will augment traditional AM and FM radio bands. Under its expected FCC license, the Company will have the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $10 per month.

      The Company is positioning itself as an entertainment company and accordingly plans to design and originate programming on each of its 30 music channels. Each channel will be operated as a separate radio station with a distinct format. Certain music channels will offer continuous music, while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

    o Symphonic             o Classic Rock           o Soft Rock
    o Chamber Music         o 50s Oldies             o Singers and Songs
    o Opera                 o 60s Oldies             o Beautiful Instrumentals
    o Today's Country       o Folk Rock              o Album Rock
    o Traditional Country   o Latin Ballads          o Alternative Rock
    o Contemporary Jazz     o Latin Rhythms          o New Age
    o Classic Jazz          o Reggae                 o Broadway's Best
    o Blues                 o Rap                    o Gospel
    o Big Band/Swing        o Dance                  o Children's Entertainment
    o Top of the Charts     o Urban Contemporary     o World Beat

                            The CD Radio Opportunity

     The Company believes that there is a significant market for music and other radio programming delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable, and from ordinary to high- definition television -- the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, nearly seamless signal coverage throughout the United States and commercial-free, compact-disc quality programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.

     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999, when the Company expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999, and approximately 199 million in 2004. CD Radio initially will target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting.

     The Company believes that the ability to offer a wide variety of musical formats simultaneously throughout the United States will enable it to tap significant unmet consumer demand for specialized music programming. The economics of the existing advertiser supported local radio industry dictate that radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30 percent of all stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age, children's and others accounted for approximately 27% of sales of recorded music in 1996, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, children's programming and many others. CD Radio's wide choice of formats is expected to appeal to a large number of currently underserved listeners.

     In addition, due to the limited coverage area of conventional radio broadcasting, listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's signal will cover the entire continental United States, enabling listeners always to remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where a vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

     The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets. In the United States, there are more than 45 million people aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by The

Arbitron Company, a broadcast industry ratings organization ("Arbitron"). Of these, the Company believes that approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of CD Radio's primary target markets.

     The Company also believes that CD Radio will have a competitive advantage over conventional radio stations because its music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent radio commercial interruptions and that "station surfing" to avoid them is common.

                              The CD Radio Service

     CD Radio will offer motorists: (i) a wide range of finely focused music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

     Wide Choice of Programming. Each of CD Radio's 30 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the Company's planned formats are unavailable.

     "Seamless" Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike most commercial AM and FM stations, will be a subscription and not an advertiser supported service, its music channels will not contain commercials.

     Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring an adapter (a "radio card") and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. Radio cards will also be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

                          The CD Radio Delivery System

     The CD Radio delivery system will consist of three principal components:
(i) the satellites; (ii) the receivers; and (iii) the national broadcast studio.

     The Satellites. The Company has designed the CD Radio delivery system to transmit an identical signal from two satellites placed in geosynchronous orbit at 80(degree)W and 110(degree)W longitude. The Company believes that these two satellites will provide nearly continuous, "seamless" signal coverage throughout the continental United States. When the line-of-sight to one satellite is obstructed, the line-of-sight to the other generally will be available. In certain urban areas with significant line-of-sight obstructions, the Company intends to install terrestrial repeating transmitters that will rebroadcast its signals and improve the quality of reception.

     There currently are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. In order to provide CD Radio the Company must build and launch its own satellites. The Company has entered into a contract with Space Systems/Loral, Inc. ("Loral"), a subsidiary of Loral Space & Communications Ltd. ("Loral Space"), to build three satellites, one of which the Company intends to hold as a spare, and which grants an option to the Company to purchase an additional satellite (the "Loral Satellite Contract"). The Company also has contracted for two launch slots with Arianespace S.A. ("Arianespace"), a leading supplier of satellite launch services.

     The Receivers. Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead they will be able to receive CD Radio in their vehicles using a radio card similar in size to a cassette tape or compact disc that has been designed to plug easily into the cassette or compact disc slot of existing car radios. The radio card uses proprietary technology developed by the Company. In addition to radio cards, the Company expects that consumers will be able to receive CD Radio using a new generation of radios capable of receiving S-band as well as AM and FM signals ("S-band radios").

     In addition to a radio card or S-band radio, a vehicle must be equipped with an antenna in order to receive CD Radio. The Company has designed a battery powered, miniature silver dollar- sized satellite dish antenna, the base of which has an adhesive backing so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. The base houses a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. The satellite dish antenna also uses proprietary technology developed by the Company.

     The Company expects that radio cards, S-band radios and miniature satellite dish antennas will be manufactured by one or more consumer electronics manufacturers and sold at retail outlets that sell consumer electronics, and that the miniature satellite dish antennas will be sold together with the radio cards or S-band radios. The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios. The Company currently expects that the radio card together with the miniature satellite dish antenna will be sold at a retail price of approximately $200. Because subscribers will be able to use the radio card in almost all existing vehicles, the Company believes that the availability of plug and play radio cards will be of prime importance to its market penetration for a number of years.

     The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into a non-binding memorandum of understanding with a major consumer electronics manufacturer, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States.

     The National Broadcast Studio. The Company plans to originate its 50 channels of programming from a national broadcast studio (the "National Broadcast Studio") to be located in New York City. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

                                Progress to Date

     The Company was formed in May 1990 and at that time proposed that the FCC create a satellite radio broadcast service and also filed an application with the FCC for a license to provide such a service. Since that time, the Company has:

1993  o   Contracted with Loral for construction of its satellites

      o   Contracted with Arianespace for launch of two of its satellites

      o   Developed and patented its miniature satellite dish antenna

1994  o   Completed an initial public offering of its Common Stock

1995  o   Secured patents for the signal diversity and memory reception portions of its broadcast system

1996  o   Designed the radio card receiver

1997  o   Submitted the winning bid for one of two FCC national satellite radio broadcast licenses

      o Completed a $135 million private placement of 5% Preferred Stock o Commenced construction of two satellites

      o   Completed $105 million of vendor financing with Arianespace Finance
          S.A.

      o   Recruited its key programming, marketing and financial management team

      o   Completed a strategic sale of $25 million of Common Stock to Loral
          Space

See "Business -- Progress to Date and Significant Development Milestones."

                               Proposed Financing

     The Exchange Offer is part of a proposed financing transaction, which includes the Stock Offering and the Notes Offering, that is intended to raise capital to partially finance the construction and launch of the Company's satellites and for general corporate purposes. The Company expects that the Offerings will result in net proceeds to the Company of $__ million, $__ million from the Stock Offering and $__ million from the Notes Offering. The Company will receive no proceeds from the Exchange Offer. See "Proposed Financing."

                                  Risk Factors

     The Company's ability to meet its objectives will depend on several factors, including the timely receipt of necessary governmental approvals, obtaining additional financing, construction and launch into orbit of two satellites, the rapid creation of an organization and the management of growth. The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.2 million to date. After giving effect to the Offerings, the Company will have raised $491.2 million of funds, leaving anticipated additional cash needs of approximately $168.9 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. See "Risk Factors" for a discussion of important factors that should be considered by prospective exchanging stockholders.

                           --------------------------

     The Company was incorporated in the state of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, the Company's name was changed to CD Radio Inc., and the Company formed a wholly-owned subsidiary, Satellite CD Radio, Inc., that is the applicant of record and winning bidder for one of two FCC licenses to launch and operate the satellites that are needed to offer CD Radio. The Company's executive offices are located at Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037, and its telephone number is 202-296-6192.

                       Summary Consolidated Financial Data

     The summary consolidated financial data for the Company set forth below with respect to the statements of operations for the years ended December 31, 1994, 1995 and 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the Consolidated Financial Statements of the Company, audited by Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference. The summary consolidated financial data for the Company with respect to the balance sheets at December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited consolidated financial statements, which are not incorporated herein by reference. The financial information as of and for the six months ended June 30, 1996 and 1997 is derived from unaudited consolidated financial statements incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto incorporated herein by reference.

                                                                                                       FOR THE SIX MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                   ----------------------------------------------------------------   ---------------------
                                     1992          1993          1994          1995         1996        1996        1997
                                   ---------     ---------     ---------     ---------    ---------   ---------   ---------
                                                   (in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:
Operating revenues.............   $      --    $      --    $       --    $      --      $     --    $    --  $       --
Net loss.......................      (1,551)      (6,568)       (4,065)      (2,107)       (2,831)    (1,204)       (835)
Net loss per share of
Common Stock...................   $    (.23)   $    (.79)   $     (.48)   $    (.23)     $   (.29)   $  (.13) $    (4.28)(1)
Weighted average shares of
    Common Stock and Common
    Stock equivalents outstanding     6,715        8,284         8,398        9,224         9,642      9,358      10,307
Ratio of earnings to combined
    fixed charges and preferred
    dividends..................
Accretion on 5% Preferred Stock
    added to liquidation
preference ....................                                                                               $   (1,406)
Deemed dividend on 5%
    Preferred Stock............                                                                               $  (43,313)
Deficiency in the coverage of
    combined fixed charges and
    preferred dividends by
    earnings before fixed charge
    and preferred dividend.....                                                                               $  (45,554)

                                                  AS OF DECEMBER 31,                                      AS OF JUNE 30,
                                   ----------------------------------------------------------------   ---------------------
                                     1992          1993          1994          1995         1996        1996        1997
                                   ---------     ---------     ---------     ---------    ---------   ---------   ---------
                                                                    (in thousands)
BALANCE SHEET DATA (AT END OF
PERIOD):
Cash and cash equivalents......    $ 1,883       $  777       $ 3,400      $ 1,800       $ 4,584    $ 1,371     $30,184
Designated cash (2)............        ---          ---           ---          ---           ---        ---      66,677
Working capital (deficit)......      1,399         (250)        2,908        1,741         4,442      1,293      30,424
Total assets...................      2,292        1,663         3,971        2,334         5,065      1,874     124,354
Deficit accumulated during
  the development stage........     (2,965)      (9,533)      (13,598)     (15,705)      (18,536)   (16,909)    (62,683)
Stockholders' equity...........      1,791          505         3,431        1,991         4,898      1,486      12,286

--------------
(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $43.3 million, or $4.20 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.
(2) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License.

                               The Exchange Offer

THE EXCHANGE OFFER..          The Company is offering to exchange pursuant to
                              the Exchange Offer up to (i) _________ shares of its New Preferred Stock and (ii) ________ shares of its Common Stock for up to all of the outstanding 5,304,608 shares of its 5% Preferred
                              Stock at a rate of ________ shares of New
                              Preferred Stock and ________ shares of Common
                              Stock for each share of 5% Preferred Stock not previously converted. The Liquidation Preference of each share of New Preferred Stock will be equal to $25.00. The terms of the New Preferred Stock
                              (including the dividend rate, liquidation preference and conversion and redemption rights) differ in material respects from the terms of the 5% Preferred Stock for which it may be exchanged pursuant to this Exchange Offer. For a comparison of certain material terms of the New Preferred
                              Stock and the 5% Preferred Stock, see "--
                              Comparison of New Preferred Stock and 5% Preferred
                              Stock." The 5% Preferred Stock was originally issued in April 1997. See "The Exchange Offer --
                              Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal,"
                              "Description of New Preferred Stock" and
                              "Description of Capital Stock -- 5% Preferred
                              Stock."

CONSENT SOLICITATION..        In conjunction with the Exchange Offer and
                              pursuant to the Existing Consent Solicitation, the Company is soliciting Consents from holders of record of the 5% Preferred Stock to the Proposed
                              Amendment.

                              Under the Company's Amended and Restated
                              Certificate of Incorporation, as currently in effect, the Company may redeem the 5% Preferred Stock (to the extent not previously converted), in whole but not in part, following a sale by the Company of Common Stock for net cash proceeds to the Company in an amount not less than $100 million in a registered underwritten public offering prior to October 15, 1997. The Company is currently soliciting the consent of its stockholders, including, pursuant to the Existing Consent Solicitation, the holders of the 5% Preferred Stock, to the Proposed Amendment that would permit the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole but not in part upon the sale of any equity or debt securities in one or more offerings for gross proceeds in an aggregate cash amount of $100 million or more. See "The Proposed Amendment."

                              The terms of the Preferred Stock Investment
                              Agreement (as defined below) require that the Company not undertake to conduct any debt or equity financing that is not either pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Qualifying Offering. If the Proposed Amendment is not approved by the Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer, the Company will not be permitted to issue any debt or equity financing that is senior to the 5% Preferred Stock. The Company does not intend to commence the Offerings until the Solicitation is substantially completed and the Notes Offering will not be consummated unless the Exchange Offer is successfully completed and no shares of the 5% Preferred Stock remain outstanding.

                              The Requisite Consents from holders of a majority of the issued and outstanding 5% Preferred Stock and the Common Stock must be received in order to adopt the Proposed Amendment. If the Proposed Amendment is adopted, then each non-exchanging holder of 5% Preferred Stock will be bound by the Proposed Amendment regardless of whether such holder consented to the Proposed Amendment. See "The Exchange Offer -- The Consent Solicitation" and "The Proposed Amendment."

                              HOLDERS OF 5% PREFERRED STOCK WHO TENDER IN THE EXCHANGE OFFER WILL BE REQUIRED, AS A CONDITION TO A VALID TENDER, TO GIVE THEIR CONSENT TO THE PROPOSED AMENDMENT. THE PROPER COMPLETION, EXECUTION AND DELIVERY OF THE LETTER OF TRANSMITTAL WILL CONSTITUTE THE DELIVERY OF A CONSENT TO THE PROPOSED AMENDMENT. CONSENTS MAY BE REVOKED AT ANY TIME UNTIL THE AMENDMENT DATE. THE COMPANY INTENDS TO AMEND THE CERTIFICATE OF DESIGNATIONS TO REFLECT THE PROPOSED AMENDMENT AS OF THE SOLICITATION EXPIRATION DATE IF, AS OF SUCH TIME, THE REQUISITE CONSENTS HAVE BEEN OBTAINED OR, IF THE REQUISITE CONSENTS ARE OBTAINED LATER, PROMPTLY UPON OBTAINING THE REQUISITE CONSENTS.

CONSENT PAYMENT..             The Company will not make a separate payment for
                              Consents delivered in the Solicitation.

DIVIDEND PAYMENTS..           Holders of shares of 5% Preferred Stock accepted
                              for exchange pursuant to the Exchange Offer will not receive dividends accrued from April 15, 1997
                              (the last regular
                              dividend payment period with respect to the 5%
                              Preferred Stock) on such 5% Preferred Stock.
                              Holders whose shares of 5% Preferred Stock are accepted for exchange will be entitled to receive dividends on the New Preferred Stock, when and as declared by the Board of Directors, or any duly authorized committee thereof, accruing in the amount of $_______ per share (equal to the indicated annual dividend amount per share of New
                              Preferred Stock divided by four) from ______ __, 1997 to, but excluding, ________ __, 1997 (the first Dividend Payment Date for the New Preferred
                              Stock). Dividends on the New Preferred Stock will be paid to the holders of record of shares of the New Preferred Stock of the Company on a record date, not exceeding 40 days preceding the payment date thereof. Dividends on the New Preferred stock will be cumulative and will be paid in cash only to the extent funds are legally available therefor. See "The Exchange Offer -- Accrued
                              Dividends."

EXPIRATION DATE..             The Exchange Offer will expire at 12:00 midnight,
                              New York City time, on ______ ___, 1997, unless extended (the "Expiration Date"). The Solicitation will expire at 5:00 P.M., New York City time, on __________, 1997, unless extended (the
                              "Solicitation Expiration Date"). See "The Exchange
                              Offer -- Expiration Date; Extension; Amendments" and "-- Acceptance of 5% Preferred Stock for
                              Exchange; Delivery of New Preferred Stock and
                              Common Stock."


EXCHANGE DATE..               The date of acceptance for exchange of the 5%
                              Preferred Stock (the "Exchange Date") will be the fifth business day following the Expiration Date.

CONDITIONS OF THE EXCHANGE
OFFER.. The Exchange Offer is conditioned upon, among other things, (i) receipt of the Requisite Consents to the Proposed Amendment, (ii) a minimum of 5,039,378 shares (95%) of the issued and outstanding 5% Preferred Stock being tendered for exchange and not withdrawn prior to the Expiration Date and (iii) the General Conditions (as defined herein). There can be no assurance that these conditions will be satisfied or waived. The Company reserves the right to waive certain of the conditions to the Exchange Offer and to terminate, cancel, withdraw or otherwise amend or modify the Exchange Offer at any time for any reason. See "The Exchange Offer -- Expiration Date; Extension; Amendments" and "-- Conditions of the Exchange Offer."

WITHDRAWAL AND
  REVOCATION RIGHTS..         The tender of 5% Preferred Stock pursuant to the
                              Exchange Offer may be withdrawn at any time prior to the Expiration Date and unless accepted for exchange by the Company, may be withdrawn at any time after forty business days after the date of this Prospectus. Withdrawal of tendered 5%
                              Preferred Stock will be deemed a rejection of the Exchange Offer. Consents to the Proposed Amendment may be revoked at any time until the Certificate of Designations has been amended to reflect the Proposed Amendment (the "Amendment Date"). The
                              Company intends to amend the Certificate of Designations to reflect the Proposed Amendments as of the Solicitation Expiration Date if, as of such time, the Requisite Consents have been obtained or, if the Requisite Consents are obtained later, promptly upon obtaining the Requisite Consents.
                              See "The Exchange Offer -- Withdrawal and
                              Revocation Rights."


PROCEDURES FOR
TENDERING..                   See "The Exchange Offer -- Tender Procedure."

FEDERAL INCOME TAX
   CONSEQUENCES..             As a result of certain provisions of the Taxpayer
                              Relief Act of 1997 it is not clear whether the exchange of 5% Preferred Stock for New Preferred
                              Stock and Common Stock will be a taxable event. If it is a taxable event, gain but not loss will be recognized. For a discussion of these and other
                              United States federal income tax considerations relevant to the Exchange Offer and the Solicitation, see "Certain United States Federal
                              Income Tax Consequences."

USE OF PROCEEDS..             There will be no cash proceeds to the Company from
                              the exchange pursuant to the Exchange Offer. See
                              "Use of Proceeds."

NO DISSENTERS' RIGHTS..       Holders of 5% Preferred Stock do not have any
                              appraisal or dissenters' rights under the Delaware
                              General Corporation Law or the Certificate of
                              Designations. See "The Exchange Offer --
                              Dissenters' Rights."

DEALER MANAGER..              Merrill Lynch & Co. ("Merrill Lynch") is serving
                              as Dealer Manager in connection with the Exchange
                              Offer. See "The Exchange Offer -- Dealer Manager."

EXCHANGE AGENT..              ______________________ is serving as Exchange
                              Agent in connection with the Exchange Offer. See
                              "The Exchange Offer -- Exchange Agent."

CONSEQUENCE OF
   FAILURE TO
   EXCHANGE..                 Holders of shares of 5% Preferred Stock who do not
                              exchange their shares of 5% Preferred Stock for shares of New Preferred Stock and Common Stock pursuant to the Exchange Offer or whose 5%
                              Preferred Stock is not accepted for exchange will continue to hold such 5% Preferred Stock and will be entitled to all the rights and preferences, and will be subject to all of the limitations, applicable thereto. To the extent that shares of 5% Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for untendered shares of 5% Preferred
                              Stock, and the terms upon which such shares could be sold, could be adversely affected. See "Risk
                              Factors -- Reduced Trading Market for 5% Preferred
                              Stock" and "The Exchange Offer -- Consequence of
                              Failure to Exchange."

POTENTIALLY LIMITED
   MARKET FOR NEW
   PREFERRED STOCK..          The New Preferred Stock will be a new issue of
                              securities with no established trading market. The
                              Company has been advised by Merrill Lynch that it intends to make a market in the New Preferred
                              Stock but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the New
                              Preferred Stock. The trading market for the 5%
                              Preferred Stock generally has not been liquid. See
                              "Market and Trading Information."

THE EXISTING CONSENT
  SOLICITATION..              The Company is conducting the Solicitation
                              pursuant to the Existing Consent Solicitation.
                              Holders of 5% Preferred Stock who tender in the Exchange Offer will be required, as a condition to a valid tender, to give their consent to the Proposed Amendment.

            Comparison of New Preferred Stock and 5% Preferred Stock

     The following is a brief summary comparison of certain of the principal terms of the New Preferred Stock and the 5% Preferred Stock.

                                          NEW PREFERRED STOCK

DIVIDENDS..                   The annual dividend rate per share of New
                              Preferred Stock will be in an amount equal to $_____ per share. Dividends on the shares of the New Preferred

                              Stock will be cumulative and, when and as declared by the Board of Directors of the Company, will be payable on ______ __, ______ __, ______ __ and
                              ______ __ in each year (the "Dividend Payment Dates"), commencing on ______ __, 1997. Dividends on the New Preferred Stock will be paid to the holders of record of shares of the New Preferred Stock of the Company on a record date, not exceeding 40 days preceding the payment date thereof. Dividends will be cumulative and will be paid in cash only to the extent funds are legally available therefor. See "Description of New Preferred Stock -- Dividends."

                                          5% PREFERRED STOCK

                              The annual dividend rate per share of 5% Preferred Stock is in an amount equal to $1.25 per share. Dividends on the shares of 5% Preferred Stock, when and as declared by the Board of Directors of the Company, are cumulative and payable on April 15th and October 15th of each year. Any dividend payable on the 5% Preferred Stock may be paid, at the option of the Company, either (i) in cash or (ii) by adding the amount of such dividend to the liquidation preference of the 5% Preferred Stock. See "Description of Capital Stock -- 5% Preferred Stock -- Dividends."

                                          NEW PREFERRED STOCK

MANDATORY
   REDEMPTION..               None.

                                          5% PREFERRED STOCK

                              If the Company does not have sufficient shares of Common Stock reserved to effect the conversion of all outstanding shares of the 5% Preferred Stock, then at any time at the request of any holder of 5% Preferred Stock, the Company must purchase from such holder the number of shares of the 5% Preferred Stock equal to such holder's pro-rata share of the number of shares of the 5% Preferred Stock that would not be able to be converted due to an insufficient number of shares of Common Stock reserved for such purpose at the Maximum Price (as defined below). In addition, if prior to the earlier of April 21, 1998 or the closing of a

                              Qualifying Offering (as defined below), the FCC awards more than two licenses (including the license awarded to the Company) permitting the licensee to provide satellite digital audio radio services and more than two licensees (including the Company) commence or announce an intention to commence satellite digital audio radio services, then upon the request of the holders of more than one-third of the outstanding shares of the 5% Preferred Stock, the Company must purchase one-half of the shares of the 5% Preferred Stock held by each requesting shareholder at a purchase price per share equal to the sum of the liquidation preference for the 5% Preferred Stock plus any Cash Payments (as defined below) divided by one minus the Applicable Percentage (as set forth below). If a Reorganization (as defined below) occurs or is proposed, each holder of the 5% Preferred Stock may require the Company to redeem the 5% Preferred Stock at the Maximum Price. A "Reorganization" is defined as any reorganization or any reclassification of the Common Stock or other capital stock of the Company or any consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company. If the holder of shares of 5% Preferred Stock chooses not to require the Company to redeem such holder's shares, the shares will be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred Stock not so redeemed would have been entitled upon the Reorganization. See "Description of Capital Stock -- 5% Preferred Stock -- Required Redemption."

                                          NEW PREFERRED STOCK

OPTIONAL
REDEMPTION..                  Except as described below, the New Preferred Stock
                              may not be redeemed by the Company at its option prior to _________ ____, 2000. From and after ________ ___, 2000 and prior to _________ ___,
                              2002, the Company may redeem the New Preferred
                              Stock at any time at a redemption price of ____% of the aggregate Liquidation Preference of the New
                              Preferred Stock plus cumulative dividends, if any, to the redemption date if the average closing price of the Common Stock as reported in The Wall
                              Street Journal for the 20 consecutive trading days prior to the notice of redemption shall equal or exceed $__________ per share (subject to adjustments). From and after _________ ___, 2002, the New Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon at least 30 days' and not more than 60 days' notice to the holders thereof, initially at a redemption price of ____% of the aggregate
                              Liquidation Preference of the New Preferred Stock redeemed and thereafter at prices declining ratably to 100% of the Liquidation Preference of the New Preferred Stock redeemed from and after ______, 2005, plus cumulative dividends, if any, to the redemption date. The Company shall have the right to require the holders of the New
                              Preferred Stock to accept up to a maximum of _____ shares of Common Stock for all or part of the initial Liquidation Preference of the New
                              Preferred Stock called for redemption as provided above, provided that any redemption premium and all cumulative dividends shall be paid in cash. In addition, upon the closing of the Offerings, the Company may redeem up to $__ million of the New
                              Preferred Stock at 100% of its aggregate
                              Liquidation Preference, plus cumulative dividends, if any, to the redemption date. The New Preferred
                              Stock will not be subject to any mandatory sinking fund. Upon the occurrence of a Change in Control
                              (as defined herein), the Company must make an offer to purchase all outstanding shares of New
                              Preferred Stock at a purchase price in cash equal to 101% of the Liquidation Preference, plus all accrued and unpaid dividends, if any, to the date such shares are purchased. See "Description of New
                              Preferred Stock -- Change in Control."

                                          5% PREFERRED STOCK

                              The 5% Preferred Stock may be redeemed in whole but not in part at 72.125% of the Maximum Price by the Company at any time beginning on the date that is ten months after the date of original issuance of the 5% Preferred Stock, plus one day for each day during which any registration statement with respect to the Common Stock issuable upon conversion of the 5% Preferred Stock is suspended or the related prospectus is not current, complete or otherwise usable. The Company may not exercise its right of redemption unless (i) the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption shall equal or exceed $18 per share (subject to adjustments) and (ii) the shares of Common Stock issuable upon conversion of the 5% Preferred Stock are registered for resale by an effective registration statement under the Securities Act. The Company also may redeem the 5% Preferred Stock in whole but not in part at the Maximum Price if the Company sells Common Stock for cash in an amount not less than $100 million in a registered underwritten public offering on or prior to October 15, 1997 (a "Qualifying Offering"). The Company is currently soliciting the consent of its stockholders, including, pursuant to the Existing Consent Solicitation, the holders of the 5% Preferred Stock, to an amendment to the Certificate of Designations that would permit the Company to redeem the 5% Preferred Stock in whole but not in part following the offering of any securities (including common stock, preferred stock and debt securities or any combination thereof) for cash in an amount of not less than $100 million on or prior to November 15, 1997. See "Proposed Financing" and "Description of Capital Stock -- 5% Preferred Stock -- Redemption."

                                          NEW PREFERRED STOCK

CONVERSION..                  Each share of New Preferred Stock will be
                              convertible at any time, in whole or in part, at the option of the holder, unless previously redeemed, at a conversion rate of ____ shares of Common Stock per share of New Preferred Stock (the
                              "Conversion

                              Rate"). The Conversion Rate will not be adjusted at any time for cumulative dividends, but will be subject to adjustment for the occurrence of certain events affecting the Common Stock. Upon conversion, holders of the New Preferred Stock will be entitled to receive in cash all cumulative dividends. The New Preferred Stock is at all times subject to customary anti-dilution adjustments for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. See "Description of New Preferred Stock -- Conversion."

                                          5% PREFERRED STOCK

                              Shares of 5% Preferred Stock are convertible at the option of the holder at any time into shares of Common Stock, provided that the Company is not obligated to honor any request for conversion of the 5% Preferred Stock at any time if certain governmental approvals of the issuance of the Common Stock upon such conversion have not been obtained. If such approvals (other than with respect to a conversion resulting in a holder or group of holders holding more than 50% of the voting securities of the Company) are not obtained within 270 days after the Initial Registration Deadline (as defined in the Preferred Stock Investment Agreement (as defined herein) relating to sale of the 5% Preferred Stock), the Company must, at the request of any holder, repurchase the shares of the 5% Preferred Stock held by such holder at a purchase price per share equal to the sum of the liquidation preference of the 5% Preferred Stock plus any other cash payments due to such holder ("Cash Payments"), divided by 72.125% (the "Maximum Price"). The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred Stock will equal the liquidation preference of the shares of 5% Preferred Stock being converted plus any Cash Payments divided by the then-effective conversion price applicable to the Common Stock (the "5% Preferred Conversion Price"). The 5% Preferred Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case, multiplied by an amount equal to one minus the Applicable Percentage. The Applicable Percentage increases each month, from 21.625% for conversions occurring after July 15, 1997, to 27.875% for conversions occurring after November 15, 1997. For a com plete list of the Applicable Per centages, see "Description of Capital Stock -- 5% Preferred Stock -- Conversion." At any date after November 15, 1997, the 5% Preferred Conversion Price is determined in accordance with a formula based on the lowest of (i) market prices of the Common Stock between October 15, 1997 and November 15, 1997, (ii) market prices of the Common Stock during the three consecutive trading days immediately pre ceding the date of conversion or (iii) actual prices at which the converting holder sold the Com mon Stock, in each case, multiplied by 72.125%. The 5% Preferred Stock is at all times subject to customary anti-dilution adjustments for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. See "Description of Capital Stock -- 5% Preferred Stock -- Conversion."

                                          NEW PREFERRED STOCK

LIQUIDATION..                 The Liquidation Preference of each share
                              of New Preferred Stock will be equal to $25.00.
                              See "Description of New Preferred Stock --
                              Liquidation."

                                          5% PREFERRED STOCK

                              The liquidation preference of each share of 5% Preferred Stock is equal to $25.00 plus an amount equal to accrued and unpaid dividends on such share of 5% Preferred Stock. See "Description of Capital Stock -- 5% Preferred Stock -- Dividends."

                                          NEW PREFERRED STOCK

CASH PAYMENTS..               None.

                                          5% PREFERRED STOCK

                              The Company must make a cash payment in an amount per share equal to 3% of the liquidation preference of the 5% Preferred Stock or the equivalent in securities issued or issuable upon conversion per month to each holder if the Company fails (i) to honor any request for conversion of the 5% Preferred Stock except as permitted by the terms and conditions of the 5% Preferred Stock or (ii) to maintain the listing of the Common Stock on Nasdaq, the New York Stock Exchange or the American Stock Exchange. A similar cash payment must be made if, after effecting a registration statement with respect to the resale of Common Stock issuable upon conversion of the 5% Preferred Stock, the use of the prospectus is suspended for more than 60 cumulative days in the aggregate in any twelve month period. In addition, if the Company fails at any time to reserve a sufficient number of shares of Common Stock for issuance upon conversion of the 5% Preferred Stock, it must make a cash payment equal to 3% of the liquidation preference (proportionately reduced by the amount of shares that are so authorized and reserved) per month to the holders of the 5% Preferred Stock. See "Description of Capital Stock -- 5% Preferred Stock -- Cash Payments."

                                          NEW PREFERRED STOCK

CHANGE IN
  CONTROL..                   If a Change in Control (as defined below) occurs,
                              the Company must make an offer to purchase all outstanding New Preferred Stock at a purchase price in cash equal to 101% of the Liquidation
                              Preference, plus all cumulative dividends, if any, to the date such shares are purchased. See
                              "Description of New

                              Preferred Stock -- Change in Control."

                                          5% PREFERRED STOCK

                              None.

                                          NEW PREFERRED STOCK
LIMITATIONS ON
  DEBT AND EQUITY
  FINANCING..                 None.

                                          5% PREFERRED STOCK

                              Prior to the completion of a Qualifying Offering, the Company must not undertake to conduct any debt or equity financing that is not either pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity. See "Proposed Financing" and "Description of Capital Stock -- 5% Preferred Stock -- Cash Payments."

                                          NEW PREFERRED STOCK
 RESTRICTIONS ON
  TRANSFER..

                              Subject to certain exceptions, holders of Common Stock issued in the Exchange Offer, holders of New Preferred Stock and holders of New Preferred Stock who convert such New Preferred Stock into shares of Common Stock ("Converted Stock") will not be permitted to sell, grant any option to purchase or otherwise transfer or dispose of (collectively, "Transfer") any New Preferred Stock or Converted Stock, as the case may be, for a period of ___ days after the Expiration Date. See "Risk Factors -- Restrictions on Transfer" and "Description of New Preferred Stock -- Restrictions on Transfer."

                                          5% PREFERRED STOCK

                              None.

                                  RISK FACTORS

     Prospective exchanging stockholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the factors set forth below. This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward -- Looking Statements."

EXPECTATION OF CONTINUING LOSSES; NEGATIVE CASH FLOW

       The Company is a development stage company and its proposed service, CD Radio, is in an early stage of development. Since its inception, the Company's activities have been concentrated on raising capital, obtaining required licenses, developing technology, strategic planning and market research. From its inception on May 17, 1990 through June 30, 1997, the Company has had no revenues and has incurred aggregate net losses of approximately $19.4 million, including net losses of approximately $2.8 million during the year ended December 31, 1996 and $0.8 million during the six months ended June 30, 1997. The Company does not expect to generate any revenues from operations until late 1999 or 2000 at the earliest, and expects that positive cash flow from operations will not be generated until at earliest late 2000. The ability of the Company to generate revenues and achieve profitability will depend upon a number of factors, including the timely receipt of all necessary FCC authorizations, the successful and timely construction and deployment of its satellite system, the development and manufacture of radio cards, S-band radios and miniature satellite dish antennas by consumer electronics manufacturers, the timely establishment of its National Broadcast Studio and the successful marketing and consumer acceptance of CD Radio. There can be no assurance that any of the foregoing will be accomplished, that CD Radio will ever commence operations, that the Company will attain any particular level of revenues or that the Company will achieve profitability.

NEED FOR SUBSTANTIAL ADDITIONAL FINANCING

     The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.2 million to date. After giving effect to the Offerings, the Company will have raised $491.2 million of funds, leaving anticipated additional cash needs of approximately $168.9 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. Additional funds, however, would be required in the event of delays, cost overruns, launch failure or other adverse developments. Furthermore, if the Company were to exercise its option under the Loral Satellite Contract to purchase and deploy an additional satellite, substantial additional funds would be required. See "Proposed Financing" The Company anticipates funding its projected cash requirements through the completion of additional debt and equity financings. The Company currently does not have sufficient financing commitments to fund all of its capital needs, and there can be no assurance that the Company will be able to obtain additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. The indenture governing the Notes (the "Indenture") and the AEF Agreements (as defined below) contain, and documents governing any future indebtedness are likely to contain, provisions that limit the ability of the Company to incur additional indebtedness. Failure to secure the necessary financing on a timely basis could result in delays and increases in the cost of satellite construction or launch or other activities necessary to put CD Radio into operation, could cause the Company to default on its commitments to its satellite construction or satellite launch contractors, its creditors or others, could render the Company unable to put CD Radio into operation and could force the Company to discontinue operations or seek a purchaser for its business. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of holders of 5% Preferred Stock who receive shares of Common Stock pursuant to the Exchange Offer.

POSSIBLE DELAYS AND ADVERSE EFFECT OF DELAY ON FINANCING REQUIREMENTS

     The Company currently expects to begin offering CD Radio in late 1999. The Company's ability to meet that objective will depend on several factors. For both of the two satellites required for the CD Radio service to be launched and in operation by the end of 1999, Loral will be required to deliver the second satellite three months prior to the delivery date specified in the contract, which cannot be assured. See "Business -- The CD Radio Delivery System -- The Satellites -- Satellite Construction." Furthermore, the launch of both satellites will have to occur within the early months of the launch periods reserved with Arianespace, which also cannot be assured. See "Business -- The CD Radio Delivery System -- The Satellites -- Launch Services." A significant delay in the planned development, construction, launch and commencement of operation of the Company's satellites would have a material adverse effect on the Company. Other delays in the development or commencement of commercial operations of CD Radio may also have a material adverse effect on the Company. Any such delays could result from a variety of causes, including delays associated with obtaining FCC authorizations, coordinating use of spectrum with Canada and Mexico, inability to obtain necessary financing in a timely manner, delays in or modifications to the design, development, construction or testing of satellites, the National Broadcast Studio or other aspects of the CD Radio system, changes of technical specifications, delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas, failure of the Company's vendors to perform as anticipated or a delayed or unsuccessful satellite launch or deployment. During any period of delay, the Company would continue to have significant cash requirements, including capital expenditures, administrative and overhead costs, contractual obligations and debt service requirements that could materially increase the aggregate amount of funding required to permit the Company to commence operating CD Radio. Additional financing may not be available on favorable terms or at all during periods of delay. Delay also could cause the Company to be placed at a competitive disadvantage in relation to any competitor that succeeds in beginning operations earlier than the Company.

RELIANCE ON UNPROVEN APPLICATIONS OF TECHNOLOGY

     CD Radio is designed to be broadcast from two satellites in geosynchronous orbit that transmit identical signals to radio cards or S-band radios through miniature satellite dish antennas. This design involves new applications of existing technology which have not been deployed and there can be no assurance that the CD Radio system will work as planned. In addition, radio cards, S-band radios and miniature satellite dish antennas are not currently available. In certain areas with high concentrations of tall buildings and other obstructions, such as large urban areas, or in tunnels, signals from both satellites will be blocked and CD Radio reception will be adversely affected. In urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio; however, certain areas with impediments to satellite line-of-sight may still experience "dead zones." Although management believes that the technology developed by the Company will allow the CD Radio system to operate as planned, there can be no assurance that it will do so. See "-- Unavailability of Radio Cards, S-band radios or Miniature Satellite Dish Antennas," "Business -- The CD Radio Delivery System" and "Business -- Technology, Patents and Trademarks."

DEPENDENCE UPON SATELLITE AND LAUNCH CONTRACTORS

     The Company's business will depend upon the successful construction and launch of the satellites which will be used to transmit CD Radio. The Company will rely upon its satellite vendor, Loral, for the construction and timely delivery of these satellites. Failure by Loral to deliver functioning satellites in a timely manner could materially adversely affect the Company's business. Although the Loral Satellite Contract provides for certain late delivery penalties, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery, which for the first two satellites will be deemed to occur at the time of arrival of the satellites at the launch base. After delivery, no warranty coverage applies if the satellite is launched. See "Business -- The CD Radio Delivery System -- The Satellites -- Satellite Construction."

     The Company is dependent on its satellite launch vendor, Arianespace, for the construction of launch vehicles and the successful launch of the Company's satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Company's agreement with Arianespace (the "Arianespace Launch Contract") entitles Arianespace to postpone either of the Company's launches for a variety of reasons, including technical problems, lack of co-passenger(s) for the Company's launch or the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Contract provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays. See "-- Possible Delays and Adverse Effect of Delay on Financing Requirements." The liability of Arianespace in the event of a launch failure is limited to providing a replacement launch in the case of a total launch failure or paying an amount based on lost satellite capacity in the case of a partial launch failure. See "Business -- The CD Radio Delivery System -- The Satellites -- Launch Services."

SATELLITE LAUNCH RISKS

     Satellite launches are subject to significant risks, including launch failure, satellite destruction or damage during launch and failure to achieve proper orbital placement. Launch failure rates may vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, Arianespace has advised the Company that as of August 8, 1997, 84 of 89 Arianespace launches (or approximately 94%) have been completed successfully since May 1984. See "Business -- The CD Radio Delivery System -- The Satellites -- Launch Services." However, the Ariane 5, the particular launch vehicle intended for the launches of the Company's satellites, has had only one launch, which was a failure, and is untested in flight. The next launch of an Ariane 5 currently is planned for September 1997. In the event of a significant delay in the Ariane 5 program, the Company has the right to request launch on an Ariane 4 launch vehicle. There is no assurance that Arianespace's launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit or be damaged in space. See "-- Limited Life of Satellites; In-orbit Failure." As part of its risk management program, the Company plans to construct a third, backup satellite and to obtain insurance covering a replacement launch to the extent required to cover risks not assumed by

Arianespace under the Arianespace Launch Contract. See "-- Insurance Risks." The launch of a replacement satellite would delay the commencement or continuation of the Company's commercial operations for a period of at least several months, which could have a material adverse effect on the demand for the Company's services and on its revenues and results of operations. See "Business -- The CD Radio Delivery System -- The Satellites -- Launch Services."

UNCERTAIN MARKET ACCEPTANCE

     There is currently no satellite radio service such as CD Radio in commercial operation in the United States. As a result, the extent of the potential demand for such a service and the degree to which the Company's proposed service will meet that demand cannot be estimated with certainty, and there can be no assurance that there will be sufficient demand for CD Radio to enable the Company to achieve significant revenues or cash flow or profitable operations. The success of CD Radio in gaining market acceptance will be affected by a number of factors beyond the Company's control, including the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts, the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas, the marketing and pricing strategies of competitors, the development of alternative technologies or services and general economic conditions. See "Business -- The Radio Market," "Business -- The CD Radio Service,""Business -- Marketing Strategy,""Business -- The CD Radio Delivery System" and "Business -- Competition."

LIMITED LIFE OF SATELLITES; IN-ORBIT FAILURE

     A number of factors will affect the useful lives of the Company's satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects in space. If the Company is required to launch the spare satellite, due to failure of the launch or in-orbit failure of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. The Company's satellites are expected to have useful lives of approximately 15 years, after which their performance in delivering CD Radio is expected to deteriorate. There can be no assurance, however, of the specific longevity of any particular satellite. The Company's operating results would be adversely affected in the event the useful life of its initial satellites is significantly shorter than 15 years.

INSURANCE RISKS

     Pursuant to the Loral Satellite Contract and the Arianespace Launch Contract, the Company is the beneficiary of certain limited warranties with respect to the services provided under each agreement. However, these limited warranties do not cover a substantial portion of the risks inherent in satellite launches or in-orbit operations, and the Company will have to obtain insurance to adequately protect against such risks.

     The Arianespace Launch Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the launch vehicle used to launch the Company's satellites. In such event, the Company would utilize the spare satellite that it is having constructed. Thus, the Company does not intend to purchase additional insurance for launch failure of the launch vehicle. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second or third satellite in a situation in which the spare satellite has been used to replace the first or second satellite. Any adverse change in insurance market conditions may result in an increase, which may be substantial, in the insurance premiums paid by the Company. There is no assurance that launch insurance will be available or, if available, that it can be obtained at a cost or on terms acceptable to the Company.

     If the launch of either of the Company's two satellites is a full or partial failure or if, following launch, either of the satellites does not perform to specifications, there may be circumstances in which insurance will not fully reimburse the Company for its expenditures with respect to the applicable satellite. In addition, the Company has not acquired insurance that would reimburse the Company for business interruption, loss of business and similar losses which might arise from such events or from delay in the launch of either of the satellites. Any insurance obtained by the Company also will likely contain certain exclusions and material change conditions that are customary in the industry. See "Business--The CD Radio Delivery System--The Satellites--Risk Management and Insurance."

RISK ASSOCIATED WITH CHANGING TECHNOLOGY

     The industry in which the Company operates is characterized by rapid technological advances and innovations. There is no assurance that one or more of the technologies utilized or under development by the Company will not become obsolete, or that its services will be in demand at the time they are offered. The Company will be dependent upon technologies developed by third parties to implement key aspects of its proposed system, and there can be no assurance that more advanced technologies will be available to the Company on a timely basis or on reasonable terms or that more advanced technologies will be used by the Company's competitors and that such technologies will be available to the Company. In addition, unforeseen problems in the development of the Company's satellite radio broadcasting system may occur that could adversely affect performance, cost or timely implementation of the system and could have a material adverse effect on the Company.

UNAVAILABILITY OF RADIO CARDS, S-BAND RADIOS OR MINIATURE SATELLITE DISH
ANTENNAS

     The Company's business strategy requires that subscribers to CD Radio purchase radio cards or S-band radios as well as the associated miniature satellite dish antennas in order to receive the service. See "Business -- The CD Radio Delivery System." Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into a non-binding memorandum of understanding with a major consumer electronics manufacturer, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer of these products on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance, however, that these discussions or memoranda of understanding will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner and at an affordable price so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of radio cards, S-band radios and miniature satellite dish antennas will be available to meet anticipated consumer demand. The failure to have one or more consumer electronics manufacturers develop these products for commercial sale in a timely manner, at an affordable price and with mass market nationwide distribution would have a material adverse effect on the Company's business. See "Business -- The CD Radio Delivery System," "Business -- Marketing Strategy," and "Business -- Technology, Patents and Trademarks."

NEED TO OBTAIN RIGHTS TO PROGRAMMING

     In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as The American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and SESAC, Inc. ("SESAC"). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Performance Right in Sound Recordings Act of 1995 (the "Digital Recording Act"), with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate royalty arrangements with these organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

DEVELOPMENT OF BUSINESS AND MANAGEMENT OF GROWTH

     The Company has not yet commenced CD Radio broadcasts. The Company expects to experience significant and rapid growth in the scope and complexity of its business as it proceeds with the development of its satellite radio system and the commencement of CD Radio. Currently, the Company has only ten employees and does not have sufficient staff to program its broadcast service, manage operations, control the operation of its satellites, handle sales and marketing efforts or perform finance and accounting functions. Although the Company has recently retained experienced executives in several of these areas, the Company will be required to hire a broad range of additional personnel before its planned service begins commercial operations. Growth, including the creation of a management infrastructure and staffing, is likely to place a substantial strain on the Company's management and operational resources. The failure to develop and implement effective systems or to hire and train sufficient personnel for the performance of all of the functions necessary to the effective provision of its service and management of its subscriber base and business, and the failure to manage growth effectively, would have a material adverse effect on the Company.

POSSIBLE FAILURE TO OBTAIN FCC APPROVALS, INCLUDING THE FCC LICENSE

     In order to offer CD Radio, the Company is required to obtain a license from the FCC to launch and operate its satellites. Although the Company was a winning bidder in the April 1997 FCC auction for an FCC license to build, launch and operate a national satellite radio broadcast service (the "FCC License"), there is no assurance that the FCC will award the Company an FCC License or that any such award would be made in a timely fashion. Since the Company's initial application for an FCC License in 1990, several petitions to deny the Company's application have been filed by third parties. These petitions are still pending at the FCC. One such petition to deny the Company's application claimed that the Company should not be granted an FCC License because the Company's ownership violated the foreign ownership restrictions specified in the Communications Act of 1934, as amended (the "Communications Act"). However, at this time, the pleading cycle is closed, and the FCC may either grant or deny the Company's application. If the Company's application is denied, the Company can appeal the decision to the U.S. Court of Appeals. If the Company's application is granted, any petitioner to deny the Company's application may file an appeal with the FCC or the U.S. Court of Appeals. The Company cannot predict the ultimate outcome of any of these proceedings.

     In order to ensure compliance with the transfer of control and "cut-off" rule restrictions contained in the Communications Act, the FCC requires that changes in ownership of the Company's stock occurring after the December 15, 1992 cutoff date for satellite radio license applications require the Company to obtain an exemption from the FCC to permit the Company's license application to be processed. The Company has applied for, and received, three such exemptions:
(i) in 1994, to permit its initial public offering of Common Stock; (ii) in June 1997, to authorize the issuance of the Common Stock offered hereby; and (iii) in July 1997, to permit the Company to undertake private equity offerings. As a condition of the FCC's grant of these exemptions the current stockholders and officers of the Company must continue to exercise day-to-day and actual control over Satellite CD Radio, Inc., the Company's wholly-owned subsidiary, and the applicant of record for the FCC License. Sales of Common Stock by persons who were stockholders on the cutoff date could require the Company to obtain an additional exemption or exemptions from the FCC. If other stock sales or conversions are contemplated that would change control of the Company, additional exemptions may be requested. If such exemptions are not granted and if thereafter additional stock sales or conversions take place, the Company's application could be dismissed. Once the FCC License is granted to the Company, all assignments or transfers of control of such license must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

     The term of the FCC License with respect to each satellite is expected to be eight years, commencing from the date each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant license. Although the Company believes that the FCC will grant such renewals absent significant misconduct on the part of the Company, there can be no assurance that such renewals in fact will be obtained.

     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. However, in certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. Therefore, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio in certain urban areas. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. The Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio. Also, the FCC Licensing Rules (as defined below) require that the Company complete frequency coordination with Canada and Mexico. There can be no assurance that the Company will be able to coordinate use of this spectrum or will be able to do so in a timely manner.

     Changes in law, FCC regulations or international agreements relating to communications policy generally or to matters relating specifically to the services to be offered by the Company could affect the Company's ability to obtain and retain the FCC License and other approvals required to provide CD Radio or the manner in which CD Radio would be offered or regulated. See "Business -- Government Regulation."

     As a private carrier, the Company would not be subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future.

     The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees. The Company cannot predict whether the FCC will impose public service obligations or the impact that any such obligations, if imposed, would have on the Company.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on the services of David Margolese, Chairman and Chief Executive Officer, who is responsible for the Company's operations and strategic planning. The loss of the services of Mr. Margolese could have a material adverse effect upon the business and prospects of the Company. See "Business -- Government Regulation" and "Management."

APPLICATION OF EXPORT CONTROL REGULATIONS

     Shipment of the Company's satellites to territory outside the United States is subject to U.S. export control regulation. Because Arianespace, the Company's satellite launch vendor, intends to launch the Company's satellites from an Arianespace launch facility in French Guiana, a department of France, export licenses will be required under United States export control regulations. There can be no assurance, however, that the required export licenses will be obtained.

RISK OF SIGNAL THEFT

     The CD Radio signal, like all broadcasts, is subject to the risk of piracy. Although the Company plans to use encryption technology to mitigate signal theft, the Company does not believe that any such technology is infallible. Accordingly, there can be no assurance that theft of the CD Radio signal will not occur. Signal theft, if widespread, could have a material adverse effect on the Company.

COMPETITION

     The Company will be seeking market acceptance of its proposed service in a new, untested market and will compete with established conventional radio stations, which do not charge subscription fees or require the purchase of radio cards or S-band radios and associated miniature satellite dish antennas to receive their services. Many radio stations also offer information programming of a local nature such as local news or traffic reports which the Company will be unable to offer. In addition, the Company expects that, prior to the commercial launch of CD Radio, some traditional FM radio broadcasting stations will begin to transmit digital, compact disc quality signals. The Company also expects to compete directly with American Mobile Radio Corporation ("AMRC"), a subsidiary of American Mobile Satellite Corporation ("AMSC"), which was the other successful bidder for an FCC License. AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, has financial, management and technical resources that greatly exceed those of the Company. See "Business -- Competition." In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Although successful bidders for such new licenses would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry or any assurance that one or more competitors will not design a satellite radio broadcast system that is superior to the Company's system, either of which could have a material adverse effect on the Company.

UNCERTAIN PATENT PROTECTION

     The Company has been granted certain U.S. patents covering various types of satellite radio technology, including with respect to signal diversity and memory reception. There can be no assurance, however, that the Company's U.S. patents will not be challenged, invalidated or circumvented by others. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patents or to determine the scope and validity of other parties' proprietary rights, and there can be no assurance of success in any such litigation.

NO DIVIDENDS

     The Company has not declared or paid any dividends on its Common Stock since its inception, and does not currently anticipate paying any such dividends. The Indenture and the AEF Agreements contain provisions that limit the Company's ability to pay dividends.

LIMITED PUBLIC MARKET FOR COMMON STOCK

     The Common Stock has been traded in the Nasdaq SmallCap Market since September 13, 1994. There can be no assurance that an active public market will continue to exist for the

Common Stock or as to the liquidity of any such market, the ability of holders of the Common Stock to sell their securities or the price at which such holders would be able to sell. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions.

VOLATILITY OF STOCK PRICE

     The trading price of the Common Stock has been volatile, and it may continue to be so. Such trading price could be subject to wide fluctuations in response to announcements of business and technical developments by the Company or its competitors, quarterly variations in operating results, and other events or factors, including expectations by investors and securities analysts and the Company's prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.

POSSIBLE ADVERSE EFFECT OF STATE BLUE SKY RESTRICTIONS ON SECONDARY TRADING OF COMMON STOCK

     The Company believes that its Common Stock is eligible for sale on a secondary market basis in most states based on various exemptions to state qualification requirements. Limitations on, or the absence of, those exemptions will under certain circumstances restrict the ability of a holder to transfer the Common Stock to non-institutional buyers in some states. This could adversely affect the liquidity of the Common Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority to issue up to 50,000,000 shares of preferred stock (the "Preferred Stock") in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. Of that amount, 8,000,000 shares have been designated as 5% Preferred Stock, of which 5,299,486 shares were issued and outstanding as of July 31, 1997. A further _________ shares of Preferred Stock have been designated New Preferred Stock, of which up to ____ shares will be issued and outstanding following the completion of the Exchange Offer. Any issuance of Preferred Stock, including Preferred Stock with voting and conversion rights, as well as the New Preferred Stock which are convertible into shares of Common Stock, may adversely affect the voting power of the holders of Common Stock or may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that a stockholder might consider to be in his or her best interest. The Company may also become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The effect of these provisions could have the effect of delaying or preventing a change of control of the Company or adversely affect the market price of the Company's Common Stock. Furthermore, the severance provisions of employment agreements with certain members of the Company's management provide for payments that could discourage an attempted change in control of the Company.

     Any change in the composition of the Company's ownership after Arianespace Finance S.A. ("AEF") has determined that the Tranche A Loans are eligible for Conversion (as defined below), which could reasonably be expected to have a Material Adverse Effect (as defined in the

AEF Agreements), would constitute a default under the AEF Agreements. Therefore, upon the occurrence of such change in the Company's ownership, AEF would have the right to accelerate its loans to the Company and the Company may be required to prepay all of its outstanding obligations under the AEF Agreements. See "Description of Certain Indebtedness -- Vendor Financing." There can be no assurance that the Company will satisfy the conditions for Conversion. However, any other financing obtained by the Company to repay or refinance the Tranche A Loans likely would contain restrictions on significant changes in the Company's stock ownership.

     Upon the occurrence of any Change of Control (as defined in the Indenture and the certificate of designations for the New Preferred Stock, respectively), the Company will be required to make a Change of Control offer for the Notes and the New Preferred Stock. If such a Change of Control offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the Notes and the New Preferred Stock that might be delivered by holders of the Notes or the New Preferred Stock seeking to accept the Change of Control offer. The failure of the Company to make or consummate the Change of Control offer or to pay the purchase price for the Notes when due will give the trustee under the Indenture and the holders of the Notes the right to require the Company to prepay all of its outstanding indebtedness and other obligations under the Notes. The failure of the Company to make or consummate the Change of Control offer or pay the purchase price for the New Preferred Stock when due will give the holders of a majority of the New Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the Board of Directors of the Company.

     In addition, a change in control of the Company could require FCC approval. See "Business -- Regulation."

INVESTMENT COMPANY ACT OF 1940

     On July 22, 1997, the Company filed an application with the Securities and Exchange Commission for an order declaring that the Company is not an "investment company" as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"). The 1940 Act defines an investment company to include a company that owns or proposes to acquire "investment securities" (as that term is defined in the 1940 Act) exceeding 40% of the value of such company's assets (exclusive of U.S. government securities and cash items). Because the Company has temporarily invested the proceeds from its recent public and private offerings in investment securities prior to their expenditure, the Company may fall within the definition of an investment company. Investment companies must be registered and are subject to extensive regulation by the Commission under the 1940 Act.

     The filing of the application gives the Company an automatic 60-day exemption from the provisions of the 1940 Act pending a final determination of the merits of its application. If the requested relief is denied, the Company may be required to register as an investment company or, in the alternative, to invest a substantial portion of the proceeds from the sale of the Common Stock offered in the Stock Offering in U.S. government securities, pending expenditure of such proceeds by the Company for its corporate purposes.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Stock Offering, the Company will have outstanding ___________ shares of Common Stock. Of these shares, ________ shares, including the _______ shares sold in the Stock Offering plus any additional shares sold upon exercise of the Underwriters' over-allotment option, will be freely tradable without restriction or further registration under the Securities Act except for any of such shares held by "affiliates" of the Company.

     The remaining _______ shares of Common Stock held by the existing stockholders are "restricted securities" under the Securities Act. Of these restricted securities, _______ shares are held by executive officers, directors and certain shareholders who, together with the Company, have agreed not to sell, contract to sell, or otherwise dispose of, any shares of Common Stock without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this Prospectus. Upon expiration of such agreements, _______ of such shares will be eligible for sale in the public markets in accordance with Rule 144 promulgated under the Securities Act. The remainder will become eligible for public sale at various times after such date in accordance with the provisions of Rule 144. Of the _______ shares not subject to such agreements, _______ will be eligible for sale in the public markets in accordance with Rule 144 immediately following the Stock Offering and the remainder will become eligible for public sale at various times after the Stock Offering in accordance with the provisions of Rule 144. See "Shares Eligible for Future Sale."

     The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

RISK OF INABILITY TO REPURCHASE THE NEW PREFERRED STOCK UPON A CHANGE OF CONTROL

     If a Change of Control (as defined herein) occurs and an Offer to Purchase (as defined herein) is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the shares of New Preferred Stock that might be delivered by holders of the New Preferred Stock seeking to accept the Offer to Purchase. The failure of the Company to consummate the Offer to Purchase or pay the purchase price for the New Preferred Stock when due will give the holders of a majority of the New Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the board of directors of the Company. See "Description of New Preferred Stock -- Change of Control" and "-- Voting Rights."

LACK OF ESTABLISHED TRADING MARKET FOR NEW PREFERRED STOCK

     The New Preferred Stock constitutes a new issue of securities of the Company with no established trading market. The liquidity of the New Preferred Stock will be affected by the number of shares of 5% Preferred Stock accepted in the Exchange Offer. There can be no assurance that an active market for the New Preferred Stock will develop or be sustained in the future. Although the Dealer Manager has indicated to the Company that it intends to make a market in the New Preferred Stock, it is not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the New Preferred Stock. See "Market and Trading Information."

REDUCED TRADING MARKET FOR 5% PREFERRED STOCK

     To the extent shares of 5% Preferred Stock are tendered and accepted in the Exchange Offer, and/or the number of holders of 5% Preferred Stock is reduced to below certain levels, the liquidity and trading market for shares of 5% Preferred Stock outstanding following the Exchange Offer, and the terms upon which such shares could be sold, could be adversely affected.

     The Company may in the future seek to acquire untendered shares of 5% Preferred Stock in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company's decision to make such acquisitions is dependent on many factors, including market conditions at the time of any contemplated acquisition. Accordingly, the Company cannot predict whether and to what extent it will acquire any additional shares of 5% Preferred Stock and the consideration to be paid therefor. See "The Exchange Offer -- Consequences of Failure to Exchange."

                               PROPOSED FINANCING

     In order to raise a portion of the additional funds required to commercialize its proposed CD Radio service, the Company plans to issue _____ shares of its Common Stock and $___ million principal amount of its ___% Senior Discount Notes due 2007 (the "Notes") in registered public offerings underwritten by Merrill Lynch and Lehman Brothers Inc. (collectively, the "Offerings"). The Offerings will be made by means of separate prospectuses relating to the Common Stock and the Notes, respectively, in accordance with the requirements of the Securities Act. The Common Stock, when issued, would rank junior, and the Notes, when issued, would rank senior, to the New Preferred Stock in respect of dividends and distribution of assets of the Company in liquidation.

     The net proceeds of the Offerings to the Company are estimated to be approximately $___ million ($___ million from the offering of Common Stock and $___ million from the offering of the Notes) after deducting estimated underwriting discounts and commissions and other expenses payable by the Company.

     The Company expects to use the net proceeds of the Offerings to partially finance the construction and launch of the Company's satellites in an amount equal to $__ million. The remainder of the net proceeds of the Offerings will be used for general corporate purposes, including [research and development,] marketing and working capital. There can be no assurance that the Offerings will be completed or as to the terms on which the Company will be able to sell the Common Stock or Notes that may be offered.

     The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.2 million to date. After giving effect to the Offerings, the Company will have raised $491.2 million of funds, leaving anticipated additional cash needs of approximately $168.9 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. In addition, although the Company's business plan is based upon the deployment of two satellites and the construction of a third spare satellite, it has the right to exercise an option under the Loral Satellite Contract to acquire an additional satellite. If the Company elects to exercise this option, substantial additional funds would be required and the Company would have to obtain additional regulatory approvals. Deployment of an additional satellite also could result in a delay in the introduction of CD Radio. Any decision to deploy a three satellite system would have to be made prior to the launch of the Company's first satellite.

     Under the Company's Amended and Restated Certificate of Incorporation, as currently in effect, the Company may redeem the 5% Preferred Stock (to the extent it has not been previously converted), in whole but not in part, including following a sale by the Company of Common Stock for cash in an amount of not less than $100 million in a registered underwritten public offering prior to October 15, 1997. The Company is currently soliciting the consent of its stockholders, including, pursuant to the Existing Consent Solicitation, the holders of the 5% Preferred Stock, to an amendment to the Certificate of Designations that would permit the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole but not in part upon the sale of any equity or debt securities in one or more offerings for gross proceeds in an aggregate cash amount of $100 million or more.

     The terms of the Preferred Stock Investment Agreement, dated October 23, 1996, as amended (the "Preferred Stock Investment Agreement"), require that any additional financings by the Company be pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Qualifying Offering. If the Proposed Amendment is not approved by the Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer, the Offerings would not constitute a Qualifying Offering and the issuance of the Notes would not be permitted by the terms of the Preferred Stock Investment Agreement.

                                 USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

                           PRICE RANGE OF COMMON STOCK

     The Common Stock began trading on the Nasdaq SmallCap Market on September 13, 1994 under the symbol "CDRD" and has been trading there since that time. The following table sets forth the high and low prices for the Common Stock, as reported by Nasdaq, for the periods indicated below. The prices set forth below reflect interdealer quotations, without retail markups, markdowns, fees or commissions and do not necessarily reflect actual transactions.

                                                         High         Low

1994
Third Quarter (commencing September 13, 1994).....     $ 4 1/2      $ 3 3/4
Fourth Quarter....................................       3 7/8        1 5/8

1995
First Quarter.....................................       4 5/8        1 7/8
Second Quarter....................................       3 15/16      2 5/8
Third Quarter.....................................       4 5/8       21 5/16
Fourth Quarter....................................       4 3/8       21 5/16

1996
First Quarter.....................................       9 1/8       21 5/16
Second Quarter....................................      13 3/4        7 1/8
Third Quarter.....................................       9 5/8        6 3/4
Fourth Quarter....................................       8 1/2        3 7/16

1997
First Quarter.....................................       8            3 9/16
Second Quarter....................................      20 1/4       10 3/4
Third Quarter (through August 27, 1997)...........      20           14


       On August 27, 1997, the closing bid price of the Common Stock on the Nasdaq SmallCap Market was $19 per share. On July 31, 1997, there were approximately 105 record holders of the Common Stock.

                                 DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock. The Company currently intends to retain earnings, if any, for use in its business and does not anticipate paying any cash dividends in the foreseeable future. The Indenture and the AEF Agreements contain provisions that limit the Company's ability to pay dividends on the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of June 30, 1997 (i) on an historical basis; (ii) on a pro forma basis, giving effect to the sale in August 1997 of Common Stock to Loral Space for net proceeds of $24.5 million; (iii) as adjusted for the Exchange Offer (assuming 100% acceptance by holders of 5% Preferred Stock); and (iv) as adjusted for the estimated net proceeds from the sale of 3,500,000 shares of Common Stock pursuant to the Stock Offering (at the offering price of $____ per share, after deducting the underwriting discounts and commissions and estimated offering expenses) and the sale of $150 million in principal amount of Notes pursuant to the Notes Offering.

                                                                         As of June 30, 1997
                                                    -----------------------------------------------------------------

                                                                                        Pro Forma As
                                                                                        Adjusted for     Pro Forma As
                                                                                            the             Further
                                                                                          Exchange       Adjusted for
                                                       actual          pro forma           offer        the offerings
                                                       ------          ---------           -----        -------------

                                                                  (in thousands, except per share data)

Cash and cash equivalents                           $  30,184          $  54,684          $  54,684          $
Designated cash (1)                                    66,667             66,667             66,667
                                                                       ---------          ---------          -------
Total cash and cash equivalents                     $  96,861          $ 121,361          $ 121,361          $
                                                    =========          =========          =========          =======
Long term debt
___% Senior Discount Notes                          $   -- --          $   -- --          $   -- --          $
                                                    ---------          ---------          ---------          -------
TOTAL LONG TERM DEBT                                    -- --              -- --              -- --            -- --
                                                    ---------          ---------          ---------          -------
5% Delayed Convertible Preferred
Stock, $.001 par value; 5,299,608
shares issued and outstanding actual and
pro forma                                             111,855            111,855              -- --            -- --

STOCKHOLDERS' EQUITY

Common Stock, $.001 par value; Actual
10,313,391 shares issued and
outstanding; Pro Forma and following
the Exchange Offer 12,218,879 shares
issued and outstanding; and following
the Exchange Offer and the Stock
Offering                                                   10                 12                 12
Additional Paid in Capital                             75,425             99,923
Subscription receivable                                  (466)              (466)              (466)            (466)
Deficit accumulated during the
development stage                                     (62,683)           (62,683)           (62,683)         (62,683)
                                                    ---------          ---------          ---------          -------
TOTAL STOCKHOLDERS' EQUITY                          $  12,286          $  36,786          $                 $
                                                    =========          =========          =========         ========

(1) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

      The selected consolidated financial data for the Company set forth below with respect to the statements of operations for the years ended December 31, 1994, 1995 and 1996 and with respect to the balance sheets at December 31, 1995 and 1996 are derived from the consolidated financial statements of the Company, audited by Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference. The selected consolidated financial data for the Company with respect to the balance sheets at December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for the years ended December 31, 1992 and 1993, are derived from the Company's audited consolidated financial statements, which are not incorporated herein by reference. The financial information as of and for the six months ended June 30, 1996 and 1997 is derived from unaudited consolidated financial statements incorporated herein by reference. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related notes thereto incorporated herein by reference.

                                                                                                       FOR THE SIX MONTHS
                                                FOR THE YEAR ENDED DECEMBER 31,                          ENDED JUNE 30,
                                   ----------------------------------------------------------------   ---------------------
                                     1992          1993          1994          1995         1996        1996        1997
                                   ---------     ---------     ---------     ---------    ---------   ---------   ---------
                                                   (in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA:

Operating revenues                  $    --       $     --      $     --      $     --      $     --    $     --    $    --
Net loss                             (1,551)        (6,568)       (4,065)       (2,107)       (2,831)     (1,204)       (835)
Net loss per share of
Common Stock                        $  (.23)      $   (.79)     $   (.48)     $   (.23)     $   (.29)   $   (.13)   $  (4.28)(1)

  Weighted average shares of
  Common Stock and Common
  Stock equivalents outstanding       6,715          8,284         8,398         9,224         9,642       9,358      10,307
Ratio of earnings to combined
    fixed charges and preferred
    dividends..................
Accretion on 5% Preferred Stock
    added to liquidation
    preference ................                                                                                     $ (1,406)
Deemed dividend on 5%
    Preferred Stock............                                                                                     $(43,313)
Deficiency in the coverage of
    combined fixed charges and
    preferred dividends by
    earnings before fixed charge
    and preferred dividend..... s                                                                                   $(45,554)

                                                  AS OF DECEMBER 31,                                      AS OF JUNE 30,
                                   ----------------------------------------------------------------   ---------------------
                                     1992          1993          1994          1995         1996        1996        1997
                                   ---------     ---------     ---------     ---------    ---------   ---------   ---------
                                                                    (in thousands)

BALANCE SHEET DATA (AT END OF
PERIOD):
Cash and cash equivalents......      $ 1,883      $  777      $ 3,400     $ 1,800      $ 4,584   $ 1,371       $30,184
Designated cash (2)............           --          --           --          --           --        --        66,677
Working capital (deficit)......        1,399        (250)       2,908       1,741        4,442     1,293        30,424
Total assets...................        2,292       1,663        3,971       2,334        5,065     1,874       124,354
Deficit accumulated during
  the development stage........       (2,965)     (9,533)     (13,598)    (15,705)     (18,536)  (16,909)      (62,683)
  Stockholders' equity(3)......        1,791         505        3,431       1,991        4,898     1,486        12,286

------------------------

(1) Includes a deemed dividend on the Company's 5% Preferred Stock of $43.3 million, or $4.20 per share. The deemed dividend relates to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.

(2) Represents proceeds of the offering of the 5% Preferred Stock which have been classified as designated cash reflecting the balance due to the FCC for the Company's FCC License.

(3)  No cash dividends were declared or paid in any of the periods presented.

                               THE EXCHANGE OFFER

GENERAL

     Participation in the Exchange Offer is voluntary and holders of 5% Preferred Stock should carefully consider whether to accept. Neither the Board of Directors of the Company nor the Company makes any recommendation to holders of the 5% Preferred Stock as to whether to tender or refrain from tendering in the Exchange Offer. Holders of the 5% Preferred Stock are urged to consult their financial and tax advisors in making their own decisions on what action to take in light of their own particular circumstances.

PURPOSE OF THE EXCHANGE OFFER

     The principal purpose of the Exchange Offer is to improve the Company's capital structure and to prevent dilution to the holders of the Company's Common Stock by replacing the 5% Preferred Stock, which, particularly after November 1997, may be convertible into an increasing number of shares of Common Stock, with New Preferred Stock, which has a higher dividend rate, but less favorable conversion rights, and with Common Stock. The Exchange Offer is part of the financing transaction that also includes the Stock Offering and the Notes Offering. The consummation of the Exchange Offer is not conditioned upon the consummation of either the Notes Offering or the Stock Offering. Each of the Offerings is conditioned upon consummation of the Exchange Offer.

     The principal purpose of the Solicitation is to amend the Certificate of Designations to allow the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole but not in part upon the sale of any equity or debt securities in one or more offerings for gross proceeds in an aggregate cash amount of $100 million or more. The Proposed Amendment will provide the Company with additional flexibility in consummating the Offerings.

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, up to (i) _________ shares of its New Preferred Stock and (ii) ________ shares of its Common Stock for up to all of the outstanding 5,304,608 shares of its 5% Preferred Stock at a rate of ________ shares of New Preferred Stock and ________ shares of Common Stock for each share of 5% Preferred Stock not previously converted. The Liquidation Preference of each share of New Preferred Stock will be equal to $25.00. The terms of the New Preferred Stock (including the dividend rate, liquidation preference and conversion and redemption rights) differ in material respects from the terms of the 5% Preferred Stock for which it may be exchanged pursuant to this Exchange Offer. See "Description of New Preferred Stock" and "Description of Capital Stock -- 5% Preferred Stock." The 5% Preferred Stock was originally issued in April 1997.

     Tendering holders of the 5% Preferred Stock will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the 5% Preferred Stock pursuant to the Exchange Offer.

                                                                              56
THE SOLICITATION

     In conjunction with the Exchange Offer and pursuant to the Existing Consent Solicitation, the Company is soliciting Consents from the holders of record of the 5% Preferred Stock to the Proposed Amendment.

     Under the Company's Amended and Restated Certificate of Incorporation, as currently in effect, the Company may redeem the 5% Preferred Stock (to the extent it has not been previously converted), in whole but not in part, following a sale by the Company of Common Stock for cash in an amount of not less than $100 million in a registered underwritten public offering prior to October 15, 1997. The Company is currently soliciting the consent of its stockholders, including, pursuant to the Existing Consent Solicitation, the holders of the 5% Preferred Stock, to the Proposed Amendment to the Certificate of Designations (i) to allow the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole but not in part upon the sale of any equity or debt securities in one or more offerings for gross proceeds in an aggregate cash amount of $100 million or more and (ii) to amend certain of the redemption provisions relating to the requirements for the delivery of a notice of redemption in connection therewith. See "The Proposed Amendment."

     The terms of the Preferred Stock Investment Agreement, dated October 23, 1996, as amended (the "Preferred Stock Investment Agreement"), require that the Company not undertake to conduct any debt or equity financing that is not pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity until the Company completes a Qualifying Offering. If the Proposed Amendment is not approved by the Company's stockholders and any shares of 5% Preferred Stock remain outstanding after the Exchange Offer, the Company will not be permitted to issue any debt or equity financing that is senior to the 5% Preferred Stock. The Company does not intend to commence the offerings until the Solicitation is substantially completed and the Notes Offering will not be consummated unless the Exchange Offer is successfully completed and no shares of the 5% Preferred Stock remain outstanding.

     The Requisite Consents from the holders of a majority of the issued and outstanding 5% Preferred Stock and the Common Stock must be received in order to adopt the Proposed Amendment, and once the Requisite Consents are received, the Certificate of Designations will be amended to reflect the Proposed Amendment regardless of whether the Exchange Offer is consummated. If the Proposed Amendment is adopted, then each non-exchanging holder will be bound by the Proposed Amendment regardless of whether such holder consented to the Proposed Amendment.

     HOLDERS OF 5% PREFERRED STOCK WHO TENDER IN THE EXCHANGE OFFER WILL BE DEEMED, AS A CONDITION TO A VALID TENDER, TO HAVE GIVEN THEIR CONSENT TO THE PROPOSED AMENDMENT. THE PROPER COMPLETION, EXECUTION AND DELIVERY OF THE LETTER OF TRANSMITTAL WILL CONSTITUTE THE DELIVERY OF A CONSENT TO THE PROPOSED AMENDMENT. CONSENTS MAY BE REVOKED AT ANY TIME UNTIL THE CERTIFICATE OF DESIGNATIONS HAS BEEN AMENDED TO REFLECT THE PROPOSED AMENDMENT. THE COMPANY INTENDS TO AMEND THE CERTIFICATE OF DESIGNATIONS TO REFLECT THE PROPOSED AMENDMENT AS OF THE SOLICITATION EXPIRATION DATE IF, AS OF SUCH TIME, THE

REQUISITE CONSENTS HAVE BEEN OBTAINED OR, IF THE REQUISITE CONSENTS ARE OBTAINED LATER, PROMPTLY UPON OBTAINING THE REQUISITE CONSENTS.

     THE COMPANY WILL MAKE NO SEPARATE PAYMENT FOR CONSENTS DELIVERED IN THE SOLICITATION.

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The Exchange Offer will expire on the Expiration Date and the Solicitation will expire on the Solicitation Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on ________ ___, 1997, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Exchange Offer, as so extended by the Company, shall expire. The Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all 5% Preferred Stock previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to the Exchange Offer subject to the right of a tendering holder to withdraw its shares of 5% Preferred Stock. See "-- Withdrawal Rights."

     Holders the of 5% Preferred Stock who tender in the Exchange Offer will be required, as a condition to a valid tender, to give their consent to the Proposed Amendment. Pursuant to the Existing Consent Solicitation, the Company currently is soliciting Consents from its stockholders, including holders of the 5% Preferred Stock, to the Proposed Amendment. All Consents to the Proposed Amendment granted by holders of the 5% Preferred Stock in the Existing Consent Solicitation will remain valid until such holders tender in the Exchange Offer. All Consents granted by the holders of the 5% Preferred Stock in the Exchange Offer will supersede all Consents granted in the Existing Consent Solicitation. Consents may be revoked at any time until the Certificate of Designations has been amended to reflect the Proposed Amendment. The Company intends to amend the Certificate of Designations to reflect the Proposed Amendment as of the Solicitation Expiration Date if, as of such time, the Requisite Consents have been obtained or, if the Requisite Consents are obtained later, promptly upon obtaining the Requisite Consents.

     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any shares of 5% Preferred Stock or terminate the Exchange Offer and not accept for exchange any shares of 5% Preferred Stock and promptly return all such shares to the tendering holders thereof in the event that any of the conditions specified in "-- Conditions of the Exchange Offer" below are not satisfied or waived by the Company or to comply with applicable law, by giving oral or written notice of such delay or termination to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all shares of 5% Preferred Stock previously tendered pursuant thereto, (iii) to amend the Exchange Offer in any respect or (iv) to terminate, cancel, withdraw or otherwise amend or modify the Exchange Offer at any time for any reason. If the Exchange Offer is so amended, the term "Exchange Offer" shall mean the Exchange Offer as so amended. The reservation by the Company of the right to delay acceptance for exchange of shares of 5% Preferred Stock is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the shares of 5% Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

TENDER PROCEDURE

     The tender to the Company of 5% Preferred Stock by a holder thereof pursuant to one of the procedures set forth below and the acceptance thereof by the Company will constitute a binding agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. This Prospectus, together with the Letter of Transmittal, will first be sent out on or about _________ ___, 1997, to all holders of 5% Preferred Stock known to the Company and the Exchange Agent.

     A holder of 5% Preferred Stock may tender the same by properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the shares of 5% Preferred Stock being tendered and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below).

     THE PROPER COMPLETION, EXECUTION AND DELIVERY OF THE LETTER OF TRANSMITTAL WILL INCLUDE THE GIVING OF A CONSENT TO THE PROPOSED AMENDMENT.

     If tendered shares of 5% Preferred Stock are registered in the name of the signer of the Letter of Transmittal and the shares of New Preferred Stock and Common Stock to be issued in exchange therefor are to be issued (and any untendered shares of 5% Preferred Stock are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of the shares of 5% Preferred Stock), the signature of such signer need not be guaranteed. In any other case, the tendered shares of 5% Preferred Stock must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office, branch, agency or correspondent in the United States, or by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (any of the foregoing hereinafter referred to as an "Eligible

Institution"). If the New Preferred Stock and Common Stock and/or 5% Preferred Stock not exchanged are to be delivered to an address other than that of the registered holder appearing on the stock register for the 5% Preferred Stock, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     THE METHOD OF DELIVERY OF THE 5% PREFERRED STOCK AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR SHARES OF 5% PREFERRED STOCK SHOULD BE SENT TO THE COMPANY.

     The Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the 5% Preferred Stock at the book-entry transfer facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the 5% Preferred Stock by causing such book-entry transfer facility to transfer such 5% Preferred Stock into the Exchange Agent's account with respect to the 5% Preferred Stock in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of 5% Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the Letter of Transmittal on or prior to the Expiration Date.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the 5% Preferred Stock (or a confirmation of book-entry transfer of such 5% Preferred Stock into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of 5% Preferred Stock will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any shares of 5% Preferred Stock not properly tendered or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in the tender of any shares of 5% Preferred Stock. Unless waived, any defects or irregularities in connection with tenders of shares of 5% Preferred Stock for exchange must be cured within such reasonable period of time as the Company will determine. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering 5% Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers the 5% Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the 5% Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the 5% Preferred Stock and to acquire New Preferred Stock and Common Stock issuable upon the exchange of such tendered 5% Preferred Stock, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered 5% Preferred Stock, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered 5% Preferred Stock or transfer ownership of such 5% Preferred Stock on the account books maintained by a book-entry transfer facility. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL AND REVOCATION RIGHTS

     Tenders of 5% Preferred Stock pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the Letter of Transmittal, and with respect to a facsimile transmission, must be confirmed by telephone and an original delivered by guaranteed overnight delivery. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered 5% Preferred Stock to be withdrawn, the certificate numbers of the shares of 5% Preferred Stock to be withdrawn, a statement that such holder is withdrawing his election to have such shares of 5% Preferred Stock exchanged, and the name of the registered holder of such shares of 5% Preferred Stock, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of 5% Preferred Stock being withdrawn. The Exchange Agent will return the properly withdrawn shares of 5% Preferred Stock promptly following receipt of notice of withdrawal. If shares of 5% Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares of 5% Preferred Stock or otherwise comply with the book-entry transfer procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

     Any shares of 5% Preferred Stock so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any shares of 5% Preferred Stock which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of shares of 5% Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such shares will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn shares of 5% Preferred Stock may be retendered by following one of the procedures described under "-- Tender Procedure" above, at any time on or prior to the Expiration Date.

     Consents to the Proposed Amendment may be revoked at any time until the Amendment Date. The Company intends to amend the Certificate of Designations to reflect the Proposed Amendments as of the Solicitation Expiration Date if, as of such time, the Requisite Consents have been obtained or, if the Requisite Consents are obtained later, promptly upon obtaining the Requisite Consents.

     To be effective, a written, dated revocation must executed and delivered to the Company prior to the Amendment Date. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be addressed to Lawrence F. Gilberti, Secretary, CD Radio Inc., 6th Floor, 1001 22nd Street N.W., Washington, D.C. 20037. All questions as to the validity of notices of revocation, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

     THE WITHDRAWAL OF TENDERED 5% PREFERRED STOCK WILL BE DEEMED TO BE A REJECTION OF THE EXCHANGE OFFER.

Acceptance of 5% Preferred Stock for Exchange; Delivery of New Preferred Stock and Common Stock

     Upon the satisfaction or waiver of all the terms of the Exchange Offer, the acceptance for exchange of 5% Preferred Stock validly tendered and not withdrawn and issuance of the New Preferred Stock and Common Stock will be made on the Exchange Date. The Exchange Date means the fifth business day following the Expiration Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered shares of 5% Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of 5% Preferred Stock for the purposes of receiving New Preferred Stock and Common Stock from the Company and causing the 5% Preferred Stock to be assigned, transferred and exchanged. Upon the terms of the Exchange Offer, delivery of New Preferred Stock and Common Stock to be issued in exchange for accepted 5% Preferred Stock will be made by the Exchange Agent promptly after the Exchange Date. Tendered 5% Preferred Stock not accepted for exchange by the Company will be returned without expense to the tendering holders promptly following the Expiration Date as described above under "-- Withdrawal and Revocation Rights."

ACCRUED DIVIDENDS

     Holders of shares of 5% Preferred Stock accepted for exchange pursuant to the Exchange Offer will not receive dividends accrued from April 15, 1997 (the last regular dividend payment period with respect to the 5% Preferred Stock) on such 5% Preferred Stock.

     Dividends on shares of 5% Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable, when and as declared by the Board of Directors.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) (relating to the Company's obligation to exchange and issue shares of New Preferred Stock and Common Stock for or return tendered shares of 5% Preferred Stock promptly after termination of the Exchange Offer), exchange and issue shares of New Preferred Stock and Common Stock for any shares of 5% Preferred Stock tendered and may postpone the acceptance for exchange of or, subject to the restriction set forth above, the exchange and issuance of, shares of New Preferred Stock and Common Stock for shares of 5% Preferred Stock tendered and to be exchanged and may terminate or amend the Exchange Offer if (i) the Requisite Consents to the Proposed Amendment are not received, (ii) a minimum of 95% of the issued and outstanding shares of the 5% Preferred Stock are not tendered for exchange and not withdrawn prior to the Expiration Date or (iii) the General Conditions (see below) are not satisfied.

     For purposes of the preceding paragraph, all of the "General Conditions" shall be deemed to have been satisfied unless any of the following conditions shall occur on or after the date of this Prospectus and prior to the Exchange
Date:

     (a) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, operations, results of operations or prospects of the Company, or in the general economic or financial market conditions in the United States or abroad, which is or may be materially adverse to the Company or its stockholders or to the value of the 5% Preferred Stock or there shall have been a significant decrease in the market prices of or trading in the 5% Preferred Stock, or the Company shall have become aware of any fact or occurrence which is or may be materially adverse with respect to the value of the 5% Preferred Stock or with respect to the contemplated benefits to the Company of the Exchange Offer or the Proposed Amendment; or

     (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration, escalation or worsening thereof; or

     (c) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer or the Proposed Amendment by any local, state, federal or foreign government or governmental authority or by any court, domestic or foreign, that might, directly or indirectly, (1) make the acceptance for exchange of some or all of the shares of 5% Preferred Stock or the issuance of shares of New Preferred Stock or Common Stock in exchange therefor illegal or otherwise restrict or prohibit consummation of the Exchange Offer, (2) result in a delay in, or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all of the shares of 5% Preferred Stock or to issue some or all of the shares of New Preferred Stock or Common Stock in exchange therefor, (3) otherwise adversely affect the Company or the Exchange Offer or (4) result in a material limitation in the benefits expected to be derived by the Company from, or as a result of the transactions contemplated by, the Exchange Offer or the Proposed Amendment; or

     (d) there shall be threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer, the acquisition by the Company of any shares of 5% Preferred Stock, the solicitation of Consents or the adoption of the Proposed Amendment, or seeking to obtain any material damages as a result thereof, or otherwise adversely affecting the Company or the value of the 5% Preferred Stock which makes it inadvisable to proceed with the Exchange Offer, the acceptance for exchange of shares of 5% Preferred Stock or the issuance of the shares of New Preferred Stock or Common Stock in exchange therefor.

     All of the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions will be final and binding.

     If any of the foregoing conditions shall not be satisfied (or, with respect to the above enumerated events, shall have occurred), the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all shares of 5% Preferred Stock tendered pursuant to the Exchange Offer to tendering security holders as described above under "-- Withdrawal and Revocation Rights." (ii) extend the Exchange Offer and retain all tendered shares of 5% Preferred Stock until the Expiration Time for the extended Exchange Offer; or (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all shares of 5% Preferred Stock tendered pursuant to the Exchange Offer. In addition, the Company reserves the right to terminate, cancel, withdraw or otherwise amend or modify any or all of the Exchange Offer, the Existing Consent Solicitation and the Solicitation at any time for any reason.

DISSENTERS' RIGHTS

     Holders of 5% Preferred Stock do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Certificate of Designations in connection with the Exchange Offer.

DEALER MANAGER

     The Company has retained Merrill Lynch to act as Dealer Manager in connection with the Exchange Offer. Additionally, Merrill Lynch is acting as an underwriter in connection with the Offerings. Merrill Lynch is also acting as financial advisor to the Company and, as such, is advising the Company with respect to, among other things, the terms and timing of the Exchange Offer. In its capacity as Dealer Manager, Merrill Lynch may contact holders of the 5% Preferred Stock regarding the Exchange Offer and may request brokers, dealers and other nominees to forward this Prospectus and related materials to beneficial owners of the 5% Preferred Stock. Questions and requests for assistance may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Prospectus.

     The Company has agreed to pay Merrill Lynch a fee for its services as Dealer Manager and financial advisor in connection with the Exchange Offer and will not otherwise make any payments to brokers, dealers or others for soliciting acceptance of the Exchange Offer. In addition, the Company will reimburse the Dealer Manager for its reasonable out-of-pocket expenses. The Company also has agreed to indemnify the Dealer Manger and its affiliates against certain liabilities caused by, relating to, arising out of or in connection with the Exchange Offer or the engagement of Merrill Lynch as financial advisor.

EXCHANGE AGENT

     ___________________________ has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the Letter of Transmittal.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

TRANSFER TAXES

     Holders who tender their shares of 5% Preferred Stock for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register shares of New Preferred Stock or Common Stock in the name of, or request that shares of 5% Preferred Stock not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of shares of 5% Preferred Stock who do not exchange their shares of 5% Preferred Stock for shares of New Preferred Stock and Common Stock pursuant to the Exchange Offer or whose 5% Preferred Stock is not accepted for exchange will continue to hold such shares of 5% Preferred Stock and will be entitled to all the rights and preferences, and subject to all of the limitations, applicable thereto. To the extent that shares of 5% Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity and trading market for untendered shares of 5% Preferred Stock, and the terms upon which such shares could be sold, could be adversely affected.

                         MARKET AND TRADING INFORMATION

     There is no established trading market for the 5% Preferred Stock. The New Preferred Stock will be a new issue of securities with no established trading market. The Company has been advised by Merrill Lynch that it intends to make a market in the New Preferred Stock but is not obligated to do so and may discontinue marketmaking at any time without notice. No assurance can be given as to the liquidity of the trading market for the New Preferred Stock. The trading market for the 5% Preferred Stock generally has not been liquid.

                             THE PROPOSED AMENDMENT

     The Certificate of Designations, as currently in effect, provides that the Company is authorized to redeem the 5% Preferred Stock, in whole but not in part, upon a registered underwritten public offering in which the Company sells Common Stock for net cash proceeds to the Company in an amount not less than $100 million prior to October 15, 1997.

     On June 24, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Certificate of Designations to allow the Company to redeem the 5% Preferred Stock, in whole but not in part, upon the sale, on or prior to November 15, 1997, by the Company of any equity or debt securities for net cash proceeds in an amount not less than $100 million. The Proposed Amendment does not affect any terms or rights of the Common Stock.

     The Company intends (i) to amend the Proposed Amendment to permit the Company to redeem the 5% Preferred Stock (to the extent not previously converted) in whole but not in part upon the sale of any equity or debt securities in one or more offerings for gross proceeds in an aggregate cash amount of $100 million or more and (ii) to amend certain of the redemption provisions relating to the requirements for the delivery of a notice of redemption in connection therewith.

     If the Proposed Amendment is approved by the Company's stockholders, the Company will promptly file a Certificate of Amendment to the Certificate of Designations with the Secretary of State of the State of Delaware and will take any other action necessary to effect the Proposed Amendment.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

OVERVIEW

     The Company was organized in May 1990 and is in its development stage. The Company's principal activities to date have included technology development, pursuing regulatory approval for CD Radio, market research, design, development, contract negotiations with satellite and launch vehicle contractors, technical efforts with respect to standards and specifications, strategic planning and securing adequate financing for working capital and capital expenditures. The Company does not expect to derive any revenues from operations prior to the commercial launch of CD Radio, which is expected to occur no earlier than the end of 1999. The Company has incurred substantial losses to date and expects to incur substantial losses until at least a year after the commercial launch of CD Radio. In addition, the Company will require substantial additional capital to complete development and commence commercial operations of CD Radio.

     Upon commencing commercial operations, the Company expects its primary source of revenues to be monthly subscription fees. The Company currently anticipates that its subscription fee will be approximately $10 per month to receive CD Radio broadcasts, with a one time, modest activation fee per subscriber. To receive CD Radio, subscribers will need to purchase a radio card or S-band radio together with the associated miniature satellite dish antenna. The Company does not intend to manufacture these products and thus will not receive any revenues from their sale. Although the Company holds patents covering certain technology to be used in the radio cards, S-band radios and miniature satellite dish antennas, the Company expects to license its technology to manufacturers at no charge. As the number of subscribers to CD Radio increases, the Company also may derive revenues from payments from producers of sports, news and talk programming for providing national distribution of their programming to subscribers.

     The Company expects that the operating expenses associated with commercial operations will consist primarily of costs to acquire programming; costs to maintain and operate its satellite broadcasting system and National Broadcasting Studio; and sales, general and administrative costs. Costs to acquire programming are expected to include payments to build and maintain an extensive music library and royalty payments for broadcasting music (calculated based on a percentage of revenues). Sales, general and administrative costs are expected to consist primarily of advertising costs, salaries of executives, studio personnel, program hosts, administrators, technical staff, rent and other administrative expenses. The Company expects that the number of its employees will increase from ten to approximately 100 by the time it commences commercial operations.

     In addition to funding initial operating losses, the Company will require funds for working capital, interest and financing costs on borrowings and capital expenditures. The Company's interest expense will increase significantly as a result of its financing plan. However, a substantial portion of its planned indebtedness will not require cash payments of interest and principal for some time.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

     The Company recorded net losses of $835,000 and $1,204,000 for the six months ended June 30, 1997 and 1996, respectively, and $354,000 and $687,000 for the three months ended June 30, 1997 and 1996, respectively. The Company's total operating expenses were $2,128,000 and $1,239,000 for the six months ended June 30, 1997 and 1996, respectively, and were $1,591,000 for the three months ended June 30, 1997 compared to $702,000 for the three months ended June 30, 1996.

     Legal, consulting and regulatory fees increased for the six month ended June 30, 1997 to $1,246,000 from $575,000 for the six months ended June 30, 1996, and increased to $1,009,000 from $347,000 for the three months ended June 30, 1997 and 196, respectively. These levels of expenditures are the result of increased activity since winning an auction for the FCC License.

     Research and development costs were $35,000 and $52,000 for the six months ended June 30, 1997 and 1996, respectively, and $15,000 and $25,000 for the three months ended June 30, 1997 and 1996, respectively. The Company completed the majority of such activities in 1994.

     Other general and administrative expenses increased for the six months ended June 30, 1997 to $847,000 from $612,000 for the six months ended June 30, 1996 and to $566,000 from $330,000 for the three months ended June 30, 1997 and 1996, respectively. General and administrative expenses are expected to continue to increase as the Company continues to develop its business. The Company also incurred a non-cash charge of $160,000 for the six month period ended June 30, 1996, attributable to the recognition of compensation expense in connection with stock options issued to officers of the Company.

     The increase in interest income to $1,298,000 for the six months ended June 30, 1997, from $45,000 in the six months ended June 30, 1996 and to $1,237,000 from $20,000 for the three months ended June 30, 1997 and 1996, respectively, was the result of a higher average cash balance during the second quarter of 1997. The cash and cash equivalents on hand were primarily obtained from the 5% Preferred Stock offering in April 1997.

YEARS ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     The Company recorded net losses of $2,831,000 ($.29 per share) and $2,107,000 ($.23 per share) for the years ended December 31, 1996 and 1995, respectively. The Company's total operating expenses were $2,930,000 in 1996 compared to $2,230,000 in 1995.

     Legal, consulting and regulatory fees increased in 1996 to $1,582,000 from $1,046,000 in 1995, as the result of increased efforts to obtain the FCC License.

     Research and development costs were $117,000 in 1996, compared with $122,000 in 1995. Non-recurring costs associated with the design and development of the CD Radio demonstration system were substantially completed in 1993. Costs incurred in subsequent years relate to the operations of the demonstration system, including leasing satellite time, taking transmission measurements, and testing multipath fading.

     Other general and administrative expenses increased in 1996 to $1,231,000 from $1,062,000 in 1995. The increase is due to the Company requiring general administrative support for the effort to obtain the FCC License.

     Interest income decreased to $113,000 in 1996 from $143,000 in 1995 as a result of the Company having a higher average cash balance in 1995. Proceeds relating to the exercise of stock warrants were not received until late 1996 and, therefore, did not generate a significant amount of interest income. Interest expense decreased from $20,000 in 1995 to $13,000 in 1996 as a result of the Company repaying a promissory note due to an officer of the Company in 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     The Company recorded net loss of $2,107,000 ($.23 per share) and $4,065,000 ($.48 per share) for the years ended December 31, 1995 and 1994, respectively. The Company's total operating expenses were $2,230,000 in 1995 compared to $4,076,000 in 1994.

     Legal, consulting and regulatory fees decreased from $1,245,000 in 1994 to $1,046,000 in 1995 as the Company continued to reduce costs while awaiting action by the FCC on the Company's application for an FCC License.

     Other general and administrative expenses also decreased from $2,455,000 in 1994 to $1,062,000 in 1995 reflecting a reduction of costs such as payroll, rent and compensation expense in connection with issuance of stock options.

     The Company completed the majority of the research and development necessary for product development prior to FCC licensing by 1994 which was reflected in the decrease of research and development costs from $375,000 in 1994 to $122,000 in 1995.

     The increase in interest income from $51,000 in 1994 to $143,000 in 1995 was the result of a higher average cash balance in 1995. The cash and cash equivalents on hand were originally obtained from the Company's initial public offering in September 1994, which raised $4.8 million.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1997, the Company had working capital of approximately $30,424,000 compared to $4,442,000 at December 31, 1996. The increase in working capital was primarily the result of remaining cash proceeds from the preferred stock offering in April 1997. Approximately $66.7 million of the proceeds from the preferred stock offering have been classified as designated cash reflecting the balance due the FCC if and when the FCC License is awarded.

FUNDING REQUIREMENTS

     The Company is a development stage company and as such will require substantial amounts of continued outside financing to acquire and develop its assets and commence commercial operations. The Company estimates that it will require approximately $660.1 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $266.2 million to date. After giving effect to the Offerings, the Company will have raised $491.2 million of funds, leaving anticipated additional cash needs of approximately $168.9 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities, or a combination thereof. Furthermore, if the Company were to exercise its option under the Loral Satellite Contract to purchase and deploy an additional satellite, substantial additional funds would be required. See "Proposed Financing."

     In April 1997, the Company was the winning bidder in an FCC auction for one of two national satellite broadcast licenses with a winning bid of $83.3 million, of which $16.7 million has been paid as a deposit. The Company will be required to pay the balance of the winning bid after it is awarded the FCC License, which is currently expected to occur in September 1997, assuming any petitions to deny the granting of the FCC License are dismissed.

     To build and launch the satellites necessary for the operations of CD Radio, the Company has entered into the Loral Satellite Contract and the Arianespace Launch Contract. The Loral Satellite Contract provides for Loral to construct for the Company three satellites, two of which the Company intends to launch and the third of which will be kept in reserve as a spare, and for an option to be granted to the Company to purchase a fourth satellite. Under the Arianespace Launch Contract, Arianespace has agreed to launch two of the Company's satellites into orbit. See "Business -- The CD Radio Delivery System -- The Satellites." The Company expects to make aggregate payments of $272.8 million under the Loral Satellite Contract and of $176 million under the Arianespace Launch Contract. Under the Loral Satellite Contract, with the exception of a payment made at the time of the signing of the Loral Satellite Contract in March 1993, payments are to be made in 22 installments commencing in April 1997 and ending in November 2000, the expected delivery date for the third satellite. Approximately half of these payments are contingent on Loral meeting specified milestones in the manufacture of the three satellites. In addition, Loral has agreed to defer a total of $20 million of the contract price, which is to be paid in four equal installments of $5 million commencing November 2001 until March 2003. See "-- Sources of Funding." Amounts due under the Arianespace Launch Contract, except for payments made for each of the two launches prior to the execution of the Arianespace Launch Contract, are due between November 1997 and July 1999 for the first launch, and, for the second launch, the earlier of the period between, February 1998 and October 1999, or ten days prior to the second launch.

     The Company also will require funds for construction of its National Broadcast Studio, working capital, interest on borrowings, acquisition of programming, financing costs and operating expenses until some time after the commencement of commercial operations of CD Radio. The Company's interest expense will increase significantly as a result of its financing plan; however, a substantial portion of its planned indebtedness will not require immediate cash payments. The

Notes do not require cash payments until ________, 2003. Interest on funds borrowed by the Company under the AEF Agreements is deferred until repayment of such amounts.

SOURCES OF FUNDING

     The Company historically has funded its operations through equity capital. As of June 30, 1997, the Company had received a total of $186.8 million in equity capital and had no outstanding indebtedness. A significant portion of the Company's equity capital was received in April 1997 as a result of the Company's issuance of 5,400,000 shares of 5% Preferred Stock for aggregate net proceeds of $120.5 million in a private placement transaction. These proceeds will be used primarily to finance the payment of the purchase price for the FCC License and for working capital.

     On July 22, 1997, the Company entered into two loan agreements (collectively the "AEF Agreements") with AEF, a subsidiary of Arianespace, to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace (the "AEF Vendor Financing"). Under these agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the "Tranche A Loans"). The Company has the opportunity upon satisfying a variety of conditions specified in the AEF Agreements to extend the term of the Tranche A Loans. If not extended, the Company will be required to repay the Tranche A Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date, which will be prior to the time CD Radio commences commercial operations. There can be no assurance that the Company will have sufficient funds to make such repayment.

     The AEF Agreements impose restrictions on the Company's ability to incur additional indebtedness, make investments or permit liens on certain assets of the Company, other than liens in favor of AEF. If AEF determines that the Tranche A Loans are eligible for conversion into term loans, the Company will also be subject to provisions restricting its ability to change its capital structure or organizational documents or to merge, consolidate or combine with another entity. If the Tranche A Loans are converted, the Company's obligations to AEF will be secured by a lien on specified assets of the Company, including the satellites and, to the extent permitted by applicable law, the FCC License. See "Description of Certain Indebtedness--Vendor Financing."

     Pursuant to a Multiparty Agreement among the Company, AEF and Arianespace in connection with the AEF Agreements, if the Company is unable to obtain sufficient financing to complete the construction and launch of the satellites, or if the Company terminates the Arianespace Launch Contract, the Company will be required to pay Arianespace a termination fee ranging from 5% to 40% of the launch services price, based on the proximity of the date of termination to the scheduled launch date. The termination fee will be payable prior to the time the Company commences commercial operations and there can be no assurance that the Company will have sufficient funds to pay this fee.

     The Loral Satellite Contract provides for payments to be made in installments, subject to achievement by Loral of certain milestones in the manufacture of the satellites. Loral has agreed to defer payment of $20 million from two milestone payments due in June and September of 1998.

The deferred amount will be paid in four installments of $5 million, with the first payment to be made twenty-seven months after the delivery of the first satellite, the second payment to be made twenty-seven months after delivery of the second satellite, the third payment to be made 365 days after the first payment date and the fourth payment to be made 365 days after the second payment date.

     In the event of a satellite or launch failure, Company will be required to pay Loral the full deferred amount for the affected satellite no later than 120 days after the date of the failure. If the Company should elect to put a satellite into ground storage, rather than having it shipped to the launch site, the full deferred amount for the affected satellite will become due within 60 days of such election.

     As a condition to the deferred payments, Company has agreed to provide Loral a security interest in the properties and assets of the Company and its subsidiaries, of substantially the same nature and quality, and of substantially equivalent value relative to the amount of the secured obligations, and on the same terms and covenants, as the Company has provided or may provide to any other party under any and all of its loan, credit and other similar agreements. There currently is no such security interest.

     After giving effect to the Offerings and the AEF Agreements, the Company expects it will require an additional $168.9 million in financing through 1999. However, there can be no assurance that the Company's actual cash requirements will not increase. Potential sources of additional financing include the sale of debt or equity securities in the public or private markets. There can be no assurance that the Company will be able to obtain additional financing on favorable terms, or at all, or that it will be able to do so in a timely fashion. The Indenture and the AEF Agreements contain, and documents governing any indebtedness incurred in the future are expected to contain, provisions limiting the ability of the Company to incur additional indebtedness. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of holders of 5% Preferred Stock who receive shares of Common Stock pursuant to the Exchange Offer. If additional financing were not available on a timely basis, the Company would be required to delay satellite and/or launch vehicle construction in order to conserve cash to fund continued operations, which would cause delays in the commencement of operations and increased costs. See "Risk Factors -- Need for Substantial Additional Funding."

     The amount and timing of the Company's actual cash requirements will depend upon numerous factors, including costs associated with the construction and deployment of its satellite system and the rate of growth of its business subsequent to commencing service, costs of financing and the possibility of unanticipated costs. Additional funds would be required in the event of delay, cost overruns, launch failure, launch services or satellite system change orders, or any shortfalls in estimated levels of operating cash flow, or to meet unanticipated expenses.

     As a result of the issuance of the Notes and the expected incurrence of significant additional indebtedness required to meet its capital requirements, the Company will have substantial indebtedness. The Company's ability to meet all of its debt service obligations when due may require it to refinance its then outstanding indebtedness. No assurance can be given that the Company will be able to generate sufficient cash flow to service its indebtedness or be able to refinance indebtedness. The Indenture contains, and debt instruments governing any future
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                                                                              72

indebtedness of the Company are expected to contain, restrictions on, among other things, the ability of the Company to incur additional indebtedness.
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                                                                              73

                                    BUSINESS

     This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

GENERAL

     CD Radio Inc. was founded in 1990 to pioneer and commercialize a compact disc quality, multi-channel radio service broadcast directly from satellites to vehicles. The Company was a winning bidder at an FCC auction in April 1997 and expects to receive shortly one of two licenses to be awarded by the FCC to build, launch and operate a national satellite radio broadcast system. The Company has recently began construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company's service, which will be marketed under the brand name "CD Radio," is expected to consist of 30 channels of commercial-free, compact disc quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band, the "S-band", that will augment traditional AM and FM radio bands. Under its expected FCC license, the Company will have the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $10 per month.

     The Company is positioning itself as an entertainment company and accordingly plans to design and originate programming on each of its 30 music channels. Each channel will be operated as a separate radio station, with a distinct format. Certain music channels will offer continuous music, while others will have program hosts, depending on the type of music programming. CD Radio will offer a wide range of music categories, such as:

     o Symphonic             o Classic Rock         o Soft Rock
     o Chamber Music         o 50s Oldies           o Singers and Songs
     o Opera                 o 60s Oldies           o Beautiful Instrumentals
     o Today's Country       o Folk Rock            o Album Rock
     o Traditional Country   o Latin Ballads        o Alternative Rock
     o Contemporary Jazz     o Latin Rhythms        o New Age
     o Classic Jazz          o Reggae               o Broadway's Best
     o Blues                 o Rap                  o Gospel
     o Big Band/Swing        o Dance                o Children's Entertainment
     o Top of the Charts     o Urban Contemporary   o World Beat

     The Company's 50 music and non-music stations will be housed at the
National Broadcast Studio. The National Broadcast Studio will contain the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.
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                                                                              74

THE CD RADIO OPPORTUNITY

     The Company believes that there is a significant market for music and other radio programming delivered through advanced radio technology. While television technology has advanced steadily - from black and white to color, from broadcast to cable, and from ordinary to high-definition television - the last major advance in radio technology was the introduction of FM broadcasts. CD Radio will provide a new generation of radio service, offering a wide variety of music formats available on demand, "seamless" signal coverage throughout the United States and commercial-free, compact disc quality programming. The Company's planned multiplicity of formats currently is not available to motorists in any market within the United States.

     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 198 million registered private motor vehicles in the United States by the end of 1999, when the Company expects to commence broadcasting. At present, approximately 89% of all private vehicles have a radio that could easily be utilized to receive CD Radio's broadcasts, with this number estimated to be approximately 182 million vehicles in 1999, and approximately 199 million in 2004. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 110 million commuters, 34 million of whom spend between one and two hours commuting daily, three million truck drivers and three million owners of recreational vehicles, among other groups.

     According to Arbitron, in 1996, despite the fact that almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1996, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

     The Company believes that its ability to offer a wide variety of musical formats simultaneously throughout the United States will enable it to tap significant unmet consumer demand for specialized musical programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30 percent of all stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age, children's programming and others accounted for approximately 27% of sales of recorded music in 1996, such formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae, children's programming and many others. CD Radio's wide choice of formats is expected to appeal to a large number of currently underserved listeners.

     In addition, the limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations,
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which have an average range of only approximately 30 miles before reception fades, CD Radio's signal will cover the entire continental United States enabling listeners to always remain within its broadcast range. The Company's satellite delivery system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

     The ability to broadcast nationwide will also allow the Company to serve currently underserved radio markets. In the United States, there are more than 45 million people aged 12 and over living in areas with such limited radio station coverage that the areas are not monitored by Arbitron. Of these, the Company believes approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. This segment of the population also has a limited choice of radio music formats and is one of CD Radio's primary target markets.

     The Company also believes that CD Radio will have a competitive advantage over conventional radio stations due to its music channels being commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. The Company believes that consumers dislike frequent radio commercial interruptions and that "station surfing" to avoid them is common.

Progress to Date and Significant Development Milestones

     The following chart sets forth the Company's past and projected development milestones. There can be no assurance that the Company will commence commercial operations in late 1999 as planned. See "Risk Factors -- Possible Delays and Adverse Effect of Delay on Financing Requirements."


1990:   o  CD Radio Inc. incorporated
        o CD Radio proposes FCC create satellite radio service and files license application

1991:   o  Stationary service simulation conducted
        o  Nationwide focus groups conducted

1992:   o  Satellite radio spectrum allocated at WARC-92
        o  Radio manufacturer discussions conducted

1993:   o  Satellite contract with Loral executed o Launch slots with
           Arianespace reserved
        o  Additional nationwide focus groups conducted
        o  Miniature satellite dish antenna developed
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                                                                              76

1994:   o  Initial public offering of Common Stock completed
        o  Signal diversity patents granted
        o  Mobile service simulation conducted

1995:   o  Loral satellite design completed
        o  Orbital slot registrations filed

1996:   o  Memory reception patents granted
        o  Radio card designed

1997:   o  CD Radio wins auction for FCC License
        o  Raised $135 million of 5% Preferred Stock
        o  Satellite construction commenced
        o Radio manufacturer memorandum of understanding executed o Arranged $105 million AEF Vendor Financing
        o  Sale of $25 million of Common Stock to Loral Space completed
        o  Award of FCC License expected

1998:   o  Radio card manufacturer to be selected
        o  Non-music channel content providers to be selected
        o  Assembly of music library to continue
        o  Terrestrial repeating transmitter build-out to begin

1999:   o  Construction of National Broadcast Studio to be completed
        o  Commercial production of radio cards to begin
        o  Satellite launches to be completed
        o  Commercial operations to begin

THE CD RADIO SERVICE

     CD Radio will offer motorists (i) a wide choice of finely focused music formats; (ii) nearly seamless signal coverage throughout the continental United States; (iii) commercial-free music programming; and (iv) plug and play convenience.

     Wide Choice of Programming. Each of CD Radio's 30 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments. Even in the largest metropolitan markets the variety of station formats generally is limited, and many of the Company's planned formats are unavailable.

     "Seamless" Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. The Company expects its nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their FM signals. In addition, the Company expects its broadcasts will
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                                                                              77

appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Commercial-Free Music Programming. The Company will provide commercial-free music programming. The Company's market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike most commercial AM and FM stations, will be a subscription and not an advertiser- supported service, its music channels will not contain commercials.

     Plug and Play Convenience. Consumers will be able to receive CD Radio broadcasts by acquiring a radio card and an easily attachable, silver dollar-sized satellite dish antenna. Listeners will not be required to replace their existing car radios and will be able to use the radio card by plugging it into their radio's cassette or compact disc slot. CD Radio listeners using a radio card will be able to push a button to switch between AM, FM and CD Radio. Radio cards will be portable and will be able to be moved from car to car. Radio card activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO.

     The Company intends to offer 30 channels of commercial-free, all-music programming and 20 additional channels of other formats that do not require compact disc quality audio, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. The Company expects the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $10 per month.

     The Company intends to recruit program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio channel. In order to be accessible to these industries, the Company plans to locate its programming operations and the National Broadcast Studio in New York City. Program managers also will coordinate the Company's continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that have hosts.

     Music programming will be selected from the Company's music library. The Company intends to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available. The Company recently began acquiring selected recordings for its music library.

     The Company believes that CD Radio will provide an opportunity for the recording industry to expose and promote new releases and artists to targeted listener groups nationwide. The Company plans to solicit promotional copies of new recordings, and contemplates showcasing these releases as part of a service to be developed for record companies. The Company intends to work with the recording industry and performing artists to develop innovative programming formats.

     In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as ASCAP, BMI and SESAC. These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of
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                                                                              78

revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Recordings Act, with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate satisfactory royalty arrangements with the above organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

     In addition to its music channels, the Company expects to offer 20 channels of news, sports and talk programming. The Company does not intend to produce the programming for these non-music channels. The Company believes, based on its discussions to date, that there is sufficient interest on the part of providers of news, sports and talk programming in CD Radio to permit the Company to offer a variety of non-music programming. News, talk and sports programming obtained from third party sources will include commercial advertising. To date, the Company has not reached any understandings or entered into any agreements with respect to the supply of such programming.

MARKETING STRATEGY

     The Company plans to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and compact disc quality fidelity. The Company's marketing strategy for CD Radio has three interrelated components: (i) the strategy for creating consumer awareness of CD Radio, (ii) the strategy for generating subscriptions to CD Radio and (iii) the strategy for generating purchases of radio cards and S-band radios and their associated miniature satellite dish antennas.

CREATING CONSUMER AWARENESS

     The Company believes that the introduction of CD Radio will have high news value, which it expects will result in significant national and local publicity prior to and during the initial launch of the service. In addition, the Company plans to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by the Company, together with expected significant manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

GENERATING SUBSCRIPTIONS TO CD RADIO

     The Company also intends to focus its initial efforts on a number of demographic groups that it believes represent potential target markets for CD Radio, including commuters, niche music listeners, truck drivers, recreational vehicle owners, consumers in areas with sparse radio coverage and operators of rental car fleets. In addition, the Company intends to aggressively target early adopters of new technologies, who it believes are likely to have a high level of interest in CD Radio.
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                                                                              79

     Commuters. Of the 110 million commuters, the Company has identified 34 million as highly addressable by virtue of their commute times averaging between one and two hours daily. To reach these commuters, the Company plans to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.

     Niche Music Listeners. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 27% of the market for recorded music sales. To reach niche music listeners, the Company intends to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

     Truck Drivers. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. The Company intends to place sampling displays at truck stops and to advertise in publications and on internet sites which cater to truck drivers.

     Recreational Vehicle Owners. There are approximately three million recreational vehicles in the United States. The Company plans to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

     Sparse Radio Zones. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. The Company believes that of these people, approximately 22 million people receive five or fewer FM stations, 1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, the Company plans to utilize local newspaper advertisements during the Company's initial launch period and target direct mailings to music enthusiasts in these areas.

     Rental Car Fleets. The Company intends to conduct a major promotional effort with car rental companies to provide CD Radio in the approximately 1.4 million rental cars in the United States. The Company has begun discussions with car rental companies in this regard.

SALES OF RADIO CARDS AND S-BAND RADIOS

     Consumers will receive CD Radio through radio cards or S-band radios and associated miniature satellite dish antennas. Although the Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas, their availability will be critical to the Company because they are the only means by which to receive CD Radio. Accordingly, the Company has devised strategies to make radio cards and S-band radios together with their associated miniature satellite dish antennas widely available to consumers.

     Sales of Radio Cards. The Company believes that the availability of radio cards will be critical to the Company's market penetration for a number of years following the introduction of CD Radio. The Company expects that radio cards will be sold at retail outlets and mass
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                                                                              80

merchandisers that sell consumer electronics. The retail price of the radio card together with the miniature satellite dish currently is expected to be approximately $200.

     Sales of S-band Radios. Distribution of S-band radios is an important element in the Company's marketing strategy. In 1996, U.S. consumers spent approximately $3 billion on autosound equipment for aftermarket installation in their vehicles, which the Company believes included approximately 4.6 million new AM/FM radios. The Company believes that this autosound equipment market is comprised largely of young, music oriented early adopters of new technology and that, in the course of purchasing a new car radio, some of these consumers would select one with built-in S-band capability. The Company expects S-band radios to be sold at retail outlets that sell consumer electronics, as well as at autosound specialty dealers. Like existing autosound equipment, S-band radios will require installation by the retailer or a third party.

     The Company's long term objective is to promote the adoption of S-band radios as standard equipment or a factory-installed option in every vehicle sold in the United States. The Company, however, expects sales of radio cards and S-band radios through the consumer electronics retail distribution system to be the primary distribution channel for receivers capable of receiving CD Radio for many years.

SUBSCRIPTION AND BILLING

     The Company intends to contract out customer service and billing functions to a national teleservices company, whose functions will include the handling of orders from subscribers, establishing and maintaining customer accounts, inbound telemarketing, billing and collections.

     Access to the Company's customer service center will be via the Company's toll-free number, 888-CD-RADIO, with all interaction with subscribers being conducted under the CD Radio name. Payment to the Company's selected teleservices company is expected to be based on transaction volumes, and the Company plans to charge subscribers a modest one-time activation fee to cover certain transaction costs. The Company will require payment for CD Radio with a national credit or debit card.

THE CD RADIO DELIVERY SYSTEM

     The Company has designed the CD Radio delivery system to transmit an identical signal from two satellites placed in geosynchronous orbit. The two satellite system will permit CD Radio to provide "seamless" signal coverage throughout the continental United States. This means that listeners will always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites or is within range of one of the Company's terrestrial repeating transmitters.

     The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal
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                                                                              81

interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.

     The Company expects to use 12.5 MHz of bandwidth in the 7025.0-7075.0 MHz band (or some other suitable frequency) for uplink transmissions from the National Broadcast Studio to the Company's satellites. Downlink transmission from the satellites to subscribers' radio cards or S- band radios will use 12.5 MHz of bandwidth in the 2320-2332.5 MHz frequency band.

     The CD Radio delivery system will consist of three principal components:
(i) the satellites; (ii) the receivers; and (iii) the National Broadcast Studio.

     [Diagram of CD Radio delivery system]

THE SATELLITES

     Satellite Design. The Company's satellites are of the Loral FS-1300 model series. This family of satellites has an estimated total of in-orbit operation time of 270 years, and to date more than 60 such satellites have been built or ordered, including 24 that are currently in production. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of its satellites, the Company has selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of the Company's satellites prior to launch in order to detect assembly defects and avoid premature satellite failure.

     The satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem, a telemetry, command and ranging subsystem, a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be
27.2 meters long, 8.65 meters wide and 3.8 meters tall.

     Simple Design ("Bent Pipe"). The Company's satellites will incorporate a repeater design which will act essentially as a "bent pipe," relaying received signals directly to the ground. The Company's satellites will not contain on-board processors or switches. All of the Company's processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     Spread Spectrum (Code Division Multiplex). The Company's radio transmission system will utilize Code Division Multiplex ("CDM") and spread spectrum technology which permits a large number of program channels to utilize a single radio frequency band. The system, incorporating CDM and spread spectrum modulation, combined with multiple satellite coverage and terrestrial repeating transmitters, is designed to provide a high capacity, high quality service.

     Signal Diversity. The Company believes that two satellites are the minimum number required to provide nearly seamless signal coverage throughout the continental United States. The Company plans to position its two satellites in complementary orbital locations so as to achieve efficient signal diversity and thereby mitigate service interruptions which can result from signal blockage and fading. The Company currently expects that its two satellites will be placed in
a
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                                                                              82

geosynchronous orbit at equatorial crossings of 80(degree)W and 110(degree)W longitude. Each of the Company's satellites will broadcast the same signal. The Company's transmission design also incorporates the use of a memory reception buffer contained within radio cards and S-band radios, designed to work in conjunction with signal diversity. The Company has been granted patents on the multi-satellite design and memory reception features for satellite radio service.

     As with any wireless broadcast service, the Company expects to experience occasional "dead zones" where the service from one satellite will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most such places the Company expects subscribers will continue to receive a signal from its other satellite. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, however, signals from both satellites will be blocked and reception will be adversely affected. In such urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast its satellite signals, improving the quality of reception. The FCC has not yet established rules governing such terrestrial repeaters, and the Company cannot predict the outcome of the FCC's current rule making on this subject. See "Business -- Government Regulation." The Company also will need to obtain the rights to use of roofs of certain structures where the repeaters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

     Satellite Construction. The Company has entered into the Loral Satellite Contract, pursuant to which Loral is building three satellites, two of which the Company intends to launch and one of which it intends to keep in reserve as a spare. Loral has agreed to deliver the first satellite to the launch site in Kourou, French Guiana by August 11, 1999, to deliver the second satellite to the launch site five months after the delivery of the first satellite and to deliver the third satellite to a Company designated storage site within eleven months of delivery of the second satellite. Loral has also agreed to endeavor to accelerate delivery of the second satellite to October 1999 and of the third satellite to April 2000. There can be no assurance, however, that Loral will be able to meet such an accelerated schedule. Although the Loral Satellite Contract provides for certain late delivery payments, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Under the Loral Satellite Contract, the Company has an option to order, at any time prior to March 10, 1999, a fourth satellite identical to the first three on preset price and delivery terms.

     Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. Title for the third satellite is to pass to the Company at the time of shipment of the satellite to the designated storage site. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery. After delivery, no warranty coverage applies, unless a satellite is not launched, in which case the warranty extends two years from the date of delivery. In the event of any delay in the construction of the satellites that is caused by the Company, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

     Following the launch of each satellite, Loral will conduct in-orbit performance verification. In the event that such testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, Loral and the Company have agreed to negotiate an equitable reduction in the final payment to be made by the Company for the affected satellite.
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                                                                              83

     Launch Services. The Company entered into the Arianespace Launch Contract for two satellite launches with Arianespace on July 22, 1997. The initial launch period for the first launch extends from August 1, 1999 to January 31, 2000. The initial launch period for the second launch extends from October 1, 1999 to March 31, 2000. These initial launch periods will be reduced to three-month periods at least twelve months prior to the start of the respective initial launch periods. One-month launch slots will be selected for each of the launches at least eight months prior to the start of the respective shortened launch periods. Launch dates will be selected for each of the launches at least four months prior to the start of the respective launch periods. The Company is entitled to accelerate the second launch by shipping the satellite to the launch base and preparing the satellite for launch at the next available launch opportunity.

     If the Company's satellites are not available for launch during the prescribed periods, the Company will arrange to launch the satellites on the first launch dates available after the satellites are completed. While the Company has been able to reschedule its reserved launch dates with Arianespace in the past, there can be no assurance that it will be able to do so in the future. If the Company postpones a launch for more than 12 months, or postpones a launch within 12 months of a scheduled launch, postponement fees may be charged under the terms of the Arianespace Launch Contract.

     Satellite launches are subject to significant risks, including satellite destruction or damage during launch or failure to achieve proper orbital placement. Launch failure rates vary depending on the particular launch vehicle and contractor. Arianespace, one of the world's leading commercial satellite launch service companies, has advised the Company that as of August 8, 1997, 84 of 89 Arianespace launches (approximately 94%) have been completed successfully since May 1984. See "Risk Factors -- Dependence upon Satellites," "Risk Factors -- Dependence upon Satellite and Launch Contractors" and "Risk Factors -- Satellite Launch Risks." However, the Ariane 5, the particular launch vehicle being planned for the launch of the Company's satellites, has had only one launch, which was a failure, and is untested in flight. The next launch of the Ariane 5 currently is planned for September 1997. There is no assurance that Arianespace's launches of the Company's satellites will be successful. If the second and third qualification flights of the Ariane 5 launch vehicle result in a failure, or if for any reason there have not been at least two successful Ariane 5 launches prior to each of Company's scheduled launches, or if Arianespace postpones one of Company's launches for more than six months due to a delay in the development of the Ariane 5 program, then, under the terms of the Arianespace Launch Contract, the Company has the right to require Arianespace to negotiate in good faith an amendment to the Arianespace Launch Contract to provide for launches using the Ariane 4 launch vehicle, with launch dates on the first available Ariane 4 launch opportunities after the scheduled launch dates, unless the Company agrees to earlier launch dates.

     Assuming use of an Ariane 5 launch vehicle, if a Company satellite is lost or destroyed during launch, or if, due to an anomaly occurring during launch caused by the launch vehicle or a co-passenger satellite, a Company satellite loses more than 50% of its operational capacity, Arianespace has agreed to perform a replacement launch at no cost. If, under the same circumstances, the Company satellite loses more than 20% but not more than 50% of its operational capacity, Arianespace is required to pay Company an amount based on the percent of lost capacity. If the Company purchases launch insurance on the commercial market, these percentages will be amended to match those contained in the insurance policy. If, following launch, a satellite should fail for any reason, including reasons unrelated to the launch, within 27
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                                                                              84

months after launch, the Company is entitled to purchase at the then applicable price a replacement launch from Arianespace with a one-month launch slot that falls within ten months of the request for the replacement launch.

     The Company will rely upon Arianespace for the timely launch of the satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Arianespace Launch Contract entitles Arianespace to postpone either of Company's launches for a variety of reasons, including technical problems, lack of co- passenger(s) for the Company's launch, the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Contract provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays.

     Under the terms of the Arianespace Launch Contract, the Company and Arianespace each agree to bear any damage to property or bodily injury that it or its associates may sustain caused by a launch or satellite failure. Arianespace is required to take out launch and in-orbit insurance policies to protect itself and the Company against liability for losses that third parties may sustain caused by a launch vehicle or any satellite on the launch vehicle, and to indemnify the Company against any such losses that exceed the limits of the insurance policy.

     Arianespace has assisted the Company in securing financing for the launch service prices through its subsidiary, AEF. The Company and AEF have entered into the AEF Agreements, which govern the provisions of such financing. See "Description of Certain Indebtedness -- Vendor Financing."

     Risk Management and Insurance. Two custom-designed, fully dedicated satellites are required to broadcast CD Radio. The Company has selected a launch service supplier that has achieved the most reliable launch record in its class in the industry. Each of the Company's two operational satellites will be launched separately. The Arianespace Launch Contract contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the Arianespace launch vehicle. In such event, the Company would utilize the spare satellite that will be constructed. Thus, the Company does not intend to insure for this contingency. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second satellite in a situation in which the spare satellite has been used to replace the first satellite. If the Company is required to launch the spare satellite due to failure of the launch of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. See "Risk Factors -- Dependence upon Satellites," "Risk Factors -- Dependence upon Satellite and Launch Contractors" and "Risk Factors -- Satellite Launch Risks."

     Once properly deployed and operational, the historical risk of premature total satellite failure has been less than one percent for U.S. geosynchronous commercial communication satellites. Insurance against in-orbit failure is currently available and typically is purchased after
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                                                                              85

the satellite is tested in orbit and prior to the expiration of launch insurance. In recent years, annual premiums have ranged from 1.3% to 2.5% of coverage. After the Company has launched the satellites and begun to generate revenues, the Company will evaluate the need for business interruption insurance.

     Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur as the satellite ages, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

THE RECEIVERS

     Subscribers to CD Radio will not need to replace their existing AM/FM car radios. Instead, they will be able to receive CD Radio in their vehicles using a radio card that has been designed to plug easily into the cassette or compact disc slot of their existing radio. Customers also will be able to receive CD Radio using an S-band radio. CD Radio reception with either a radio card or an S-band radio will be via a miniature silver dollar-sized satellite dish antenna mounted on a small base housing a wireless transmitter that will relay the CD Radio signal to the vehicle's radio card or S-band radio. Neither the radio cards, S-band radios nor the miniature satellite dish antennas currently are available and the Company is unaware of any manufacturer currently developing such products.

     The Company anticipates that radio cards will be easy to install because they will require no wiring or other assembly and will be installed simply by inserting the card into the radio's cassette or compact disc slot. Upon insertion of the card into the radio, listeners will be able to switch between AM, FM and CD Radio. The radio card can be removed by pushing the radio's "eject" button. Radio cards are portable and will be able to be moved from car to car, if desired. S-band radios will be capable of receiving AM, FM and S-band radio transmissions. The Company anticipates that S-band radios will be similar to conventional AM/FM radios in size and appearance. Like existing conventional radios, a number of these radios may also incorporate cassette or compact disc players.

     In addition to a radio card or S-band radio, a vehicle must be equipped with a miniature satellite dish antenna in order to receive CD Radio. To satisfy this requirement, the Company has designed a miniature satellite dish antenna. The battery powered satellite dish antenna is approximately the size and shape of a silver dollar, measuring 2" in diameter and 1/8" thick. The base of the satellite dish antenna will have an adhesive backing, so that consumers will be able to easily attach the satellite dish antenna to a car's rear window. Miniature satellite dish antennas will also be sold separately, so that consumers will be able to receive CD Radio in a vehicle that has a satellite dish antenna attached to it simply by moving a radio card. The radio card, the S- band radio and the satellite dish antenna all use proprietary technology developed by the Company.

     The Company's miniature satellite dish antenna design is substantially "non-directional," meaning it does not need to be pointed directly at a satellite in order to receive CD Radio
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                                                                              86

broadcasts. All that is required is that the satellite dish antenna be positioned upward on an unobstructed line-of-sight with one of the Company's satellites or be within range of a terrestrial repeating transmitter. The satellite dish antenna will be mounted on a small base housing a solar recharging battery and wireless transmitter that will relay the CD Radio signal to a vehicle's radio card or S-band radio. The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio.

     A radio card or S-band radio tuned to CD Radio will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the song being played. In order to reduce fraud, each radio card and S-band radio will contain a security circuit with an electronically encoded identification number. Upon verification of subscriber billing information, the Company will transmit a digital signal to activate the radio's S- band operation. This feature will enable the Company to protect against piracy of the CD Radio signal. Through this feature, the Company can directly via satellite discontinue CD Radio and deactivate radio cards or S-band radios of subscribers who are delinquent in paying the monthly subscription fee.

     The Company expects radio cards, S-band radios and miniature satellite dish antennas to be sold through a variety of retail outlets, including consumer electronics, car audio, department and music stores. The Company currently expects that the radio card together with the satellite dish antenna can be sold at a retail price of approximately $200. Radio card or S-band activation will be accomplished directly via satellite by calling the Company's customer service center at 888-CD-RADIO. The Company currently expects to begin offering CD Radio in late 1999 at an initial subscription price of $10 per month.

     The Company believes that, when manufactured in quantity, S-band radios will be incrementally more expensive than today's car radios, while radio cards, which will have no installation costs if the customer has a radio with a cassette or compact disc slot, will be substantially less expensive. The Company expects that the satellite dish antenna will be substantially less expensive than the radio card for consumers wishing to purchase additional dish antennas separately. The Company believes that the availability and pricing of plug and play radio cards will be of prime importance to the Company's market penetration for a number of years.

     Neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company has entered into a non-binding memorandum of understanding with a major consumer electronics manufacturer, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer to manufacture radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance that these discussions will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with the

Company's business plan or that sufficient quantities of these will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market radio cards and the associated miniature satellite dish antennas, and to a lesser extent S-band radios, at affordable prices, or to develop and widely market such products upon the launch of CD Radio, would have a material adverse effect on the Company's business.

The National Broadcast Studio

     The Company plans to originate its 50 channels of programming from its National Broadcast Studio, to be located in New York City. The National Broadcast Studio will house the Company's music library, facilities for programming origination, programming personnel and program hosts, as well as facilities to uplink programming to the satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the orbiting satellites.

     The Company's music library will be located at the National Broadcast Studio. The Company intends to create an extensive music library which will consist of a deep range of recorded music. In addition to updating its music library with new recordings as they are released, the Company will seek to acquire recordings that in certain cases are no longer commercially available. The Company recently began purchasing collections of recordings for its music library.

     Programming will be originated at the National Broadcast Studio and transmitted to the Company's two satellites for broadcast to CD Radio subscribers. The Company expects that its broadcast transmissions will be uplinked to its satellites at frequencies in the 7025.0-7075.0 MHz band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHz band. The satellites then will broadcast the signal to the United States, at a power sufficient to enable its receipt directly by the miniature satellite dish antennas to be used by subscribers.

     Service-related commands also will be relayed from the National Broadcast Studio to the Company's satellites for retransmission to subscribers' radio cards and S-band radios. These service-related commands include those required to (i) initiate and suspend subscriber service, (ii) change the encryption parameters in radio cards and S-band radios to reduce piracy of CD Radio and
(iii) activate radio card and S-band radio displays to show program-related information.

     Tracking, telemetry and control operations for the Company's orbiting satellites also will be performed from the National Broadcast Studio. These activities include controlling the routine stationkeeping, which involves twice-monthly satellite orbital adjustments and the continuous monitoring of the satellites.

     The Company expects that the National Broadcast Studio, which will include its executive offices, will be approximately 30,000 square feet in size. The Company currently is searching for appropriate space to lease in New York City and has commenced development of plans for its facility with a broadcast studio design firm.

DEMONSTRATIONS OF THE CD RADIO SYSTEM

     In support of the Company's application for the FCC License, the Company conducted a demonstration of its proposed radio service from November 1993 through November 1994. The
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                                                                              88

demonstration involved the transmission of S-band signals to a prototype S-band radio and miniature satellite dish antenna installed in a car to simulate certain transmission techniques the Company intends to employ. Because there currently are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, the Company constructed a terrestrial simulation of its planned system. For this purpose, the Company selected a test range covering several kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. The Company placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for its proposed service. The Company also modified the standard factory installed sound system of a Lincoln Mark VIII automobile to create a radio receiving AM, FM and S-band, and integrated the Company's satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the range. Prior to testing with orbiting satellites, miniature satellite dish antennas and radio cards or S-band radios suitable for commercial production, there can be no assurance that the CD Radio system will function as intended. See "Risk Factors -- Reliance on Unproven Technology."

COMPETITION

     The Company expects to face competition from two principal sources: (i) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (ii) AMRC, the other successful bidder for an FCC License.

     The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of the Company's radio broadcasting competitors have substantially greater financial, management and technical resources than the Company.

     Unlike the Company, the radio industry has a well established market for its services and generally offers "free" broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, certain AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which the Company will be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and compact disc quality sound, features which are largely unavailable on conventional broadcast radio.

     The Company believes that cassettes and compact discs generally are used in automobiles as supplements to radio rather than as substitutes, and that these media are used primarily as backup when radio reception is unavailable or unsatisfactory, or when desired programming is unavailable or unsatisfactory. Cassettes and compact discs lack the convenience of radio, as well as the spontaneity and freshness that characterize radio programming. According to a 1996 market study, although almost all vehicles contain either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. Accordingly, the Company does not view its service as directly competitive with these media.

     Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. The Company believes, however, that prior to the commencement of CD Radio, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, the Company expects that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. In order to receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM radio, the Company does not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, the Company views the growth of terrestrial digital broadcasting as a positive force that would be likely to encourage radio replacement and thereby facilitate the introduction of S-band radios.

     Existing satellite operators are incapable of providing CD Radio type service to vehicles as a result of some or all of the following reasons: (i) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (ii) CD Radio type service requires fully dedicated satellites; (iii) CD Radio type service requires a custom satellite system design and (iv) CD Radio type service requires regulatory approvals, which existing satellite operators do not have.

     AMRC, a subsidiary of AMSC, was the other successful bidder for an FCC License. AMRC, in which WorldSpace, Inc. (a company that plans to provide satellite radio service outside of the United States) has a 20 percent interest, and AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, have financial, management and technical resources that greatly exceed those of the Company. In addition, the FCC could grant new licenses which would enable further competition to broadcast satellite radio. Although successful bidders for such new licenses would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry. See "Risk Factors -- Competition."

TECHNOLOGY, PATENTS AND TRADEMARKS

     The Company has been granted certain U.S. patents on various types of satellite radio technology. There can be no assurance, however, that any U.S. patent issued to the Company will not be circumvented or infringed by others, or that if challenged would be held to be valid. The Company has filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and has been granted patents in a number of these countries. There can be no assurance that additional foreign patents will be awarded to the Company or, if any such patents are granted, that the laws of foreign countries where the Company receives patents will protect the Company's proprietary rights to its technology to the same extent as the laws of the United States. Although the Company believes that obtaining patent protection may provide benefits to the Company, the Company does not believe that its business is dependent on obtaining patent protection or successfully defending any such patents that may be obtained against infringement by others.

     Certain of the Company's know-how and technology are not the subject of U.S. patents. To protect its rights, the Company requires certain employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. In addition, the Company's business may be adversely affected by competitors who independently develop competing technologies.

     The Company's proprietary technology was developed by Robert D. Briskman, the Company's co-founder, and was assigned to the Company. The Company believes that Mr. Briskman independently developed the technology covered by the Company's issued patents and that it does not violate the proprietary rights of any person. There can be no assurance, however, that third parties will not bring suit against the Company for patent infringement or for declaratory judgment to have any patents which may be issued to the Company declared invalid.

     If a dispute arises concerning the Company's technology, litigation might be necessary to enforce the Company's patents, to protect the Company's trade secrets or know-how or to determine the scope of the proprietary rights of others. Any such litigation could result in substantial cost to, and diversion of effort by, the Company, and adverse findings in any proceeding could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties or otherwise adversely affect the Company's ability to successfully develop and market CD Radio.

GOVERNMENT REGULATION

COMMUNICATIONS LAWS

     As a proposed operator of a privately owned satellite system, the Company is subject to the regulatory authority of the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. The Company is currently subject to regulation by the FCC principally with respect to (i) the licensing of its satellite system; (ii) preventing interference with or to other users of radio frequencies; and (iii) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing satellite radio service.

     On May 18, 1990, the Company proposed that the FCC establish a satellite radio service and applied for an FCC License. This application was opposed by the National Association of Broadcasters, an industry trade group that seeks to promote the interests of the television and AM/FM broadcast industries. In the fall of 1992, the FCC called for license applications from any parties other than the Company that might be interested in being licensed to provide a satellite radio service. The cutoff date for these applications was December 15, 1992. Five other applicants filed applications by that deadline, two of which were subsequently withdrawn, leaving the Company and three other applicants. Petitions were filed on behalf of third parties to deny the applications filed by the Company and the three other applicants.

     On March 3, 1997, the FCC adopted rules for the national satellite radio broadcast service (the "FCC Licensing Rules") and implemented a spectrum plan that will accommodate only two national satellite radio broadcast licenses. Pursuant to the FCC Licensing Rules, an
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                                                                              91

auction was held among the four existing applicants on April 1 and 2, 1997. The Company was a winning bidder for one of the two FCC Licenses with a bid of $83 million. Prior to the commencement of the auction, each applicant was required to deposit $3 million with the FCC. Following the auction, the Company was required to deposit with the FCC a post-auction down payment in an amount equal to twenty percent of its winning bid, an additional $13.7 million. The Company and the other winning bidder also were required to supplement their applications on file with the FCC by May 16, 1997. The Company made its post-auction down payment in a timely fashion and, on May 16, 1997, filed a supplement and amendment to its application. The FCC has confirmed receipt of the Company's twenty percent payment and has accepted its amendment for filing. The period during which petitions to deny the Company's application could be filed with the FCC expired on June 23, 1997. One such petition was filed, claiming that the Company should not be granted an FCC License because the Company's ownership violated the foreign ownership restrictions specified in Section 310(b) of the Communications Act. The Company filed an opposition to that petition to deny on July 3, 1997, noting that Section 310(b) does not apply to the Company because the Company is seeking a license to operate as a private owner and, even if the statute did apply, the Company's ownership structure complies with the requirements of the statute and with the FCC's rules. The original petitioner responded on July 11, 1997, by reiterating its claims. There can be no assurance that the FCC will dismiss this and any previously filed petitions. If the FCC dismisses this petition and all previously filed petitions and finds that the Company is eligible to hold an FCC License under the FCC's rules and the Communications Act, the Company will have ten business days to submit payment of the balance of its winning bid. In such a case, petitioners opposing the Company's application will have 30 days to appeal the decision before the FCC or the U.S. Court of Appeals. If the Company's application is denied, the Company can appeal the decision before the U.S. Court of Appeals. The Company cannot predict the ultimate outcome of any of these proceedings.

     Pursuant to the FCC Licensing Rules, if the Company receives an FCC License, it will be required to meet certain progress milestones. Licensees are required to begin satellite construction within one year of the grant of the FCC License; to launch and begin operating their first satellites within four years; and to begin operating their entire system within six years. Failure to meet those milestones could result in revocation of the FCC License. On May 6, 1997, the Company notified the FCC that it had begun construction on the first of its satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. The Company cannot predict the outcome of this petition.

     The term of the FCC License for each satellite is expected to be eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant FCC License. Although the Company anticipates that, absent significant misconduct on the part of the Company, the FCC Licenses will be renewed in due course to permit operation of the satellites for their useful lives, and that a license would be granted for any replacement satellites, there can be no assurance of such renewal or grant.

     Satellite orbit locations are registered internationally for each country. To the Company's knowledge, no other nations in the Western Hemisphere are seeking to use the S-band for satellite radio, and the Company does not anticipate difficulty in obtaining international registration, or
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                                                                              92

renewing or extending such registrations. There can be no assurance, however, that such registrations will be obtained.

     The spectrum allocated for satellite radio is used in Canada and Mexico for terrestrial microwave links, mobile telemetry, and other purposes. The United States government must coordinate the United States' use of this spectrum with the Canadian and Mexican governments before any United States satellite may become operational. The Company has performed analyses which show that its proposed use will not cause undue interference to most Canadian stations and can be coordinated with others by various techniques. The FCC Licensing Rules require that the licensees complete detailed frequency coordination with existing operations in Canada and Mexico. There can be no assurance that the licensees will be able to coordinate the use of this spectrum with Canadian or Mexican operators or will be able to do so in a timely manner.

     In order to operate its satellites, the Company also will have to obtain a license from the FCC to operate its uplink facility. Normally, such approval is sought after issuance of the FCC License. Although there can be no assurances that such licenses will be granted, if the Company obtains the FCC License, the Company does not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.

     If, during the pendency of the FCC License application, the Company were to issue Common Stock and, as a result thereof, 50 percent or more of the voting stock of the Company were to be held by parties who were not stockholders on the cutoff date (the "cut-off rule"), such issuance may require the filing of a "major amendment" to the Company's license application. If the Company was required to file a "major amendment" it may be assigned a new file number which would result in the loss of entitlement to processing concurrently with the other three remaining applications that were filed on or before the cutoff date for national satellite radio broadcast licenses set by the FCC. To avoid this the Company applied for, and received, exemptions from the FCC, conditioned on the current stockholders and officers of the Company remaining in day-to-day and actual control of Satellite CD Radio, Inc., the Company's wholly-owned subsidiary and the applicant of record for the FCC License. Failure to obtain further exemptions if required could result in the Company's application being dismissed. If other stock sales or conversions are contemplated that would change control of the Company, additional exemptions may be requested. Once the Company receives the FCC License, all assignments or transfers of control of the FCC License must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. In certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected.
In such cases, the Company plans to install terrestrial repeating transmitters to broadcast CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rule making on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on the Company's ability to deploy its terrestrial repeating transmitters. However, the Company
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                                                                              93

believes that the FCC will neither prohibit it from deploying such transmitters nor place unreasonable requirements upon such deployment.

     The Communications Act prohibits the issuance of a license to a foreign government or a representative thereof, and contains limitations on the ownership of common carrier, broadcast and certain other radio licenses by non-U.S. citizens. Pursuant to the FCC Licensing Rules, the licensees will be permitted to choose whether they wish to be classified as broadcasters, common carriers or private carriers. The Company has requested to be regulated as a private carrier. Further, as a private carrier, the Company would be free to set its own prices and serve customers according to its own business judgment, without economic regulation.

     The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to the Company's proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy generally or to matters affecting specifically the services proposed by the Company could adversely affect the Company's ability to obtain its FCC License or the manner in which its proposed service would be regulated. Further, actions of the FCC are subject to judicial review and there can be no assurance that if challenged, such actions would be upheld.

OTHER REGULATORY MATTERS

     The Company's business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but the Company has not identified any such permit, license or authorization that it believes could not be obtained in the ordinary course of business.

PERSONNEL

     As of August 25, 1997, the Company had ten employees, of whom three were involved in technology development, three in business development and four in administration. In addition, the Company relies upon a number of consultants and other advisors. During 1997, the Company expects to increase the number of its employees to approximately 20. By commencement of operations, the Company expects to have approximately 100 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in the Company's business. None of the Company's employees is represented by a labor union, and the Company believes that its relationship with its employees is good.

PROPERTY

     The Company's executive offices are located at Sixth Floor, 1001 22nd Street, N.W., Washington, D.C. 20037, and are leased pursuant to a lease agreement that will expire on October 31, 1998.

LEGAL PROCEEDINGS

     The Company is not a party to any material litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the directors, executive officers and certain key employees of the Company.

          Name            Age            Position(s) with Company
------------------------  ---  ---------------------------------------------

David Margolese.........  39   Chairman, Chief Executive Officer and Director
Robert D. Briskman......  64   Executive Vice President, Engineering and
                               Operations and Director
Andrew J. Greenebaum....  35   Executive Vice President and Chief Financial
                               Officer
Keno V. Thomas..........  39   Executive Vice President, Marketing
Joseph S. Capobianco....  48   Executive Vice President, Content
Paul Sharma.............  49   Executive Director, Space Segment
Brian Stockwell.........  61   Executive Director, Launch Services
Lawrence F. Gilberti....  46   Director and Secretary
Peter K. Pitsch.........  45   Director
Jack Z. Rubinstein......  48   Director
Ralph V. Whitworth......  41   Director

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected by and serve at the discretion of the Board of Directors.

     DAVID MARGOLESE. Mr. Margolese was elected Chief Executive Officer of the Company in November 1992 and Chairman in August 1993 and has served as a director since August 1991. In 1991, Mr. Margolese founded a consortium with AT&T Corp. and Hutchison Telecommunica tions Ltd., a subsidiary of Hutchison Whampoa Limited, a diversified conglomerate based in Hong Kong, to bid for Israel's national cellular telephone license and served as Chairman of this consortium until June 1993. From 1987 until August 1991, Mr. Margolese was a private investor. In 1982, Mr. Margolese co-founded Cantel Inc., Canada's national cellular telephone company, and served as Vice President, RCC Operations, there until 1984. In 1980, Mr. Margolese co-founded Canadian Telecom Inc., a radio paging company, and served as that company's President until its sale in 1987.

     ROBERT D. BRISKMAN. Mr. Briskman has served as Executive Vice President, Engineering and Operations and as a director of the Company since October 1991 and as President of Satellite CD Radio, Inc., a subsidiary of the Company, since September 1994. In addition, Mr. Briskman served as Chief Executive Officer of the Company from April to November 1992. From March 1991 to June 1992, Mr. Briskman was President of Telecommunications Engineering Consultants, which provided engineering and consulting services to the Company. From March 1986 to March 1991, Mr. Briskman was Senior Vice President, Engineering and Operations at Geostar Corporation, a satellite company, responsible for the development, design, implementation and operation of a nationwide satellite message communication service. Prior to 1986, Mr. Briskman held senior management positions at Communications Satellite Corporation

("COMSAT"), a satellite operator, where he was employed for over 20 years. Prior to joining COMSAT, Mr. Briskman was a communications specialist with IBM and the National Aeronautics and Space Administration. Mr. Briskman holds a bachelor's degree in engineering from Princeton and a master's degree in electrical engineering from the University of Maryland. He has published over 50 technical papers, holds a number of U.S. patents, and is a Fellow of the Institute of Electrical and Electronics Engineers and the American Institute of Aeronautics and Astronautics.

     ANDREW J. GREENEBAUM. Mr. Greenebaum has served as Executive Vice President and Chief Financial Officer of the Company since August 1997. He has held senior management positions with The Walt Disney Company since 1989. From March 1996 to August 1997, Mr. Greenebaum was Vice President, Corporate Finance in charge of corporate and project finance. From May 1995 to March 1996, he was Corporate Strategic Planning Director, Corporate Development. From October 1992 to May 1995, he was Director, Corporate Finance and from April 1991 to October 1992, he was Manager, Corporate Finance. From August 1989 to April 1991, he was a Senior Treasury Analyst, Foreign Exchange. From October 1984 to June, 1987, Mr. Greenebaum was a financial analyst with L.F. Rothschild & Co., Inc., an investment bank.

     KENO V. THOMAS. Mr. Thomas has served as Executive Vice President, Marketing of the Company since April 1997. From July 1995 to April 1997, he was an independent management consultant to the media and entertainment industry. From January 1994 to July 1995, Mr. Thomas was Executive Vice President, Marketing at DMX Inc., a cable radio company. From February 1992 to January 1994, he served as Vice President of Programming at DIRECTV, a satellite television company. From December 1986 to February 1992, he held senior management positions, including Vice President, International at ESPN Enterprises, Inc., a cable television sports network. From May 1982 to December 1986, he held senior management positions, including Vice President, Marketing at Times Mirror Cable, an operator of cable television systems and a subsidiary of the Times Mirror Company.

     JOSEPH S. CAPOBIANCO. Mr. Capobianco has served as Executive Vice President, Content of the Company since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a cable television service and a subsidiary of Time Warner Entertainment Company, L.P., and the ABC Radio Networks. From May 1990 to February 1995, he served as Vice President of Programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV, and is partially owned by Warner Music Group Inc., Sony Music Entertainment Inc. and EMI.

     PAUL SHARMA. Mr. Sharma has served as Executive Director, Space Segment of the Company since April 1997. From November 1988 to April 1997, he was an independent consultant providing project management services for numerous major satellite programs worldwide. From 1982 to 1988, he served as Deputy Projects Director for the Direct Broadcast Satellite program at COMSAT, a satellite operator.

     BRIAN STOCKWELL. Mr. Stockwell has served as Executive Director, Launch Services of the Company since April 1997. He has provided management consulting services to the space industry since 1992. From June 1981 to January 1992, he served as President of Willis Corroon Inspace, an aerospace insurance company. From January 1979 to May 1981, he was Deputy Head of the Ariane Launch Vehicle Program for the European Space Agency. Prior to that, he was Communications Satellite Systems Manager with the European Space Agency from September 1969.

     LAWRENCE F. GILBERTI. Mr. Gilberti was elected Secretary of the Company in November 1992 and has served as a director since September 1993. Since December 1992, he has been the Secretary and sole director of, and from December 1992 to September 1994 was the President of, Satellite CD Radio, Inc. Mr. Gilberti has been a partner in the law firm of Fischbein Badillo Wagner Harding since August 1994, and has provided legal services to the Company since 1992. From 1987 to August 1994, Mr. Gilberti was an attorney with the law firm of Goodman Phillips & Vineberg.

     PETER K. PITSCH. Mr. Pitsch became a director of the Company in January 1995. Since September 1989, Mr. Pitsch has been the principal of Pitsch Communications, a telecommunications law and economic consulting firm that has rendered legal services to the Company since 1991. From April 1987 to August 1989, he served as Chief of Staff at the Federal Communications Commission. From November 1981 to April 1987, he served as Chief of the Office of Plans and Policy at the Federal Communications Commission. He is an adjunct fellow at the Hudson Institute, Inc.

     JACK Z. RUBINSTEIN. Mr. Rubinstein became a director of the Company in January 1995. Since May 1991, Mr. Rubinstein has been the General Partner of Dica Partners, L.P., a hedge fund based in Hartsdale, New York. From September 1988 to October 1990, Mr. Rubinstein was a consultant to institutional clients at Morgan Stanley & Co. Incorporated, an investment bank. From February 1978 to September 1988, he was an Associate Director at Bear Stearns & Co. Inc., an investment bank, responsible for corporate insider portfolio management.

     RALPH V. WHITWORTH. Mr. Whitworth became a director of the Company in March 1994. Since April 1996, he has been a managing member at Relational Investors, LLC, a financial management firm. In January 1997, Mr. Whitworth became a partner of Batchelder & Partners, Inc., a financial advisory firm. From August 1988 to December 1996, he was President of Whitworth and Associates, a Washington, D.C.-based consulting firm. Mr. Whitworth was President of United Shareholders Association, a shareholders' association, from its founding in 1986 to 1993. From 1989 to 1992, he served as President of Development of United Thermal Corporation, the owner of the district heating systems for the cities of Baltimore, Philadelphia, Boston and St. Louis.

Compensation of Executive Officers and Directors

Executive Officers

     The following table sets forth the compensation for services rendered during the three-year period ending December 31, 1996 for the executive officers of the Company whose 1996 salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                  Long-term
                                                                                                Compensation
                                                                 Annual Compensation                Awards
                                                        -------------------------------------   ------------

                                                                                    Other         Securities
                                           Fiscal                                  Annual         Underlying
       Name And Principal Position          Year         Salary       Bonus      Compensation       Options
       ---------------------------         ------       --------      -----      ------------      --------
David Margolese                             1996         $ 95,833     $ --        $  --             400,000
      Chairman of the Board                 1995         $100,000     $ --        $  --                 --
      and Chief Executive Officer           1994         $122,000(1)  $ --        $ 26,052(2)       300,000
Robert D. Briskman                          1996         $106,249     $20,000     $190,938          117,500
      Executive Vice President,             1995         $100,000     $ --        $  1,340              --
      Engineering and Operations            1994         $122,000     $ --        $  --             192,500

----------------------

(1) In October 1994, Mr. Margolese waived his base salary payable for the three month period ended December 31, 1994.

(2) The Company reimbursed Mr. Margolese for the following expenses incurred in establishing residency in the United States: $18,521 for tax advice, $2,311 for moving expenses and $5,220 for real estate commissions.

DIRECTORS

      Commencing in 1994, directors of the Company who are not full time employees of the Company were entitled to receive a director's fee of $20,000 per year for serving on the Company's Board of Directors. In June 1994, all directors entitled to receive directors' fees agreed to forego any payments for their services as directors of the Company. Pursuant to the Company's 1994 Directors' Nonqualified Stock Option Plan (the "Directors' Plan"), each director who is not a full-time employee of the Company is entitled to an option to purchase 15,000 shares of Common Stock upon becoming a director (or upon the effective date of the plan in the case of non-employee directors who become directors prior to the effective date) and to an automatic annual grant of an option to purchase 10,000 shares of Common Stock. The exercise price for annual grants is fair market value of the Company's Common Stock on the date of grant. Prior to the implementation of the Directors' Plan, the Company from time to time granted options to certain non-employee directors. See " - Employee and Director Stock Options." The Company reimburses each director for reasonable expenses incurred in attending meetings of the Board of Directors.

     The Company has retained Pitsch Communications to provide legal services to the Company for a monthly retainer of $5,000. The retainer may be terminated by either party at any time. The principal of Pitsch Communications, Peter K. Pitsch, is a director of the Company. The monthly retainer was terminated in May 1997.

     The Company has retained Jack Z. Rubinstein to provide consulting services to the Company for a monthly retainer of $5,000. The retainer may be terminated by either party at any time. Jack Z. Rubinstein is a director of the Company.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with its executive officers.

     Effective January 1, 1994, the Company entered into an employment agreement to employ David Margolese as Chairman and Chief Executive Officer of the Company for a term of five years. The agreement provided for an annual base salary of $300,000, subject to increase from time to time by the Board of Directors. An amendment to this agreement, dated as of June 8, 1994, provided for an annual base salary of $100,000, effective June 8, 1994. Subsequently, Mr. Margolese waived his base salary payable for the three-month period ended December 31, 1994. In January 1997, the Board of Directors increased Mr. Margolese's annual base salary to $150,000. In July 1997, the Board of Directors increased Mr. Margolese's annual base salary to $400,000. Under his original employment agreement and pursuant to the Company's 1994 Stock Option Plan, the Company granted to Mr. Margolese an option to purchase 300,000 shares of Common Stock at $5.00 per share, which option is fully vested and exercisable. If Mr. Margolese is terminated without Cause, as defined in the agreement, or if Mr. Margolese resigns for "Good Reason," as defined in the agreement, the Company is obligated to pay to Mr. Margolese the sum of $800,000. In January 1994, Mr. Margolese was paid $162,000 for deferred salary earned in 1993 and $216,000 in recognition of his service without pay in 1992. The employment agreement restricts Mr. Margolese from engaging in any business involving the transmission of radio entertainment programming in North America for a period of two years after the termination of his employment.

     Effective January 1, 1994, the Company entered into an agreement to employ Robert D. Briskman as the Vice President and Chief Technical Officer of the Company. The agreement provided for an annual base salary of $150,000. An amendment to this agreement, dated as of June 8, 1994, provided for an annual base salary of $100,000, effective June 8, 1994. In October 1996, the Board of Directors increased Mr. Briskman's annual base salary to $150,000 and in January 1997, extended the term of the agreement until January 1, 1998. In addition, under his original employment agreement and pursuant to the Company's 1994 Stock Option Plan, the Company granted to Mr. Briskman an option to purchase 80,000 shares of Common Stock at $1.00 per share, which option is fully vested and exercisable. In May 1997, the Board of Directors named Mr. Briskman the Company's Executive Vice President, Engineering and Operations and extended the term of the agreement until December 31, 2000. The Board of Directors also increased Mr. Briskman's annual base salary to $235,000, effective May 1, 1997, with an additional increase to $260,000, effective January 1, 1998. The original employment agreement also provides for the grant to Mr. Briskman of options to purchase 112,500 shares of Common Stock at $1.00 per share upon completion of certain milestones prior to December 31, 1994. Such options were granted to Mr. Briskman on December 23, 1994 and are fully vested and exercisable. In January 1996, Mr. Briskman exercised options to purchase 80,000 shares of the Company's Common Stock. On July 9, 1997, the Board of Directors granted Mr. Briskman further options to purchase up to 57,500 shares of Common Stock at a price per share of $14.50. The options will vest and become exercisable in two stages contingent upon Mr. Briskman's continued employment with the Company and the replenishment of the 1994 Stock Option Plan by the Company. If Mr. Briskman's employment is terminated for any reason other than cause, as defined in the agreement, the Company is obligated to pay to Mr. Briskman a sum equal to 50% of his then annual salary and, at Mr. Briskman's option, to repurchase all of the shares of Common Stock then owned by him at a price of $1.25 per share. The Company also has entered into a proprietary information and non-competition agreement with Mr. Briskman. Under this agreement, Mr. Briskman may not (i) disclose any proprietary information of the Company during or after his employment with the Company or (ii) engage in any business directly competitive with any business of the Company in North America for a period of one year after termination of his employment.

     Effective August 25, 1997, the Company entered into an employment agreement with Andrew J. Greenebaum which provides for his employment as Executive Vice President and Chief Financial Officer of the Company. The agreement has a term of three years. Pursuant to the agreement with Mr. Greenebaum, the Company will pay Mr. Greenebaum an annualized base salary of $250,000 per year for the period of his employment with the Company through December 31, 1997 and thereafter an annualized base salary of $275,000, subject to any increases approved by the Board of Directors. Upon the commencement of his employment with the Company, the Company will pay Mr. Greenebaum an additional sum of $90,000. The Company has also granted Mr. Greenebaum options to purchase up to 175,000 of Common Stock at a price per share of $15.125, however the options relating to 10,500 of such shares are subject to replenishment of the Plan by the Company. The options will vest and be exercisable in three stages contingent upon the commencement and continued employment of Mr. Greenebaum with the Company at predetermined dates. The dismissal of Mr. Greenebaum other than for "cause" (as defined in the agreement) subsequent to the passing of certain milestones, however, will cause the options otherwise exercisable only at the end of that stage to vest immediately notwithstanding the dismissal. If Mr. Greenebaum's employment is terminated for any reason other than by the Company for "Cause," as defined in the agreement, or by Mr. Greenebaum voluntarily, Mr. Greenebaum will be entitled to receive, in addition to any other sums then due to him, an amount equal to his annualized base salary then in effect. The Company and Mr. Greenebaum also have entered into a proprietary information and non-competition agreement. Under this agreement, Mr. Greenebaum may not (i) during his employment with the Company and for three years thereafter disclose any proprietary information of the Company or (ii) during his employment with the Company and for one year thereafter engage in any business involving any satellite radio broadcast service or any subscription-based digital audio radio service delivered to cars or other mobile vehicles in North America.

     The Company has entered into employment and noncompetition agreements to employ Joseph S. Capobianco as Executive Vice President, Content, and Keno V. Thomas as Executive Vice President, Marketing, both for terms of three years. The agreement with Mr. Capobianco, effective April 16, 1997, provided for an annual base salary of $200,000, subject to increase from time to time by the Board of Directors. The agreement with Mr. Thomas, effective April 28, 1997, provided for an annualized base salary of $225,000 through December 31, 1997, increasing to an annualized base salary of $250,000 thereafter through the term of the agreement, subject to increase from time to time by the Board of Directors. The Company has granted each of Mr. Capobianco and Mr. Thomas an option to purchase 50,000 shares of Common Stock at $13 and $12.875 per share, respectively, each such option to vest pursuant to the schedule set forth in the applicable option agreement. On July 9, 1997, the Company granted each of Messrs. Capobianco and Thomas further options to purchase up to 25,000 shares of Common Stock at a price per share of $14.50. These options will vest and become exercisable in two stages contingent upon Messrs. Capobianco's and Thomas' respective, continued employment with the Company and the replenishment of the 1994 Stock Option Plan by the Company. If either Mr. Capobianco or Mr. Thomas is terminated except by the Company for "Cause," as defined in the agreement, or by the applicable executive voluntarily, the Company will be obligated to pay to Mr. Capobianco an amount equal to one-third of his then annual salary if the termination is on or prior to October 16, 1997 and one-half of his then annual salary thereafter, and to pay to Mr. Thomas an amount equal to one-half of his then annual salary. The Company also has entered into a proprietary information and non-competition agreement with each of Mr. Capobianco and Mr. Thomas. Under these agreements each of Mr. Capobianco and Mr. Thomas may not (i) disclose any proprietary information of the Company during his employment with the Company and for three years thereafter or (ii) engage in any business involving any satellite radio broadcast service or any subscription-based digital audio radio service delivered to cars or other mobile vehicles in North America.

EMPLOYEE AND DIRECTOR STOCK OPTIONS AND STOCK GRANTS

     In February 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan") and its Director's Plan. The Director's Plan was amended by the Board of Directors in December 1994 and January 1995 and approved at the annual meeting of stockholders on June 27, 1995 to extend the exercise period of the option after termination for reason other than death or disability and to increase the initial option grants and annual option grants to non-employee directors.

     The 1994 Plan, as amended, provides for options to purchase Common Stock and is administered by the Plan Administrator, which may be either the Company's Board of Directors or a committee designated by the Board of Directors. In accordance with the 1994 Plan, the Plan Administrator determines the employees to whom options are granted, the number of shares subject to each option, the exercise price and the vesting schedule of each option. Options generally vest over a four-year period, but may vest over a different period at the discretion of the Plan Administrator. Under the 1994 Plan, outstanding options vest, unless they are assumed by an acquiring entity, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company. Options granted under the 1994 Plan are exercisable for a period of ten years from the date of grant, except that incentive stock options granted to persons who own more than 10% of the Common Stock terminate after five years. Unless otherwise provided at the time of grant, vested options terminate 90 days after the optionee's termination of employment with the Company for any reason other than death or disability, and one year after termination upon death or disability. Unless otherwise determined by the Plan Administrator, the exercise price of options granted under the 1994 Plan must be equal to or greater than the fair market value of the Common Stock on the date of grant. Upon exercise, the aggregate exercise price may be paid to the Company
(i) in cash, (ii) upon approval of the Plan Administrator, by delivering to the Company shares of Common Stock previously held by such Optionee, or (iii) by complying with any other payment mechanism approved by the Plan Administrator from time to time.

     The Directors' Plan provides that current non-employee directors of the Company and persons who become non-employee directors of the Company shall be granted options to purchase 15,000 shares of Common Stock upon becoming directors (or upon the effective date of the Director's Plan in the case of non-employee directors who became directors prior to the effective date), and thereafter shall annually be granted options to purchase 10,000 shares of Common Stock on the first business day following the Company's annual meeting. The exercise price for annual grants is the fair market value of the Company's Common Stock on the date of grant. Options granted under the Directors' Plan vest immediately upon grant and are exercisable for a period of ten years from the date of grant. Options terminate 18 months after a director's termination as a director of the Company for any reason other than death or disability, and one year after termination upon death or disability. Upon exercise, the exercise price may be paid (i) in cash, (ii) in shares of Common Stock, or (iii) by the Company withholding that number of shares of Common Stock with a fair market value on the date of exercise equal to the aggregate exercise price of the option.

     In June 1995, the Company adopted its 1995 Stock Compensation Plan (the "Stock Compensation Plan"). Pursuant to the terms of the Stock Compensation Plan, all employees of the Company or a Related Company (as defined in the Stock Compensation Plan) are eligible to receive awards under the Stock Compensation Plan. Bonuses granted pursuant to the Stock Compensation Plan are made by a plan administrator. The plan administrator, in its absolute discretion, determines the employees to whom, and the time or times at which, Common Stock awards are granted, the number of shares within each award and all other terms and conditions of the awards. The terms, conditions and restrictions applicable to the awards made under the Stock Compensation Plan need not be the same for all recipients, nor for all awards. The plan administrator may grant to any officer of the Company the authority to make awards or otherwise administer the Stock Compensation Plan solely with respect to persons who are not subject to the reporting and liability provisions of Section 16 of the Exchange Act.

     In September 1996, the Stock Compensation Plan was amended to allow the plan to be administered by the entire Board of Directors, and if so authorized by the Board of Directors, a committee of at least two non-employee directors. Prior to this amendment, the plan permitted the administration only by a committee of the Board of Directors. The purpose of the amendment was to more readily comply with the new rules under Section 16 of the Securities Act of 1933, as amended, which changed the eligibility requirements for these committees. The new rules under Section 16 allow either the entire Board of Directors or a committee composed of two or more "non-employee" directors to act as Plan Administrator. Amending the Stock Compensation Plan provided more flexibility for the Company in the administration of the Stock Compensation Plan.

     Awards under the Stock Compensation Plan may not exceed 175,000 shares of Common Stock in the aggregate, subject to certain adjustments. Shares awarded may be from authorized but unissued shares or from Company treasury shares of Common Stock. All shares of Common Stock received by employees pursuant to bonuses under the Stock Compensation Plan (except for shares received by executive officers or other persons who are subject to the reporting and liability provisions of Section 16 of the Exchange Act) are freely transferable. Nevertheless, the shares of Common Stock granted to recipients may be subject to such terms and conditions as the Committee, in its sole discretion, deems appropriate. During 1996, 67,500 shares of the Company's Common Stock were issued pursuant to this Compensation Plan.

     As of December 31, 1996, 162,500 shares of Common Stock have been issued under the Stock Compensation Plan, and 12,500 shares of Common Stock remain available for issuance thereunder.

     An aggregate of 1,600,000 shares of Common Stock were available for issuance pursuant to the 1994 Plan and the Directors' Plan. As of July 31, 1997, options to purchase all of the 1,600,000 shares of Common Stock had been granted pursuant to the 1994 Plan and the Directors' Plan and a further 133,000 options have been issued subject to the replenishment of these Plans by the Company prior to any of such options vesting.

STOCK OPTION INFORMATION

     In April 1996, the Company granted to David Margolese pursuant to the 1994 Plan a stock option to purchase 400,000 shares of Common Stock which is exercisable upon the FCC's grant of a license to the Company. In April 1996, the Company also granted to Robert Briskman pursuant to the 1994 Plan a stock option to purchase 60,000 shares of Common Stock, 30,000 shares of which are exercisable upon the FCC's grant of a license to the Company and the remaining 30,000 shares of which are exercisable on September 18, 1997 if, as of such date, the FCC has granted a license to the Company and if Mr. Briskman is still employed by the Company.

     The following table sets forth certain information for the fiscal year ended December 31, 1996, with respect to options granted to the individuals named in the Summary Compensation table above.

                                 OPTION GRANTS IN LAST FISCAL YEAR

                                     Individual Grants
                            -------------------------------------------------

                                                                                                    Potential Realizable Value At
                                         Percent Of Total                                            Assumed Annual Rates Of Stock
                               Number     Options Granted                                          Price Appreciation For Stock Term
                             Of Options   To Employees In   Exercise Or Base    Expiration          --------------------------------
Name                           Granted       Fiscal Year     Price Per Share       Date                   5%              10%
----                           -------      -------------   -----------------     -------           -----------      ----------
David Margolese.........       400,000        87%             $8.5625             4/24/06           $ 2,398,624      $5,848,148
Robert Briskman.........        60,000        13%             $8.5625             4/24/06           $   359,794      $  877,222

     The following table sets forth certain information with respect to the number of shares covered by both exercisable and unexercisable stock options held by the individuals named in the Summary Compensation table above as of the fiscal year ended December 31, 1996. Also reported are values for "in-the-money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Common Stock as of December 31, 1996 ($4.125 per share).

             AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES

                                                                                            Value Of Unexercised
                                Shares                          Number Of Unexercised       In-the-money Options
                               Acquired                       Options At Fiscal Year End     At Fiscal Year End
Name                         On Exercise     Value Realized   Exercisable/unexercisable    Exercisable/unexercisable
----                        -------------    --------------  ---------------------------   -------------------------
David Margolese..........          0            $      0            300,000/400,000                $0/$0
Robert Briskman..........       80,000          $202,500            132,500/60,000               $414,063/$0

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

     As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Company's Amended and Restated By-Laws provide that the Company shall indemnify all directors and officers and may indemnify employees and certain other persons to the full extent and in the manner permitted by Section 145 of the Delaware General Corporation Law, as amended from time-to-time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of June 30, 1997 and as adjusted to reflect the shares of Common Stock issuable upon the completion of the Stock Offering and assuming no exercise of the Underwriters' over-allotment option, by
(i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company and (iv) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. The table also sets forth information concerning the number of shares of Common Stock issuable upon conversion of shares of the Company's 5% Preferred Stock to certain holders of the 5% Preferred Stock. The table does not include 1,905,488 shares of Common Stock acquired by Loral Space on August 5, 1997.

                                                                    Number Of Shares      Percent Of Total
       Names And Address Of Beneficial Owner(1)                    Beneficially Owned   Beneficially Owned(2)
       ----------------------------------------                    ------------------   ---------------------

DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS
Darlene Friedland (3).....................................                  2,834,500            27.5%
  110 Wolseley Road
  Point Piper 2027
  Sydney, Australia
David Margolese (4)........................................                 1,900,000            17.9%
  c/o CD Radio Inc.
  Sixth Floor
  1001 22nd Street, N.W.
  Washington, D.C. 20037
Robertson, Stephens & Company LLC, et al. (5)..............                 1,467,000            14.2%
  555 California Street, Suite 2600
  San Francisco, CA  94104
Robert D. Briskman (6).....................................                   132,500            1.3%
Jack Z. Rubinstein (7).....................................                   227,000            2.2%
Peter K. Pitsch (8)........................................                    70,000              *
Lawrence F. Gilberti (9)...................................                    35,000              *
Ralph V. Whitworth (10)....................................                    35,000              *
Joseph S. Capobianco (11)..................................                         0              *
Keno V. Thomas (12)........................................                         0              *
All Executive Officers and Directors as a Group (13).......                 2,399,500            21.7%
  (8 persons)

                                                                             105

                                                                    Number Of Shares      Percent Of Total
       Names And Address Of Beneficial Owner(1)                    Beneficially Owned   Beneficially Owned(2)
       ----------------------------------------                    ------------------   ---------------------

Continental Casualty Company (15)..........................                 1,966,260            16.0%
  c/o Chase Manhattan Bank
  4 New York Plaza
  New York, NY  10004-2477

Everest Capital International, Ltd. (16)..................                  1,145,932             10%
  c/o Morgan Stanley & Co.
  One Pierpont Plaza, 10th Floor
  Brooklyn, NY  11201

The Mainstay Funds, on behalf of its High Yield Corporate                   1,133,214            9.9%
  Bond Fund Series (17)....................................
  Chemical Bank
  A/C State Street Bank & Trust Co.
  4 New York Plaza
  New York, NY  10004

Everest Capital Fund, L.P. (18)............................                   894,650            7.9%
  c/o Morgan Stanley & Co.
  One Pierpont Plaza, 10th Floor,
  Brooklyn, NY  11201

Grace Brothers, Ltd. (19)..................................                   786,505            7.1%
  Bradford Whitmore
  1560 Sherman Avenue, Suite 900
  Evanston, IL  60201

UBS Securities LLC (20)....................................                   327,709            3.1%
  c/o Chase Manhattan Bank
  4 New York Plaza
  New York, NY 10004-2477

-----------------------
*     Less than 1%

(1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on 10,313,391 shares of Common Stock outstanding on June 30, 1997. Unless otherwise indicated, the address of the beneficial owner is the Company.

(2) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 30, 1997 upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from June 30, 1997 have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3) Darlene Friedland is the spouse of Robert Friedland. Robert Friedland was a director of the Company from June 1993 until October 1993. From May 1992, Mr. Friedland, and Ivanhoe Capital Corporation, a venture capital firm he controls, collectively were the Company's largest shareholder until their shares were transferred to Darlene Friedland in October 1993.

(4) Includes 300,000 shares issuable pursuant to stock options that are exercisable within 60 days. Does not include 400,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

(5) Shares are owned by a group including the following: The Robertson Stephens Orphan Fund (which has shared voting and shared dispositive power over 1,072,200 shares), The Robertson Stephens Orphan Offshore Fund (with shared voting and shared dispositive power over 214,600 shares), The Robertson Stephens Global Low-Priced Stock Fund (with shared voting and shared dispositive power over 72,400 shares), The Robertson Stephens & Company Investment Management L.P. (with shared voting and shared dispositive power over 1,359,200 shares), Bayview Investors, LTD (with shared voting and shared dispositive power over 1,072,200 shares), Robertson, Stephens & Company, Incorporated ("RS&Co.") (with shared voting and shared dispositive power over 1,359,200 shares), and RS&Co.'s five shareholders, namely Paul
     H. Stephens (with sole voting and sole dispositive power over 96,880 shares, and shared voting and shared dispositive power over 1,359,200 shares), Sanford R. Robertson (with sole voting and sole dispositive power over 11,620 shares, and shared voting and shared dispositive power over 1,359,200 shares), Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons (the three of whom have shared voting and shared dispositive power over 1,359,200 shares). Messrs. Stephens, Robertson, McCaffery, Hecht, and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co. may be deemed to beneficially own. The source of the information in this footnote is the Schedule 13D dated April 11, 1997 filed by Robertson, Stephens & Company LLC, et al.

(6) Includes 132,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 60,000 shares issuable pursuant to stock options that are not exercisable within 60 days of such date.

(7) Includes 195,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days and 7,700 shares of Common Stock held in trust for his daughters. Excludes 20,000 shares held by DICA Partners, L.P. of which Mr. Rubinstein is the General Partner.

(8) Includes 60,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(9) Includes 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(10) Includes 35,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days.

(11) Does not include 50,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

(12) Does not include 50,000 shares issuable pursuant to stock options that are not exercisable within 60 days.

(13) Includes 732,500 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Does not include 560,000 shares issuable pursuant to options that are not exercisable within 60 days.

(14) Estimated solely for the purposes of this table. Such beneficial ownership represents an estimate of the number of shares of Common Stock issuable upon the conversion of shares of 5% Preferred Stock beneficially owned by such person, assuming a conversion date of June 20, 1997 and all dividends on shares of the 5% Preferred Stock are paid, in lieu of cash, in additional shares of 5% Preferred Stock. (See "Description of Capital Stock -- 5% Preferred Stock" for definitions of capitalized terms.) The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred Stock would equal the Liquidation Preference of the shares being converted plus any Cash Payments divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case multiplied by an amount equal to 1 minus the Applicable Percentage. The actual number of shares of Common Stock upon conversion is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the conversion provisions based on market prices prevailing at the actual date of conversion and whether dividends on shares of 5% Preferred Stock are paid in cash or added to the Liquidation Preference. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of the 5% Preferred Stock into shares of Common Stock. See "Description of Capital Stock -- 5% Preferred Stock."

(15) Includes 938,504 shares of 5% Preferred Stock held on its own behalf and on behalf of its Designated A/C High Yield Fund.

(16) Includes 1,137,155 shares of 5% Preferred Stock. Everest Capital International, Ltd. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 10% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company. If it waives this restriction upon proper notice, Everest Capital International, Ltd. would beneficially own 2,382,453 shares of Common Stock, representing 18.77% of the shares outstanding.

(17) Includes 734,286 shares of 5% Preferred Stock. The Mainstay Funds, on behalf of its High Yield Corporate Bond Fund Series, has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company. If it waives this restriction upon proper notice, The Mainstay Funds, on behalf of its High Yield Corporate Bond Fund Series, would beneficially own 1,538,403 shares of Common Stock, representing 12.98% of the shares outstanding.

(18) Includes 427,020 shares of 5% Preferred. Everest Capital Fund, L.P. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 10% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company. Does not include shares of Common Stock issuable pursuant to warrants to be issued to Everest Capital Fund, L.P. or an affiliate thereof to purchase Common Stock at a purchase price of $50.00 per share. The warrants are exercisable from June 15, 1998 through and including June 15, 2005.

(19) Includes 375,402 shares of 5% Preferred Stock. Grace Brothers, Ltd. has agreed that it will not, following any conversion of its shares, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.

(20) Includes 156,417 shares of 5% Preferred Stock.

                       DESCRIPTION OF NEW PREFERRED STOCK

GENERAL

     The following description of the New Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Amended and Restated Certificate of Incorporation filed as an exhibit to the Registration Statement, and the Certificate of Designations relating to the New Preferred Stock, the form of which will be filed as an exhibit to the Registration Statement and which will be filed with the Secretary of State of the State of Delaware prior to the issuance of the New Preferred Stock.

RANK

     The New Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up or dissolution, ranks (1) senior and prior to the Common Stock and to any other stock issued by the Company designated as junior to the New Preferred Stock and (2) on a parity with any other class or series of stock of the Company, the terms of which specifically provide that such class or series shall rank on a parity with the New Preferred Stock.

DIVIDENDS

     The annual dividend rate per share of New Preferred Stock will be an amount equal to $_____ per share. Dividends on the shares of New Preferred Stock, when and as declared by the Board of Directors, will be cumulative and will be payable on __________ __, ________ __, __________ __ and __________ __ in each year (or, if any such day is not a Business Day, then on the next succeeding Business Day) (the "Dividend Payment Dates"), commencing on __________ __, 1997. The amount of dividends payable on each share of New Preferred Stock for each full quarterly dividend period will be computed by dividing by four such annual rate. Dividends payable on the New Preferred Stock for any period less than a full quarterly period will be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days involved. Dividends with respect to any share of New Preferred Stock will accumulate from __________ __, 1997. Dividends will be cumulative and will be paid in cash only to the extent funds are legally available therefor.

     If and so long as any full cumulative dividends payable on the shares of New Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the New Preferred Stock in payment of dividends.

     Dividends on the New Preferred Stock are payable to the holders of record thereof as they appear on the stock register of the Company on such record date, not exceeding 40 days preceding the payment date thereof, as will be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 40 days preceding the payment date thereof, as may be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends paid in cash will be paid to each holder of record in United States dollars by check mailed to such holders at their respective addresses appearing on the books of the Company.

REDEMPTION

     Except as described below, the New Preferred Stock may not be redeemed by the Company at its option prior to _________ ____, 2000. From and after ________ ___, 2000 and prior to _________ ___, 2002, the Company may redeem the New Preferred Stock at any time at a redemption price of ____% of the aggregate Liquidation Preference of the New Preferred Stock plus cumulative dividends, if any, to the redemption date if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption shall equal or exceed $__________ per share (subject to adjustments). From and after _________ ___, 2002, the New Preferred Stock will be redeemable at the option of the Company, in whole or in part, upon at least 30 days' and not more than 60 days' notice to the holders thereof, initially at a redemption price of ____% of the aggregate Liquidation Preference of the New Preferred Stock redeemed and thereafter at the applicable redemption price set forth below, plus cumulative dividends, if any, to the redemption date:

         Date of Redemption                    Redemption Price
         ------------------                    ----------------

           ________, 2003
           ________, 2004
      ________, 2005 or later           100% of Liquidation Preference

     The Company shall have the right to require the holders of the New Preferred Stock to accept up to a maximum of _____ shares of Common Stock for all or part of the initial Liquidation Preference of the New Preferred Stock called for redemption as provided above, provided that any redemption premium and all cumulative dividends shall be paid in cash. In addition, upon the closing of the Offerings, the Company may redeem up to $__ million of the New Preferred Stock at 100% of its aggregate Liquidation Preference, plus cumulative dividends, if any, to the redemption date. The New Preferred Stock will not be subject to any mandatory sinking fund. Upon the occurrence of a Change in Control (as defined herein), the Company must make an offer to purchase all outstanding shares of New Preferred Stock at a purchase price in cash equal to 101% of the Liquidation Preference, plus all cumulative dividends, if any, to the date such shares are purchased. See "Description of New Preferred Stock -- Change in Control."

     The Company is required to give notice of any proposed redemption of shares of New Preferred Stock by mailing a copy of such notice to holders of record of shares of New Preferred Stock to be redeemed at their respective addresses appearing on the books of the Company. Each such notice will specify the shares called for redemption, the redemption price and the price at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed and the redemption price therefor paid. From and after the date fixed in any such notice as the date of redemption of shares of New Preferred Stock, unless default shall be made by the Company in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the New Preferred Stock thereby called for redemption will cease to accumulate and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price, will cease and terminate.

CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, the Company must make an offer to purchase (an "Offer to Purchase") all outstanding shares of New Preferred Stock at a purchase price (the "Change in Control Purchase Price") in cash equal to 101% of the Liquidation Preference, plus all cumulative dividends, if any, to the date such shares are purchased (the "Change in Control Purchase Date"). A "Change in Control" is defined as the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock (as defined in the Certificate of Designations of the New Preferred Stock ) of the Company; (b) the Company consolidates with, or merges with or into another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, subject to certain exceptions; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution, subject to certain exceptions.

     Within 30 days following any Change in Control, the Company must give written notice of such Change in Control to each holder of New Preferred Stock by first-class mail, postage prepaid, at his address appearing in the stock register of the Company, stating, among other things, the purchase price and that the purchase date shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any New Preferred Stock not tendered will continue to accumulate dividends; that, unless the Company defaults in the payment of the purchase price, any New Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accumulate dividends after the Change in Control Purchase Date; and certain other procedures that a holder of New Preferred Stock must follow to accept an Offer to Purchase or to withdraw such acceptance.

     If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for any or all of the New

Preferred Stock that might be delivered by holders of the New Preferred Stock seeking to accept the Offer to Purchase and, accordingly, none of the holders of the New Preferred Stock may receive the Change in Control Purchase Price for their New Preferred Stock in the event of a Change in Control.

     The existence of a holder's right to require the Company to repurchase such holder's New Preferred Stock upon a Change in Control may deter a third party from acquiring the Company in a transaction which constitutes a Change in Control. Furthermore, the possibility that a third party would be deterred from acquiring the Company may have an adverse effect on the market price of the Company's Common Stock.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer to Purchase.

CONVERSION

     Each share of New Preferred Stock will be convertible at any time, in whole or in part, at the option of the holder, unless previously redeemed, at a conversion rate of ___ shares of Common Stock per share of New Preferred Stock (the "Conversion Rate"). The Conversion Rate will not be adjusted at any time for cumulative dividends, but will be subject to adjustment for the occurrence of certain events affecting the Common Stock. Upon conversion, holders of the New Preferred Stock will be entitled to receive in cash all cumulative dividends.

     To convert shares of New Preferred Stock into Common Stock, the registered holder of such shares of New Preferred Stock must surrender at the office of the Transfer Agent, or at such other office or offices, if any, as the Board of Directors may designate, the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, and give written notice to the Company at such office that it elects to convert such shares.

     A payment or adjustment will not be made by the Company upon any conversion on account of any dividends accumulated on the shares of New Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

     Shares of New Preferred Stock will be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion, and the person or persons entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company will issue and deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, to the person or persons entitled to receive the same. In case shares of New Preferred Stock are called for redemption, the right to convert such shares will terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price.

     The Conversion Price for shares of New Preferred Stock may be subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.

     The Company will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of New Preferred Stock. The Company will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of New Preferred Stock so converted were registered, and no such issue or delivery will be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

VOTING RIGHTS

     Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of the New Preferred Stock will have no voting rights. Consent of the holders of a majority of the New Preferred Stock will be required before the Company may take certain corporate actions, including (i) amending certain rights of the holders of the New Preferred Stock and (ii) the issuance of any class of equity securities that ranks senior to or, in certain circumstances, on a parity with the New Preferred Stock. In addition, if (i) the Company fails to pay dividends in cash for six or more quarters in the aggregate (whether or not consecutive); or (ii) the Company fails to make the mandatory redemption or an Offer to Purchase upon a Change of Control, holders of a majority of the outstanding New Preferred Stock, voting as a class, will be entitled to elect a number of directors of the Company equal to the lesser of two directors or that number of directors constituting at least 25% of the board of directors of the Company.

     In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of New Preferred Stock will be entitled to a number of votes equal to the quotient obtained by dividing the Liquidation Preference in effect at the time by the Conversion Price.

     No consent of holders of the New Preferred Stock will be required for (i) the creation of any indebtedness of any kind of the Company or (ii) the authorization or issuance of any class of capital stock of the Company ranking junior to the New Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.

LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to holders of Common Stock or any other capital stock of the Company ranking junior to the New Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of the New Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of New Preferred Stock equal to $25.00 plus an amount equal to cumulative dividends on such share of New Preferred Stock to the date of final distribution.

     If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the New Preferred Stock or any capital stock ranking on a par with the New Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

RESTRICTIONS ON TRANSFER

     Subject to certain exceptions, holders of Common Stock issued in the Exchange Offer, holders of New Preferred Stock and holders of New Preferred Stock who convert such New Preferred Stock into shares of Common Stock ("Converted Stock") will not be permitted to Transfer any New Preferred Stock or Converted Stock, as the case may be, for a period of ___ days after the Expiration Date.

SINKING FUND

     The New Preferred Stock will not be subject to any mandatory sinking fund.

TRANSFER AGENT

     ________________________ is the transfer agent for the New Preferred Stock.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

VENDOR FINANCING

     On July 22, 1997, the Company entered into the AEF Agreements with AEF to finance approximately $105 million of the estimated $176 million price of the launch services to be provided by Arianespace for the Company's two satellites. Under the AEF Agreements, the Company is able to borrow funds to meet the progress payments due to Arianespace for the construction of each launch vehicle and other launch costs (the "Tranche A Loans"). Interest on the Tranche A Loans will be capitalized and will accrue at a rate of 3% per annum above the rate at which dollar deposits are offered in the London interbank market for three months or, during a certain time period following the Conversion Commitment Date (defined below), one month (the "Interest Basis"). Unless the Company satisfies the conditions for conversion of the Tranche A Loans to long-term loans, the Company will be required to repay the Tranche A Loans in full, together with accrued interest and all fees and other amounts due, approximately three months before the applicable launch date, which will be prior to the time CD Radio commences commercial operations. There can be no assurance that the Company will have sufficient funds to make such repayment.

     If the Company satisfies certain conditions set forth in the AEF Agreements and otherwise meets the requirements of AEF by a specified date prior to the applicable launch (the "Conversion

Commitment Date"), Tranche A Loans representing up to 60% of the launch costs may be converted ("Conversion") on the launch date into term loans (the "Tranche B Loans") which will amortize over a period not to exceed seven years. However, not more than $80 million of the Tranche A Loans may be converted in the aggregate under the AEF Agreements.

     Prior to Conversion, based on documents and materials to be submitted by the Company, including its business plan, AEF will place the Company into one of three pre-established borrower categories for the purpose of determining the conditions to Conversion that the Company must satisfy. It is anticipated that the Company will be placed in the category for which the conditions to Conversion are the most restrictive ("Category 3"). If the Company is placed in Category 3, AEF, at its discretion, may impose conditions to Conversion and require covenants in addition to those initially set forth in AEF Agreements. There can be no assurance that the Company will be able to satisfy the conditions to Conversion.

     Interest on the Tranche B Loans will accrue at a rate of 3.5% per annum above the Interest Basis and will be payable quarterly (or, in certain time periods, monthly) in arrears. Any amounts due and payable by the Company which are not paid on their due date will accrue interest at a default rate of 2% above the interest rate otherwise applicable at such time.

     The Company may, at any time, prepay the Tranche A Loans or the Tranche B Loans by providing prior irrevocable written notice to AEF. The Company will be required to prepay the loans in full, together with accrued interest and all fees and other amounts due, if certain events occur, including the following:
(i) any of the applicable AEF Agreements, the Launch Services Agreement or the related Multiparty Agreement among the Company, AEF and Arianespace is terminated; (ii) following a launch failure, the Company does not request a replacement launch within 180 days after the original launch date or a replacement launch is not accomplished within two years following the original launch date; (iii) an initial launch has not occurred by April 12, 2002; (iv) a replacement launch results in a launch failure; or (v) the satellite fails to enter commercial service within eight months following launch. The Company also will be required to make a prepayment of the loans in proportion to any prepayment (whether voluntary or mandatory) made by the Company under any other financing agreement relating to the construction, launch and operation of the satellites. Following Conversion, the Company will be required to apply a percentage of its excess cash flow (cash flow not needed to service debt, pay taxes or fund capital expenditures) to prepay the Tranche B Loans on certain specified dates, with the percentage so applied decreasing as the outstanding principal amount of the Tranche B loan decreases.

     If Conversion occurs, the Company will not be permitted to pay any dividends on any shares of its stock or purchase any capital stock or other equity interest in, or make any loan to or investment in, any of its affiliates unless the aggregate amount of all such payments for the applicable time period is less than or equal to the amount of the Company's excess cash flow for such period minus the amounts needed to make required prepayments of the Tranche B loans and not used during such period to make loans, investments, capital expenditures, scheduled payments on subordinated indebtedness or other purposes.

     If Conversion occurs, it is anticipated that the Tranche B Loans will be amortized as set forth in the following schedule, with the final payment of principal to be made no later than April 14, 2009 (the "maturity date"):

                                        Percentage of Principal Amount
          Quarterly Period                 of Tranche B Loans To Be
        Following Launch Date                  Repaid Per Quarter
        ---------------------           --------------------------------
               1 and 2                           No Repayment
               3 and 4                               1.0%
             5 through 8                             2.0%
            9 through 12                             2.5%
      13 through maturity date                       5.0%

     However, based on the business plan and other documents to be submitted by the Company during the review process required for Conversion, AEF may impose a shorter amortization schedule for the Tranche B Loans.

     If AEF determines that the Tranche A Loans are eligible for Conversion, the Company also will be prohibited from changing its capital structure (including the terms of its outstanding stock or other equity interests), permitting any change in the composition of its ownership, or changing its organizational documents, if such change could reasonably be expected to have a material adverse effect on the Company, its business, assets or financial condition or its ability to perform its obligations under any agreements relating to the financing or the value of the Collateral (as defined below) or the license granted under the Collateral Documents (as defined below). The Company will also be prohibited from merging, consolidating or combining with any other entity.

     As a condition to Conversion, the Company will be required to create, in favor of a security agent (and on behalf of AEF, a bank group providing funding to AEF to on-lend to the Company and any other lender to the project), liens on specified assets of the Company, including the satellites, the Company's interests in gateway, ground reception and similar facilities and the FCC License (the "Collateral"). In connection with such liens, the Company must execute certain agreements (the "Collateral Documents"), including an assignment and security agreement granting the liens to the security agent, a mortgage on any tracking, telemetry, control and monitoring equipment owned by the Company and an intercreditor agreement. All obligations of the Company under the AEF Agreements will be secured by such liens from and following the date of execution of the Collateral Documents, subject to the condition that neither AEF nor any member of the bank group providing funds to AEF may direct the security agent to exercise rights with respect to the Collateral prior to Conversion. From and following the date of execution of any Collateral Document, the Company will be prohibited from creating or incurring any lien on the Collateral other than liens in favor of AEF (or the other parties to the intercreditor agreement) and certain specified permitted liens. From such date, the Company will be prohibited from selling or transferring any Collateral having an aggregate fair market value in excess of $1.0 million.

     Following the Conversion Commitment Date, neither the Company nor its subsidiaries may sell or transfer any assets (other than permitted dispositions of the Collateral), except for (i) sales of inventory in the ordinary course of business, (ii) the trade-in of machinery or equipment in connection with the acquisition of similar machinery or equipment, (iii) the sale of obsolete or worn- out property having a value not exceeding $1.5 million in the aggregate in any fiscal year and (iv) sales or transfers of assets that (x) do not exceed in the aggregate 2% of the Company's total assets in any fiscal year, (y) together with all prior permitted sales or transfers do not exceed in the aggregate 5% of the Company's total assets at the time of such action or (z) do not have a fair market value in excess of $1.0 million per item.

     Commencing on the Conversion Commitment Date, prior to incurring additional indebtedness in an aggregate principal amount of $10.0 million or more, the Company will be required to deliver to AEF a certificate stating that no default will occur as a result of the incurrence of such indebtedness. From and after Conversion, the Company also will be required to maintain certain financial ratios relating to its ability to service debt. If the Company is placed in Category 3 (as anticipated), it will be in breach of the AEF Agreements if its ratio of earnings before interest, tax, depreciation and amortization ("EBITDA") to total interest accrued or payable for any period of four fiscal quarters ending on the relevant date of calculation is less than: (i) at any time after the first anniversary and on or prior to the second anniversary of Conversion,
1.0 to 1, (ii) thereafter, through and including the third anniversary of Conversion, 1.5 to 1, (iii) thereafter, through and including the fourth anniversary of Conversion, 2.0 to 1, (iv) thereafter, through and including the fifth anniversary of Conversion, 2.5 to 1, and (v) any time thereafter, 3.0 to 1.

     The Company will also be prohibited from permitting its ratio of EBITDA to the sum of (a) total interest accrued or payable and (b) scheduled principal payments for any period of four fiscal quarters ending on the relevant date of calculation to be less than: (i) at any time after the first anniversary and on or prior to the third anniversary of Conversion, 1.0 to 1, (ii) thereafter, through and including the fourth anniversary of Conversion, 1.5 to 1, (iii) thereafter, through and including the fifth anniversary of Conversion, 2.0 to 1, and (iv) at any time thereafter, 2.5 to 1.

     In addition, the Company may not permit its ratio of indebtedness to EBITDA for the four fiscal quarters ending on the relevant calculation date to exceed:
(i) at any time after the first anniversary and on or prior to the second anniversary of Conversion, 6.0 to 1, (ii) thereafter, through and including the third anniversary of Conversion, 5.5 to 1, (iii) thereafter, through and including the fourth anniversary of Conversion, 5.0 to 1, (iv) thereafter, through and including the fifth anniversary of Conversion, 4.0 to 1, and (v) at any time thereafter, 3.0 to 1.

     From and following the Conversion Commitment Date, the Company may not make any advances or loans other than (i) extensions of credit for a period not exceeding ninety days in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and (ii) if no default exists or would result therefrom, (x) loans or extensions of credit in the ordinary course of business to affiliates, not exceeding $2.5 million in an aggregate principal amount outstanding at any one time and (y) loans or extension of credit to the Company's key management employees, not exceeding $1.25 million in an aggregate principal amount outstanding at any one time.

     Neither the Company nor any of its subsidiaries may make any payments in respect of any indebtedness subordinated to the prior payment of all amounts payable by the Company under any of the AEF Agreements, except for regularly scheduled payments of principal and interest required by the instruments evidencing such subordinated indebtedness.

     A default under either of the AEF Agreements will constitute a default under the other AEF Agreement. In addition, the AEF Agreements will be cross-defaulted to a default by the Company under any other financing agreement relating to the project or any other agreement or instrument relating to indebtedness in an aggregate principal amount exceeding five million dollars. If the Company is subject to more restrictive cross-default provisions under any other agreement providing for long-term, asset-based financing, those more restrictive cross-default provisions will be deemed to be set forth in the AEF Agreements.

     Pursuant to a Multiparty Agreement to be executed among the Company, AEF and Arianespace in connection with the AEF Agreements, if the Company is unable to obtain sufficient financing to complete the construction and launch of the satellites, and if the Company terminates the Arianespace Launch Contract, the Company will be required to pay Arianespace a termination fee ranging from 5% to 40% of the launch services price, based on the proximity of the date of termination to the scheduled launch date. The termination fee will be payable prior to the time the Company commences commercial operations and there can be no assurance that the Company will have sufficient funds to pay this fee.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's Amended and Restated Certificate of Incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share.

     As of July 31, 1997, the Company had 10,528,394 shares of Common Stock outstanding held of record by 105 persons, and had reserved for issuance 1,897,500 shares of Common Stock with respect to outstanding options and warrants.

COMMON STOCK

     Holders of the Company's Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholders' meeting and to dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. In the event of any liquidation, dissolution or winding up of the Company, each holder of the Company's Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of the Company remaining after payment of liabilities. Holders of the Company's Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued against the consideration set forth in this prospectus, fully paid and non-assessable.

     The Company's Common Stock currently is traded on the Nasdaq SmallCap Market under the symbol "CDRD." Following completion of the Offering, the Company intends to apply for quotation of the Common Stock on the Nasdaq National Market.

PREFERRED STOCK

     The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and the number of shares constituting any series, without any further vote or action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock. In addition, because the terms of such Preferred Stock may be fixed by the Board of Directors without stockholder action, the Preferred Stock could be designated and issued quickly in the event the Company determines to issue preferred stock to raise additional equity capital. The Preferred Stock could also be designated and issued with terms calculated to deter, delay or defeat a proposed take-over of the Company, or with terms making the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock. Otherwise, the Company currently has no plans to issue Preferred Stock.

5% PREFERRED STOCK

     On March 19, 1997, the Board of Directors authorized the issuance of up to 8,000,000 shares of the 5% Preferred Stock. As of July 31, 1997, there were 5,299,486 shares of the 5% Preferred Stock outstanding held of record by 48 entities, and the Company had agreed to grant a warrant to purchase an additional 486,000 shares at $25.00 per share.

     Dividends. Each share of the 5% Preferred Stock is entitled to receive dividends at the rate of $1.25 per annum, payable semi-annually on April 15 and October 15 of each year, in preference to any payment made on any other shares of capital stock of the Company. Any dividend payable on the 5% Preferred Stock may be paid, at the option of the Company, either (i) in cash or (ii) by adding the amount of such dividend to the liquidation preference of the 5% Preferred Stock. Each share of the 5% Preferred Stock is also entitled to a liquidation preference of $25 per share, plus all accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company.

     Conversion. The 5% Preferred Stock is convertible into shares of Common Stock at any time, provided that the Company is not obligated to honor any request for conversion of the 5% Preferred Stock at any time if certain governmental approvals of the issuance of the Common Stock upon such conversion have not been obtained. If such approvals (other than with respect to a conversion resulting in a holder or group of holders holding more than 50% of the voting securities of the Company) are not obtained within 270 days after the Initial Registration Deadline (as defined in the private placement agreement relating to the sale of 5% Preferred Stock), the Company is required, at the request of any holder of 5% Preferred Stock, to repurchase the shares of 5% Preferred Stock held by such holder at a purchase price per share equal to the sum of the liquidation preference plus any other cash payments due to such holder ("Cash Payments"), divided by 72.125% (the "Maximum Price"). The number of shares of Common Stock issuable upon conversion of the shares of the 5% Preferred Stock will equal the liquidation preference of the shares being converted plus any Cash Payments divided by the then-effective conversion price applicable to the Common Stock (the "5% Preferred Conversion Price"). The 5% Preferred Conversion Price, as of any date up to and including November 15, 1997, is determined in accordance with a formula based on market prices of the Common Stock or actual prices at which the converting holder sold the Common Stock, in either case, multiplied by an amount equal to one minus the Applicable Percentage set forth below. The Applicable Percentage is as follows:

             Conversion after the            Applicable
                Following Date               Percentage
                --------------               ----------
                  9/15/97                      24.875%
                  10/15/97                     25.000%
                  11/15/97                     27.875%

At any date after November 15, 1997, the 5% Preferred Conversion Price is determined in accordance with a formula based on the lowest of (i) market prices of the Common Stock between October 15, 1997 and November 15, 1997, (ii) market prices of the Common Stock during the three consecutive trading days immediately preceding the date of conversion or (iii) actual prices at which the converting holder sold the Common Stock, in any case, multiplied by 72.125%.

     The 5% Preferred Stock is at all times subject to customary anti-dilution adjustments for events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock. Three years or more after the date of original issuance of the 5% Preferred Stock, the Company may require the holders of the 5% Preferred Stock to convert such shares into Common Stock at the then applicable 5% Preferred Conversion Price and all Cash Payments due on a date specified in the notice of forced conversion. However, the Company will not have the right to require such conversion if the Company has commenced bankruptcy proceedings, has ceased operations or is in default for money borrowed in excess of $50 million.

     REQUIRED REDEMPTION. The Company must reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the 5% Preferred Stock, at least such number of shares of its Common Stock that is the greater of (i) ten million shares and
(ii) 1.5 times the number as shall from time to time be sufficient to effect the conversion of all outstanding shares of the 5% Preferred Stock. If the Company does not have sufficient shares of Common Stock reserved to effect the conversion of all outstanding shares of 5% Preferred Stock, then at any time at the request of any holder of shares of the 5% Preferred Stock, the Company must purchase from such holder the number of shares of 5% Preferred Stock equal to such holder's pro-rata share of the number of shares of 5% Preferred Stock that would not be able to be converted due to an insufficient number of shares of Common Stock reserved for such purpose at the Maximum Price. In addition, if, prior to the earlier of April 21, 1998 or the closing of a Qualifying Offering, the FCC awards more than two licenses (including the license awarded to the Company) permitting the licensee to provide satellite digital audio radio services and more than two licensees (including the Company) commence or announce an intention to commence satellite digital audio radio services, then upon the request of the holders of more than one-third of the outstanding shares of the 5% Preferred Stock, the Company must purchase one-half of the shares of the 5% Preferred Stock held by each requesting shareholder at a purchase price per share equal to the sum of the liquidation preference for a share of 5% Preferred Stock plus any Cash Payments divided by one minus the Applicable Percentage. If a Reorganization occurs or is proposed, each holder of the 5% Preferred Stock may require the Company to redeem the 5% Preferred Stock at the Maximum Price. A "Reorganization" is defined as any reorganization or any reclassification of the Common Stock or other capital stock of the Company or any consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company to any other person. If the holder of 5% Preferred Stock chooses not to require the Company to redeem such holder's shares, the shares will be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of 5% Preferred Stock not so redeemed would have been entitled upon the Reorganization.

     REDEMPTION. The 5% Preferred Stock may be redeemed in whole but not in part at 72.125% of the Maximum Price by the Company at any time beginning on the date that is ten months after the date of original issuance of the 5% Preferred Stock, plus one day for each day during which any registration statement with respect to the Common Stock issuable upon conversion of the 5% Preferred Stock is suspended or the related prospectus is not current, complete or otherwise usable. The Company may not exercise its right of redemption unless (i) the average closing price of the Common Stock as reported in The Wall Street Journal for the twenty consecutive trading days prior to the notice of redemption shall equal or exceed $18 per share (subject to adjustments) and (ii) the shares of Common Stock issuable upon conversion of the 5% Preferred Stock are registered for resale by an effective registration statement under the Securities Act of 1933, as amended. The Company also may redeem the 5% Preferred Stock in whole but not in part at the Maximum Price if the Company sells Common Stock for cash in an amount not less than $100 million in a registered underwritten public offering on or prior to October 15, 1997. The Company is currently soliciting the approval of its stockholders including, pursuant to the Solicitation, the holders of the 5% Preferred Stock, to an amendment to the Certificate of Designations of the 5% Preferred Stock that would permit the Company to redeem the 5% Preferred Stock in whole but not in part following the offering of any securities (including common stock, preferred stock and debt securities or any combination thereof) for cash in an amount of not less than $100 million on or prior to November 15, 1997.

      CASH PAYMENTS. The Preferred Stock Investment Agreement specifies certain circumstances in which the Company must make a cash payment to each holder of the 5% Preferred Stock (or underlying securities issued or issuable upon conversion of the 5% Preferred Stock). The Company must make a cash payment in an amount per share equal to 3% of the liquidation preference of the 5% Preferred Stock per month to each holder if the Company fails (i) to honor any request for conversion of the 5% Preferred Stock as permitted by the terms and conditions of the 5% Preferred Stock or (ii) to maintain the listing of the Common Stock on Nasdaq, the New York Stock Exchange or the American Stock Exchange. A similar cash payment must be made if, after effecting a registration statement with respect to the resale of Common Stock issuable upon conversion of the 5% Preferred Stock, the use of the prospectus is suspended for more than 60 cumulative days in the aggregate in any twelve month period. In addition, if the Company fails at any time to reserve a sufficient number of shares of Common Stock for issuance upon conversion of the 5% Preferred Stock, it must make a cash payment equal to 3% of the liquidation preference (proportionately reduced by the amount of shares that are so authorized and reserved) per month to the holders of the 5% Preferred Stock. The Preferred Stock Investment Agreement also provides that prior to the completion of a Qualifying Offering, the Company must not undertake to conduct any debt or equity financing that is not either pari passu or junior to the 5% Preferred Stock in seniority, structure and maturity.

      VOTING RIGHTS. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of the 5% Preferred Stock have no voting rights. Consent of the holders of a majority of the 5% Preferred Stock is required before the Company may take certain corporate actions or pay dividends on Common Stock. In addition, certain other corporate actions taken in connection with a partial repurchase of 5% Preferred Stock require the consent of all holders of the 5% Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Section 203 of the Delaware General Corporation Law ("Section 203") generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder unless (i) prior to such time, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder. Under Section 203, these restrictions will not apply to certain Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in
Section 203 did not apply for reasons specified in Section 203, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to such person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

     The provisions of Section 203, coupled with the Board's authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in control of the Company. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders. The Company's stockholders, by adopting an amendment to the Certificate, may elect not to be governed by Section 203 effective 12 months after such adoption. Neither the Certificate nor the Bylaws exclude the Company from the restrictions imposed by Section 203.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Stock Offering, the Company will have outstanding _______ shares of Common Stock. Of these shares, ________ shares, including the
_______ shares sold in the Stock Offering plus any additional shares sold upon exercise of the Underwriters' over-allotment option, will be freely tradable without restriction or further registration under the Securities Act except for any of such shares held by "affiliates" of the Company.

     The remaining _______ shares of Common Stock held by the existing stockholders are "restricted securities" under the Securities Act. Of these restricted securities, _______ shares are held by executive officers, directors and certain shareholders who, together with the Company, have agreed not to sell, contract to sell, or otherwise dispose of, any shares of Common Stock without the consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days after the date of this Prospectus. Upon expiration of such agreements, _______ of such shares will be eligible for sale in the public markets in accordance with Rule 144. The remainder will become eligible for public sale at various times after such date in accordance with the provisions of Rule 144. Of the _______ shares not subject to such agreements, _______ will be eligible for sale in the public markets in accordance with Rule 144 immediately following the Stock Offering and the remainder will become eligible for public sale at various times after the Stock Offering in accordance with the provisions of Rule 144.

     In general, under Rule 144 as currently in effect, beginning 90 days after the conclusion of the Stock Offering, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an affiliate of the Company. Certain of the Company's current stockholders have demand and incidental registration rights. See "Principal Stockholders."

     The Company has granted options to purchase 1,733,000 shares of Common Stock to certain officers and key employees of the Company pursuant to the Stock Plans. Of the shares underlying these outstanding options, _______ are subject to the agreements described above restricting the sale of such shares for a period of 180 days after the date of this Prospectus. Following this Stock Offering, the Company intends to file a registration statement under the Securities Act to register shares of Common Stock issuable upon the exercise of stock options granted under the Company's Stock Option Plans. Except as limited by the agreements described above and by Rule 144 volume limitations applicable to affiliates, shares issued upon the exercise of stock options after the effective date of such registration statement generally will be available for sale in the open market. In addition, _______ shares of 5% Preferred Stock that were convertible into Common Stock prior to this Stock Offering may be converted into shares of Common Stock beginning 180 days after the closing date of this Stock Offering and such shares of Common Stock may be freely sold by such holders who are not deemed affiliates of the Company.

     The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.
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                                                                             124

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of certain United States federal income tax consequences applicable under current law to holders of 5% Preferred Stock who exchange such stock for New Preferred Stock and Common Stock pursuant to the Exchange Offer is for general information only and is not intended as a substitute for careful tax planning. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated by the U.S. Department of the Treasury ("Treasury Regulations"), and Internal Revenue Service ("Service") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that could adversely affect a holder of the New Preferred Stock and Common Stock received pursuant to the Exchange Offer. The discussion does not cover all aspects of Federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular persons, and it does not deal with state, local or foreign income or other tax laws. Certain holders (including financial institutions, tax-exempt organizations, broker-dealers, insurance companies, and foreign individuals and entities) may be subject to special rules not discussed below. The discussion assumes that recipients of New Preferred Stock and Common Stock will hold the New Preferred Stock and Common Stock as capital assets within the meaning of Section 1221 of the Code. Persons considering exchanging 5% Preferred Stock for New Preferred Stock and Common Stock should consult their own tax advisors with respect to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

EXCHANGE OF 5% PREFERRED STOCK FOR NEW PREFERRED STOCK AND COMMON STOCK

THE 1997 TAX ACT

     The tax consequences of the Exchange Offer may be significantly affected by the Taxpayer Relief Act of 1997 ("1997 Tax Act"), which was enacted on August 5, 1997 and has not yet been subject to any administrative or judicial interpretation. Under the 1997 Tax Act, gain (but not loss) will be recognized upon the receipt of Nonqualified Preferred Stock (as defined below) and common stock of a corporation in exchange for property other than Nonqualified Preferred Stock of that corporation. Accordingly, if the New Preferred Stock is Nonqualified Preferred Stock and the 5% Preferred Stock is not Nonqualified Preferred Stock, then an exchange of 5% Preferred Stock for New Preferred Stock and Common Stock will require the recognition of any gain realized on the exchange, but not in excess of the fair market value of the New Preferred Stock. Any such gain likely would be treated as short-term capital gain. If, under the 1997 Tax Act either (i) both the 5% Preferred Stock and the New Preferred Stock are Nonqualified Preferred Stock, or (ii) the New Preferred Stock is not Nonqualified Preferred Stock, then the Exchange Offer should be tax free (except to the extent that any New Preferred Stock or Common Stock received is treated as payment for the holder's Consent to amend the Certificate of Designations of the 5% Preferred Stock ("Consent Payment"). In such event, the aggregate tax basis of the New Preferred Stock and Common Stock will be equal to the tax basis of the 5% Preferred Stock for which it is exchanged, and such aggregate tax basis will be allocated between the Common Stock and the New Preferred Stock in proportion to their relative fair market values.

     Nonqualified Preferred Stock is defined as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent if, in addition, any of the following requirements are met:
(i) the holder of such stock has the right to require the issuer or a related person to redeem or purchase the stock, (ii) the issuer or a related person is required to redeem or purchase such stock, (iii) the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that such right will be exercised, or (iv) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices. The Committee Report accompanying the 1997 Tax Act provides that in no event will a conversion privilege into stock of the issuer automatically be considered to constitute participation in corporate growth to any significant extent.

TREATMENT OF NEW PREFERRED STOCK UNDER THE 1997 TAX ACT

     The New Preferred Stock is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. In addition, New Preferred Stock is not mandatorily redeemable. Therefore, New Preferred Stock will be considered Nonqualified Preferred Stock only if it is determined that
(i) as of the issue date, it is more likely than not that the Company will redeem the New Preferred Stock, (ii) the holders have a right to require the Company to repurchase the New Preferred Stock and such right is not subject to a contingency which, as of the issue date, makes remote the likelihood of such repurchase or (iii) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices or other similar indices.

     The Company has the right to redeem the New Preferred Stock in accordance with its terms; however, there currently exists no authority interpreting the meaning of whether a corporation will be viewed as "more likely than not" to exercise a redemption right for this purpose. It is possible, however, that the meaning of this provision will be interpreted consistently with Treasury Regulations under Section 305 of the Code. Those Treasury Regulations include a "safe harbor" providing that a redemption pursuant to an issuer's right to redeem is not treated as more likely than not to occur if (i) the issuer and the holder are not related by more than 20% common ownership, (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under principles similar to those applicable to original issue discount on debt instruments. It is not clear whether or not this safe harbor would apply. However, the Company believes that the New Preferred Stock should not be viewed as of its issue date as being more likely than not to be redeemed under the standards of the Section 305 Treasury Regulations; accordingly, if the provisions of the Section 305 Treasury Regulations apply in this context, the New Preferred Stock might well not be Nonqualified Preferred Stock. Currently, however, it is not clear whether the principles of the Section 305 Treasury Regulations will be applied in determining whether a redemption is more likely than not to occur under the provisions of the 1997 Tax Act.

     The Company is required to make an offer to repurchase the New Preferred Stock upon a Change in Control (as defined herein) of the Company. Therefore, a Change in Control will give holders of New Preferred Stock the right to require the Company to repurchase such stock. Under the 1997 Tax Act, this right will cause the New Preferred Stock to be treated as Nonqualified Preferred Stock only if a Change in Control is not a contingency which, as of the issue date, makes remote the likelihood of such a repurchase. There currently exists no authority interpreting the meaning of a remote likelihood of repurchase as used in this provision. Because it is not clear under the 1997 Tax Act whether it is more likely than not that the Company will exercise its right to redeem the New Preferred Stock, or whether a Change in Control is a contingency that makes remote the likelihood that the holders of New Preferred Stock will exercise their right to have the stock repurchased, it is not clear whether the New Preferred Stock will be treated as Nonqualified Preferred Stock.

     The dividend rate of the New Preferred Stock may be set one time at a rate based on the interest rate of the Company's Notes. Although there is no authority interpreting the relevant provision of the 1997 Tax Act, the Company believes that this feature of the New Preferred Stock should not cause such stock to be considered to have a "dividend rate that varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices." Therefore, this feature should not cause the New Preferred Stock to be considered Nonqualified Preferred Stock.

TREATMENT OF 5% PREFERRED STOCK UNDER THE 1997 TAX ACT

     Because the 5% Preferred Stock is convertible at all times into Common Stock of a value in excess of the Liquidation Preference of the 5% Preferred Stock plus any other Cash Payments due to the holder of such 5% Preferred Stock (with the amount of such excess increasing over time), it is possible that the 5% Preferred Stock may be viewed as participating in corporate growth to a significant extent. If so, then the 5% Preferred Stock would not be treated as Nonqualified Preferred Stock under the 1997 Tax Act. The 5% Preferred Stock is not mandatorily redeemable, nor does the dividend rate on such stock vary with reference to interest rates, commodity prices, or other similar indices. Therefore the 5% Preferred Stock will be treated as Nonqualified Preferred Stock if it is determined that it falls within either of the two tests from the 1997 Tax Act discussed above with respect to the New Preferred Stock. It is not clear whether the 5% Preferred Stock would meet the "more likely than not" test whether or not the principles of the Section 305 Treasury Regulations apply. In addition, it is not clear whether the contingencies to which the holder's right to require redemption of the 5% Preferred Stock is subject will be considered to make remote the likelihood of such a redemption.

     If the 5% Preferred Stock is not Nonqualified Preferred Stock, and the New Preferred Stock is Nonqualified Preferred Stock, then an exchange of 5% Preferred Stock for New Preferred Stock and Common Stock will be a taxable transaction in which gain (but not loss) is recognized in the amount equal to the lesser of (i) the difference between the fair market value of the New Preferred Stock and Common Stock received, and the basis in the 5% Preferred Stock surrendered or (ii) the fair market value of the New Preferred Stock received (plus, in either case, the tax on any amount treated as a Consent Payment (see below)). In such event the tax basis of the New Preferred Stock would be equal to its fair market value, and the tax basis of the Common Stock would be equal to the tax basis of the 5% Preferred Stock exchanged for both Common Stock and New Preferred Stock, decreased by the fair market value of the New Preferred Stock received and increased by the amount of gain the holder was required to recognize on the exchange.

POSSIBLE TREATMENT OF NEW PREFERRED STOCK AS SECTION 306 STOCK

     If the Exchange Offer is not a taxable event (aside from a tax on a possible Consent Payment (see below)), the New Preferred Stock received pursuant to the Exchange Offer could, under certain circumstances, be treated as "Section 306 Stock," thereby subjecting holders to ordinary income or dividend treatment on certain dispositions of the stock, if the Company has earnings or profits. The

Company does not have accumulated earnings and profits and does not expect to have earnings and profits for the year 1997. If the Company does not have earnings and profits for the year 1997, then the New Preferred Stock will not be treated as Section 306 Stock.

POSSIBLE CONSTRUCTIVE SECTION 305 STOCK DISTRIBUTION

     It is possible that, to the extent of any dividend arrearages of the 5% Preferred Stock, there may be a constructive Section 305 stock distribution with respect to an exchange of such stock for New Preferred Stock and Common Stock. However, because any unpaid dividends are added to the liquidation preference of the 5% Preferred Stock causing a change in the conversion ratio of such stock, the Company believes there should be considered no dividend arrearages with respect to the 5% Preferred Stock.

POSSIBLE TREATMENT OF A PORTION OF STOCK RECEIVED AS A CONSENT PAYMENT

     It is possible that a portion of New Preferred Stock received pursuant to the Exchange Offer will be treated as a Consent Payment. See "The Exchange Offer -- The Consent Solicitation." If a portion of New Preferred Stock is treated as such a payment, the value of such stock treated as a payment will be ordinary income to the recipient, and the basis of such stock will be its fair market value. The Company believes and intends to take the position that no portion of the New Preferred Stock or Common Stock is a payment for the holder's Consent.

POSSIBLE DIVIDEND TREATMENT UPON EXCHANGE OF 5% PREFERRED STOCK FOR NEW PREFERRED STOCK AND COMMON STOCK

     If gain is recognized on the exchange of 5% Preferred Stock for New Preferred Stock and Common Stock, it is possible under certain circumstances that a portion of that gain would be treated as a dividend if the Company has accumulated earnings and profits. However, the Company does not have accumulated earnings and profits through 1996, and does not expect to have earnings and profits for the year 1997. Therefore, no gain on an exchange pursuant to the Exchange Offer should be treated as a dividend.

DIVIDENDS ON NEW PREFERRED STOCK

     Distributions with respect to the New Preferred Stock and Common Stock paid by the Company in cash will be treated as dividends and taxable as ordinary income to the extent that the distributions are made out of either the Company's current or accumulated earnings and profits. To the extent that such a distribution is not made out of the Company's current or accumulated earnings and profits, the distribution will first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of New Preferred Stock or Common Stock held, and then, to the extent the distribution exceeds such basis, will result in a gain from the sale or exchange of such stock.

     In calculating their taxable income, corporate stockholders will generally be eligible to claim a dividends-received deduction (currently 70% of the amount of the dividend for most corporate stockholders) with respect to distributions that are treated as dividends on the New Preferred Stock and Common Stock (i.e., distributions out of earnings and profits, which the Company does not believe that it currently has and does not expect to have until after it commences commercial operations). However, complex rules apply which may cause disallowance or limitation of the dividends-received deduction under circumstances described in the Code. For instance, Section 246A of the Code reduces the dividends-received deduction allowed to a corporate holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. In addition, Section 246(c) of the Code, as recently amended by the 1997 Tax Act, requires that in order to be eligible for the dividends-received deduction, a corporation must generally hold the shares of stock for at least 46 days during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. (With respect to the New Preferred Stock, if a dividend is attributable to a period or periods aggregating in excess of 366 days, then the stock must be held for at least 91 days during the 180-day period beginning on the date which is 90 days before the date on which such share becomes ex-dividend with respect to such dividend.) For this purpose, the corporation's holding period is reduced by periods during which its position in the stock is hedged in the manner described in Section 246(c)(4) of the Code. In addition, in computing the alternative minimum tax, corporate stockholders may be required to make certain adjustments in calculating their alternative minimum taxable income. Corporate stockholders should consult their own tax advisors as to the possible application of these provisions.

     The basis of stock that has been held by a corporate stockholder for not more than two years is reduced (but not below zero) by the non-taxed portion of any "extraordinary dividend" received with respect to such stock. Moreover, if the non-taxed portion of such dividends exceeds such basis, such excess shall be treated as gain from the sale or exchange of such stock for the taxable year in which the extraordinary dividend is received. In determining whether a holder satisfies the holding period requirement, the length of the holding period is determined as of the date that the issuer declares, announces or agrees to the payment or the amount of a dividend, whichever is the earliest.

     Generally, an extraordinary dividend is a dividend that (i) equals or exceeds 5% of the holder's basis in stock preferred as to dividends, or 10% of the holder's basis in any other stock (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's basis in the stock (treating all dividends having ex-dividend dates within a 365-day period as a single dividend.) If the holder is able to establish, to the satisfaction of the Service, the fair market value of the stock as of the day before the ex-dividend date, the holder may elect to substitute such fair market value for the holder's basis in applying these tests.

ADJUSTMENT OF CONVERSION PRICE

     Section 305 of the Code and applicable Treasury Regulations also provide that under certain circumstances, adjustments in the conversion price of convertible stock and other similar transactions (including the failure to adjust the conversion rate) may be treated as constructive distributions of stock taxable as a dividend if (i) as a result, the proportionate interest of the holder of such convertible preferred stock in the assets or earnings and profits of the issuer is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. The operation of certain aspects of the conversion price adjustment provisions of the New Preferred Stock may fit within these parameters, and accordingly the holder thereof would be deemed to have received a constructive distribution that may be taxable as a dividend, notwithstanding the fact that the holders of the New Preferred Stock do not actually receive cash or property.

REDEMPTION PREMIUM

     Under Section 305 of the Code and the Treasury Regulations thereunder, if the redemption price of shares of preferred stock exceeds the issue price (which is generally the price paid in cash or property for the shares at original issuance) by more than a de minimis amount, the excess may be taxable as a constructive distribution of additional stock to the holder taken into account under principles similar to those applicable to original issue discount on debt instruments. If such a constructive distribution were to occur, a holder could be required to recognize ordinary income for tax purposes (if the Company has current or accumulated earnings and profits) without receiving a corresponding distribution of cash. An issuer's right to redeem stock results in constructive distribution treatment only if, based on all the facts and circumstances as of the issue date, redemption pursuant to the right is more likely than not to occur. As discussed above, the Company does not believe that redemption should be viewed as more likely than not to occur for this purpose. Moreover, even if redemption is more likely than not to occur, constructive distribution treatment does not apply if the redemption premium is solely in the nature of a penalty for premature redemption. The Company believes that the redemption premium should be viewed as in the nature of a penalty for premature redemption.

CONVERSION

     Conversion of the New Preferred Stock into Common Stock and cash could possibly result in the recognition of gain (but not loss) in an amount equal to the lesser of (i) the difference between (a) the sum of the cash and the fair market value of the Common Stock received, and (b) the basis of the New Preferred Stock surrendered, and (ii) the amount of cash received in exchange. (It is possible under certain circumstances that a portion of that gain would be treated as a dividend to the extent of the Company's accumulated earnings and profits at the time of the conversion.) In such event the tax basis of the Common Stock would be equal to the tax basis of the New Preferred Stock exchanged for such Common Stock, decreased by the amount of cash received and increased by the amount of gain the holder was required to recognize on the exchange. The holding period of the Common Stock received upon conversion would include the holding period of the New Preferred Stock converted. (If the exchange of 5% Preferred Stock for New Preferred Stock and Common Stock is treated as a tax-free exchange (aside from a tax on a possible Consent Payment, as discussed above), then the holding period of such New Preferred Stock will also include the time during which the 5% Preferred Stock was held, excluding New Preferred Stock received as a Consent Payment.)

     Alternatively, in a conversion of New Preferred Stock into Common Stock and cash, the amount of cash received with respect to accumulated dividends could possibly be treated as a dividend to the extent of the Company's accumulated and current earnings and profits at the time of the conversion. To the extent that the amount of such cash exceeds the Company's current or accumulated earnings and profits, such amount will first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of New Preferred Stock or Common Stock held, and then, to the extent such amount exceeds such basis, will result in a gain from the sale or exchange of stock. In such case, the tax basis of the Common Stock would be equal to the tax basis of the New

Preferred Stock exchanged for such Common Stock, and the holding period of the Common Stock would include the holding period of the New Preferred Stock converted.

SALE OR REDEMPTION

COMMON STOCK RECEIVED PURSUANT TO THE EXCHANGE OFFER

     Upon the sale or exchange of Common Stock received pursuant to the Exchange Offer, the holder will recognize gain or loss equal to the difference between the amount realized and his or her tax basis in the Common Stock. The resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period of the Common Stock was longer than one year. For individuals, gain from such a transaction will be taxed at rates that vary depending upon whether the holding period of the stock exchanged was one year or less, more than one year but not more than 18 months, or more than 18 months. For this purpose, the holding period of the Common Stock will include the holding period of the 5% Preferred Stock in exchange for which it was received unless such Common Stock was treated as a Consent Payment.

NEW PREFERRED STOCK OR THE COMMON STOCK INTO WHICH IT IS CONVERTED

     In the event that the New Preferred Stock is not treated as Section 306 Stock (see "-- Exchange of 5% Preferred Stock for New Preferred Stock and Common Stock"), upon the sale or exchange of the New Preferred Stock or the Common Stock into which it is converted, the holder will recognize gain or loss equal to the difference between the amount realized and his or her tax basis in the New Preferred Stock or the Common Stock into which it is converted. The resulting gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the New Preferred Stock or the Common Stock into which it is converted was held for more than one year. (If the exchange of 5% Preferred Stock for New Preferred Stock and Common Stock is treated as a tax-free exchange, then the holding period of the New Preferred Stock will also include the time during which the 5% Preferred Stock was held, excluding New Preferred Stock received as a Consent Payment, which will have a holding period beginning on the date of its issuance.) For individuals, gain from such a transaction will be taxed at rates that vary depending upon whether the stock exchanged was held for one year or less, more than one year but not more than 18 months, or more than 18 months.

     If the Company redeems shares of New Preferred Stock solely for cash, such redemption will be taxable as a sale or exchange if the redemption (i) results in a "complete termination" of the holder's stock interest in the Company under
Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the holder under Section 302(b) of the Code, (iii) is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code, or (iv) is from a non-corporate holder in partial liquidation of the Company under Section 302(b)(4) of the Code. In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in Section 318 of the Code (pursuant to which a holder will be deemed to own shares owned by certain related individuals and entities or shares subject to an option), as well as the shares actually owned, would generally be taken into account. If a redemption of shares of New Preferred Stock solely for cash satisfies any of the above Section 302 tests with respect to a holder, such holder will recognize gain or loss based on the difference between the amount of cash received and the holder's tax basis in the redeemed shares. If such a redemption does not satisfy any of the Section 302 tests, the gross proceeds will be treated as a distribution taxable as a dividend to the extent of the Company's current and accumulated earnings and profits and any excess will be treated first as a return of capital and then as a gain upon a sale or exchange of the New Preferred Stock. A holder whose proceeds of a redemption are taxed as a dividend would transfer the tax basis in the New Preferred Stock redeemed (reduced for any amounts treated as a non-taxed portion of extraordinary dividends or a return of capital) to any stock interest retained in the Company.

     If the Company redeems shares of New Preferred Stock in whole or in part for Common Stock, such exchange could possibly be treated as a taxable exchange in which gain (but not loss) is recognized in an amount equal to the lesser of
(i) the difference between (a) the sum of the cash received and the fair market value of the Common Stock received and (b) the basis in the New Preferred Stock surrendered or (ii) amount of cash received. (It is possible under certain circumstances that a portion of that gain would be treated as a dividend to the extent of the Company's accumulated earnings and profits at the time of redemption.) In such event the tax basis of the Common Stock would be equal to the tax basis of the New Preferred Stock exchanged for the Common Stock and cash, decreased by the amount of cash received by the holder, increased by the amount of gain the holder was required to recognize on the exchange. The holding period of the Common Stock received upon the exchange would include the holding period of the New Preferred Stock surrendered. (If the exchange of 5% Preferred Stock for New Preferred Stock and Common Stock is treated as a tax-free exchange (aside from a tax on a possible Consent Payment, as discussed above), then the holding period of such New Preferred Stock will also include the time during which the 5% Preferred Stock was held, excluding New Preferred Stock received as a Consent Payment.

     Alternatively, in a redemption of New Preferred Stock in whole or in part for Common Stock, the amount of cash received with respect to accumulated dividends could possibly be treated as a dividend to the extent of the Company's accumulated and current earnings and profits at the time of redemption. To the extent that such cash received exceeds the Company's current or accumulated earnings and profits, such amount will first constitute a non-taxable return of capital, reducing the holder's adjusted tax basis in the shares of New Preferred Stock or Common Stock held, and then, to the extent such amount exceeds such basis, will result in a gain from the sale or exchange of stock. In such cash, the exchange of New Preferred Stock for Common Stock and cash (excluding the amount of cash received with respect to accumulated dividends) will be treated as described in the paragraph above.

BACK-UP WITHHOLDING

     Under Section 3406 of the Code and applicable Treasury Regulations, a holder of New Preferred Stock or Common Stock may be subject to back-up withholding tax at the rate of 31% with respect to dividends paid or on the proceeds of a sale, exchange or redemption of the New Preferred Stock or Common Stock (whether acquired through the Exchange Offer or through the exercise of the conversion privilege). The Company will be required to deduct and withhold the tax if (i) the holder fails to furnish a taxpayer identification number ("TIN") to the Company, (ii) the IRS notifies the Company that the TIN furnished by the holder is incorrect, (iii) there has been a notified holder under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (iv) there has been a failure of the holder to certify under the penalty of perjury that the holder is not subject to withholding under Section 3406(a)(1)(C) of the Code. The Company will be required to withhold a tax equal to 31% from any dividend or redemption payment made with respect to the New Preferred Stock or Common Stock if any one of the events discussed above occurs. Holders should consult their tax advisors regarding their qualification for exemption from back-up withholding and the procedure for obtaining any applicable exemption.

     The foregoing summary is included herein for general information only. Accordingly, prospective participants in the Exchange Offer should consult with their own tax advisors as to the specific tax consequences to them, including the application and effect of state, local and foreign income and other tax laws.

                                 LEGAL OPINIONS

     The validity of the shares of New Preferred Stock to be issued in the Exchange Offer will be passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Certain legal matters will be passed upon for the Dealer Manager by Shearman & Sterling, New York, New York.

                             INDEPENDENT ACCOUNTANTS

     The consolidated financial statements of the Company as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of 5% Preferred Stock and any other required documents should be sent by each stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of the addresses as set forth below:

                             The Exchange Agent is:

By Mail:                                      By Hand or Overnight Courier:

                            By Facsimile Transmission
                        (For Eligible Institutions Only):

         Confirm Receipt of Notice of Guaranteed Delivery by Telephone:

                             The Information Agent:

     Any questions or requests for assistance or additional copies of this Prospectus or the Letter of Transmittal may be directed to the Dealer Manager or the Exchange Agent at their telephone numbers and locations set forth on this page. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Exchange Offer.

                  The Dealer Manager for the Exchange Offer is:

                               Merrill Lynch & Co.
                        Merrill Lynch World Headquarters
                                   North Tower
                             World Financial Center
                            New York, New York 10281
                                    Contact:
                              (212) [           ]

                             Stockholder Inquiries:

                          (800) [         ] (Toll Free)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains provisions limiting the liability of the directors to the Company and to its shareholders to the full extent permitted by Delaware law.

     Any underwriting agreement or agency agreement with respect to an offering of securities registered hereunder will provide for indemnification of the registrant and its officers and directors by the underwriters or agents, as the case may be, against certain liabilities including liabilities under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The Exhibit Index beginning on page E-1 is hereby incorporated by reference.

ITEM 22. UNDERTAKINGS

     The undersigned hereby undertakes:

     (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 29, 1997.

                              CD RADIO INC.

                                    By:  /s/David Margolese
                                       ------------------------------------
                                       David Margolese
                                       Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints David Margolese or Lawrence F. Gilberti or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                              Date
---------                    -----                              ----

/s/ David Margolese          Chairman and Chief                 August 29, 1997
David Margolese              Executive Officer
                             (Principal Executive Officer)

/s/ Robert D. Briskman       Director                           August 29, 1997
Robert D. Briskman

/s/ Lawrence F. Gilberti     Director                           August 29, 1997
Lawrence F. Gilberti

/s/ Peter K. Pitsch          Director                           August 29, 1997
Peter K. Pitsch

/s/ Jack Z. Rubinstein       Director                           August 29, 1997
Jack Z. Rubinstein

Signature                    Title                              Date
---------                    -----                              ----

/s/ Ralph V. Whitworth       Director                           August 29, 1997
Ralph V. Whitworth

/s/ Andrew J. Greenebaum     Principal Financial and            August 29, 1997
Andrew J. Greenebaum         Accounting Officer

                                  EXHIBIT INDEX

EXHIBIT   DESCRIPTION
 NUMBER

     1**  Dealer Manager Agreement
   4.1 Description of Capital Stock contained in the Amended and Restated Certificate of Incorporation.
   4.2 Description of Rights of Security Holders contained in the Amended and Restated Bylaws.
   4.3 Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Form 10-Q for the period ended March 31, 1996).
   4.4    Form of Indenture for the Company's Notes.
   5.1    Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
  12.1    Statement Re Computation of Ratios.
  23.1    Consent of Coopers & Lybrand L.L.P.
  23.2    Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in
          Exhibit 5)
  24.1    Power of Attorney (included on signature page).
----------

    ** Document to be filed by amendment.


                                       E-1